PROXY                           CONSOLIDATED                      SUPPLEMENTAL
STATEMENT                         FINANCIAL                          FINANCIAL
                                 STATEMENTS                        INFORMATION




NOTICE OF ANNUAL MEETING                                       PACIFIC*TELESIS
                                                               Group




TO THE SHAREOWNERS OF PACIFIC TELESIS GROUP:

The 1994 Annual Meeting of Shareowners of Pacific Telesis Group will be held at the Masonic Auditorium, 1111 California Street, San Francisco, California, on Friday, April 29, 1994 at 10:00 a.m., for the following purposes:

1. To elect the four directors constituting Class I of the Corporation's Board of Directors to serve a three-year term.

2. To ratify the appointment of Coopers & Lybrand as the Corporation's independent auditors for the year 1994.

3.  To approve the adoption of the Corporation's 1994 Stock Incentive Plan.

4. To act upon other matters that properly come before the meeting or any adjournment thereof, such as voting on the shareowner proposals which begin on page 25 of the proxy statement. (The directors oppose these proposals.)

Shareowners of record at the close of business on February 28, 1994 will be entitled to vote at the meeting or any adjournment of the meeting.








March 19, 1994                                               Richard W. Odgers
                                                             Secretary

                               TABLE OF CONTENTS

Notice of Annual Meeting                                           Page
                                                                   ----
Proxy Statement

    Voting of Shares ............................................    1

    Board of Directors ..........................................    2

    Election of Directors
         (Item A on Proxy Card) .................................    4

    Director Compensation and Related Transactions ..............    6

    Stock Ownership .............................................    9

    Report of the Compensation and Personnel Committee ..........   10

    Compensation and Personnel Committee Interlocks
         and Insider Participation ..............................   12

    Executive Compensation ......................................   12

    Ratification of Appointment of Auditors
         (Item B on Proxy Card) .................................   19

    Directors' Proposal to Approve 1994 Stock Incentive Plan
         (Item C on Proxy Card) .................................   19

    Shareowners' Proposals to:

         Eliminate the Staggered Board
            (Item D on Proxy Card) ..............................   25

         Institute a Salary Ceiling on Senior Executive
            Officer, Director or Consultant Compensation
            (Item E on Proxy Card) ..............................   26

         Link Chief Executive Compensation
            to Corporate Performance
            (Item F on Proxy Card)...............................   28

    Other Matters to Come Before the Meeting ....................   30

    Solicitation of Proxies .....................................   31

    Proposals for the 1995 Annual Meeting .......................   31

    Multiple Copies of Summary Annual Report to Shareowners .....   31

                           TABLE OF CONTENTS Cont'd

                                                                  Page
                                                                  ----
Annual Financial Review

    Management's Discussion and Analysis ........................ F-1

    Selected Financial and Operating Data ....................... F-25

    Report of Management ........................................ F-27

    Report of Independent Accountants ........................... F-29

    Consolidated Financial Statements ........................... F-30

    Notes to Consolidated Financial Statements .................. F-37

    Stock Trading Activity and Dividends Paid ................... F-64

PacTel Corporation and Subsidiaries Supplemental Financial
    Information ................................................. F-65

Pacific Telesis Group
130 Kearny Street
San Francisco, California 94l08

                                PROXY STATEMENT

This proxy statement and the accompanying proxy card are being mailed beginning March 19, 1994 to shareowners of Pacific Telesis Group (the "Corporation") in connection with the solicitation of proxies by the Board of Directors (the "Board") for the Annual Meeting of Shareowners ("Annual Meeting") to be held on April 29, 1994.

Proxies are solicited to give all shareowners of record on February 28, 1994 an opportunity to vote on matters scheduled for the meeting and described in the proxy materials. Shares can only be voted if the shareowner is present in person or is represented by proxy. Any person giving a proxy may revoke it at any time before the meeting by sending in a written revocation or a proxy bearing a later date. Shareowners may also revoke their proxies by attending the meeting in person and casting a ballot. If proxy cards are signed and returned without specifying choices, the shares represented by the proxy card will be voted as recommended by the Board.

The Corporation has adopted a policy that provides all shareowners (with some modifications in policy for shareowners who are employee benefit plan participants) the option to request that any proxy, ballot or voting instruction be kept confidential, except as required by law, or in the event of a contested proxy solicitation, or to the extent confidentiality is expressly waived in writing by the shareowner. The policy also provides for the tabulation of the vote by employees of the Corporation's transfer agent or by some other independent third party and for the certification of the vote by an independent inspector of election. The Corporation may, however, be informed if a particular shareowner has voted and may receive periodic status reports on the aggregate vote. If you desire to keep your vote confidential, please mark the designated box on your proxy card. Your written comments on proxies or ballots may also be made available to the Corporation, but your name and address will not be disclosed if you request confidentiality.

VOTING OF SHARES

Your vote is important. We urge you to return your marked proxy card promptly. The holders of a majority of the shares of common stock issued and outstanding and entitled to vote, whether present in person or represented by proxy, constitutes a quorum. Shares represented by executed proxies received by the Corporation will be counted as present or represented at the meeting for purposes of establishing a quorum, regardless of how or whether such shares are voted on any specific proposal. Abstentions will be treated as votes cast on a particular matter as well as shares present and represented at the meeting. Where nominee recordholders do not vote on specific issues because they did not receive specific instructions on such issues from the beneficial owners of such shares (broker "nonvotes"), such broker nonvotes will not be treated as either votes cast or shares present.

An affirmative vote of the holders of a plurality of the votes cast at the meeting is required for the election of directors. An affirmative vote of the holders of a majority of the shares present or represented at the meeting is required for the approval of each of the other matters to be voted upon.

Highlights of the meeting will be included in the Second Quarter Report of Shareowners which will be mailed in July.

If a shareowner is a participant in the Pacific Telesis Group Shareowner Dividend Reinvestment and Stock Purchase Plan, the proxy card represents the number of full shares in the dividend reinvestment plan account on the record date as well as shares registered in the participant's name. If a shareowner is a participant in the Pacific Telesis Group Supplemental Retirement and Savings Plan for Salaried Employees, the Pacific Telesis Group Supplemental Retirement and Savings Plan for Nonsalaried Employees, the PacTel Corporation Retirement Plan (collectively, the "Savings Plans") or the Pacific Telesis Group Employee Stock Ownership Plan (the "ESOP"), the proxy card will also serve as a voting instruction for the trustees of those plans where all accounts are registered in the same name. Shares in the ESOP cannot be voted unless the card is signed and returned. If cards representing the Savings Plans are not returned, those shares will be voted by the trustees in the same proportion as the shares for which signed cards are returned by other participants.

Shareowners of record  at the close of  business on February 28, 1994  will be entitled to vote at the meeting or any adjournment of the meeting. On February 28, 1994, there were 424 million shares of common stock ("Common Stock") outstanding, each share being entitled to one vote.

The Corporation does not know of any shareowner who beneficially owns more than five percent of the outstanding Common Stock.


BOARD OF DIRECTORS

Regular meetings of the Board of Directors are held ten times a year and special meetings are scheduled when required. The Board held 14 meetings in 1993. No incumbent director attended fewer than 75 percent of the total aggregate number of board and committee meetings on which he or she served. Directors meet their responsibilities not only by attending board and committee meetings, but also through communication with the Chairman and other members of management on matters affecting the Corporation.

The Board has established a number of standing committees. Standing Board Committees include the Audit, Compensation and Personnel, Nominating, Corporate Public Policy, Executive, Finance, and Pension and Savings Plans Committees.

The Audit Committee, which consisted of six nonemployee directors in 1993, meets with management to consider the adequacy of the internal controls of the Corporation and the objectivity of its financial reporting. This Committee also meets about these issues with the independent auditors, with financial personnel of the Corporation and with internal auditors. The Audit Committee recommends to the Board the appointment of the independent auditors, which appointment must be ratified by the shareowners at the Annual Meeting. Both the internal auditors and the independent auditors periodically meet alone with the Audit Committee and always have unrestricted access to the Committee. The Audit Committee met five times in 1993.

The Compensation and Personnel ("C&P") Committee had five members during 1993,
all  of whom  were  nonemployee directors.    Other than  the Chairman,  whose

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

compensation is approved by the full Board, the C&P Committee approves the compensation of officers within the authority delegated by the Board, administers all executive benefit plans and provides oversight with respect to employee benefit plans. The C&P Committee met 12 times in 1993.

The Nominating Committee advises and makes recommendations to the Board on matters concerning the selection of candidates as nominees for election as directors. In recommending Board candidates, this Committee seeks individuals of proven judgment and competence who are outstanding in their chosen fields. It also considers factors such as education, geographic location, anticipated participation in Board activities and special talents or personal attributes. In 1993, seven directors, one of whom was an employee of the Corporation, were members of the Nominating Committee. Shareowners who wish to suggest qualified candidates to the Nominating Committee should write to Richard W. Odgers, Secretary of the Corporation, at 130 Kearny Street, Suite 3713, San Francisco, California 94108, stating in detail the candidate's qualifications for consideration by the Committee. The Nominating Committee met five times in 1993.

If a shareowner wishes to nominate a director other than a director nominated by the Nominating Committee for that year, he or she must comply with certain procedures set out in the Corporation's By-Laws. (See page 30, "Other Matters to Come Before the Meeting.")

Directors will hold office until the end of their terms and until their successors have been elected and qualified or until the retirement date specified by the Board, whichever date shall first occur. Directors who are also employees (other than retired Chief Executive Officers) will retire from the Board when they retire from the Corporation. It is the Corporation's policy that directors will retire not later than the end of the calendar year in which they reach 70 years of age.

On March 10, 1994, the Board of Directors approved the spin-off of the Corporation's wireless operations by means of a one-for-one stock distribution of PacTel Corporation to the Corporation's shareowners. In February 1994, PacTel Corporation announced a new corporate name and identity which it will use after the spin-off. The new name is AirTouch Communications. Pacific Telesis Group will continue to own Pacific Bell and Pacific Bell Directory, Nevada Bell and several smaller units. The wireless operations have been capitalized through an initial public offering of stock in December of 1993 and will be spun off as a totally independent company which will focus on domestic and international cellular and paging operations, and a domestic vehicle location business.

Following the spin-off of PacTel Corporation and its wireless operations, the Corporation and the wireless company will have no common directors, officers or employees. At the effective date of the spin-off, Sam Ginn, C. Lee Cox, James R. Harvey and Paul Hazen will resign as directors of the Corporation. Sam Ginn, currently Chairman and Chief Executive Officer, and C. Lee Cox, currently Group President - PacTel Companies, will also resign as officers of the Corporation. Philip J. Quigley will become Chairman of the Board and Chief Executive Officer of the Corporation and will remain as President and Chief Executive Officer of Pacific Bell.

ELECTION  OF DIRECTORS (ITEM A  ON PROXY CARD   -  DIRECTORS  RECOMMEND A VOTE
"FOR")

At the effective date of the spin-off, the size of the Board of Directors will be reduced from 14 to 10 members and there will be no vacancies on the Board. The Corporation's Articles of Incorporation divide the Board into three approximately equal classes of directors serving staggered three-year terms, with one class of directors to be elected at each Annual Meeting. The four nominees in Class I, as described below, are nominated for election at this year's Annual Meeting.

The proxy holders named on the proxy card, unless otherwise instructed on proxy cards that have been signed and returned, will vote for the election of the four nominees listed below. These nominees have been selected by the Board on the recommendation of the Nominating Committee. If you do not wish your shares to be voted for particular nominees, please identify the exceptions on the proxy card.

If one or more of the nominees should become unavailable to serve at the time of the meeting, the shares represented by proxy will be voted for the remaining nominees and for any substitute nominees designated by the Nominating Committee. If there are no substitute nominees, the size of the Board will be reduced. The Nominating Committee knows of no reason why any of the nominees will be unavailable or unable to serve.

The following is a brief description of the principal occupation for at least the past five years, other major affiliations, and the age of each director.


CLASS I -  NOMINEES FOR ELECTION TO TERMS EXPIRING IN 1997:

HERMAN E. GALLEGOS, 63, Director, Gallegos Institutional Investors Corporation (investment brokerage firm) since 1990.

Mr. Gallegos is  a director  of Union Bank.   He  has been a  director of  the
Corporation since 1983 and is Chairman of the Corporate Public Policy Committee; member of the Audit and Pension and Savings Plans Committees.


PHILIP J. QUIGLEY, 51, Chairman - Designate at Spin-off; Group President, Pacific Telesis Group since 1988.

Mr. Quigley has been the President and Chief Executive Officer of Pacific Bell since 1987. He will become Chairman of the Board and Chief Executive Officer of the Corporation at spin-off. Mr. Quigley is a director of Varian Associates. He has been a director of the Corporation since 1988 and is a member of the Executive and Finance Committees.


TONI REMBE, 58, Partner, Pillsbury Madison & Sutro (law firm) since 1971.

Ms. Rembe is a trustee of the American Conservatory Theater, Mills College, Van Loben Sels Foundation and a member of the Board of Governors of the Commonwealth Club of California. She is a director of American President Companies, Ltd., Potlatch Corporation and Safeco Corporation. Ms. Rembe has been a director of the Corporation since 1991. She is Chairwoman of the Nominating Committee and a member of the Audit and Corporate Public Policy Committees.


S.  DONLEY RITCHEY, 60, Managing  Partner, Alpine Partners.   Retired Chairman
and Chief Executive Officer, Lucky Stores, Inc.

Mr. Ritchey is a trustee of the Rosenberg Foundation. He is a director of the Brown Group, De La Salle Institute, East Bay Community Foundation, Hughes Markets, Inc., McClatchy Newspapers, Inc. and Spreckels Industries, Inc. Mr. Ritchey has been a director of the Corporation since 1984 and is Chairman of the Compensation and Personnel Committee; member of the Audit and Finance Committees.


CLASS II - TERM EXPIRES AT 1995 ANNUAL MEETING OF SHAREOWNERS:

WILLIAM P. CLARK, 62, Chief Executive Officer of the Clark Companies (family-held corporations) since 1958.

Mr. Clark is a lawyer, rancher, retired California Supreme Court Justice and former Secretary of the United States Department of Interior. Mr. Clark has been a director of the Corporation since 1985 and is a member of the Corporate Public Policy, Nominating, and Pension & Savings Plans Committees.


IVAN J. HOUSTON, 68, Chairman of the Board, Golden State Mutual Life Insurance Company since 1980.

Mr. Houston was Chief Executive Officer of Golden State Mutual Life from 1970 through 1990. He is President and a director of the Golden State Minority Foundation. Mr. Houston is a director of First Interstate Bank of California. He has been a director of the Corporation since 1983 and is Chairman of the Audit Committee; member of the Corporate Public Policy and Nominating Committees.


MARY S. METZ, 56, Dean of University Extension, University of California at Berkeley since 1991.

Dr. Metz is President Emerita of Mills College. She is a trustee of the American Conservatory Theater and Rosenberg Foundation. Dr. Metz is a director of the Cowell Foundation, Longs Drugs Stores Corporation, Pacific Gas and Electric Company and Union Bank. She has been a director of the Corporation since 1986 and is a member of the Audit, Executive, and Pension and Savings Plans Committees.


CLASS III - TERM EXPIRES AT 1996 ANNUAL MEETING OF SHAREOWNERS:


FRANK C. HERRINGER, 51, President and Chief Executive Officer, Transamerica Corporation since 1991.

Mr.  Herringer is  a director  of Transamerica  Corporation, Sedgwick  plc and

Unocal Corporation. He has been a director of the Corporation since 1994; member of the Compensation and Personnel and Finance Committees.


DONALD E. GUINN, 61, Chairman Emeritus, Pacific Telesis Group since 1988.

Mr. Guinn served as Chairman of the Board and Chief Executive Officer of the Corporation from 1987 through 1988; Chairman, President and Chief Executive Officer from 1985 through 1987 and Chairman of the Board from 1984 through 1988. He is Chairman Emeritus of Pacific Bell and served as Chairman of the
Board from 1984 through 1988. Mr. Guinn is a trustee of the California Institute of Technology and a director of Bank of America Corporation and Bank of America NT&SA, Brunswick Corporation, The Dial Corp, Pacific Mutual Life Insurance Company and Pyramid Technology Corporation. Mr. Guinn has been a director of the Corporation since 1983; member of the Compensation and Personnel, Executive, Finance and Nominating Committees.


LEWIS E. PLATT, 52, Chairman of the Board, President and Chief Executive Officer, Hewlett-Packard Company (manufacturer of electronic equipment) since 1993, President and Chief Executive Officer since 1992.

Mr. Platt was an Executive Vice President of Hewlett-Packard Company from 1987
through 1992.   He is a director of Hewlett-Packard Company and Molex Inc.  He has been a director of the Corporation since 1994.


DIRECTOR COMPENSATION AND RELATED TRANSACTIONS

For service on the Board of Directors during 1993, directors who are not employees received an annual retainer of $20,000, a fee of $1,200 for each board meeting attended and $600 for participating in board teleconferences, a fee of $800 for each committee meeting attended and $400 for participation in committee teleconferences. Chairmen of the Audit, C&P and Finance Committees each received an additional retainer of $5,000. Other nonemployee directors who chair committees received additional annual retainers of $4,000. All nonemployee directors served on special committee assignments and received compensation in an aggregate amount of $68,716 for committee work. Nonemployee directors may elect to defer the receipt of all or a part of their fees and retainers. These deferred amounts earn interest, compounded annually, at a rate determined by the Board. The rate for 1993 was equal to 11 percent. A trust has been established and assets have been contributed by the Corporation, consisting thus far primarily of corporate-owned life insurance, cash and other investments from which benefits consisting of the deferrals and earnings on such deferrals described above may be paid. Directors who are also employees of the Corporation receive no additional remuneration for serving as directors or as members of committees of the Board. Directors are entitled to reimbursement for out-of-pocket expenses in connection with attendance at board and committee meetings.

Nonemployee directors are reimbursed for certain telecommunications services and equipment provided by subsidiaries of the Corporation. They are also reimbursed for costs incurred when certain telecommunications services and equipment are provided by other companies. The average cost per nonemployee director for telecommunications services and equipment provided during 1993 was $5,541. Employee directors receive similar services and equipment as part of their compensation as officers.

The Corporation also provided a travel accident insurance policy covering nonemployee directors on Corporation business, at an aggregate cost of $810.

Nonemployee directors serving as of the date of the 1990 reduction in directors' mandatory retirement age will receive at retirement, a one-time payment equal to $20,000 (which was the amount of the 1990 annual retainer).

Under the Nonemployee Director Stock Option Plan, on January 26, 1990, each incumbent nonemployee director received options to purchase 2,000 shares of Common Stock at $46.125 per share, which vested 50 percent in each of 1991 and 1992. Each incumbent nonemployee director was granted 2,000 additional options on the date of the Corporation's Annual Meeting of Shareowners in 1992, 50 percent of which vested in 1993 and the remainder of which will vest in 1994 on the second anniversary of the grant. The exercise price of all options granted under the plan is the fair market value of the Common Stock on the date of grant. Options expire if not exercised within ten years and earlier under certain circumstances. Contingent upon shareowner approval of the 1994 Stock Incentive Plan, the Nonemployee Director Stock Option Plan was terminated by the Board of Directors effective December 31, 1993. Outstanding options will continue in effect under the terms of the grant, except the exercise price will be adjusted upon the spin-off of PacTel Corporation to reflect the price of the Corporation's Common Stock upon distribution of PacTel shares to shareowners of the Corporation. If not terminated and replaced by the 1994 Stock Incentive Plan, the Nonemployee Director Stock Option Plan would contemplate similar grants of 2,000 options to incumbent nonemployee directors on the date of the Annual Meetings in 1994, 1996 and 1998, with a grant of 1,000 options to any nonemployee director appointed in an intervening year.

Under the Pacific Telesis Group Nonemployee Director Stock Grant Plan, each incumbent nonemployee director who had served as a director since January 1, 1991 received a grant of 250 shares of Common Stock in 1992. Nonemployee directors whose service began after January 1, 1991 received a grant of 250 shares in each of 1992 and 1993. Contingent upon shareowner approval of the 1994 Stock Incentive Plan, the Nonemployee Director Stock Grant Plan was terminated by the Board of Directors effective December 31, 1993. If not terminated and replaced by the 1994 Stock Incentive Plan, the Nonemployee Director Stock Grant Plan would provide for a grant of 250 shares in 1994 to nonemployee directors who received the 1992 and 1993 grants and a grant of 750 shares in three annual installments of 250 shares on a specified date to each new nonemployee director whose service begins on or after January 1, 1994.

Upon the latest to occur of (1) retirement, (2) attaining age 65, or (3) disability, directors who are not employees and who have served for at least three years receive pensions for life equal to a percentage of the annual retainer in effect at the time of retirement. This percentage is equal to 15 percent multiplied by the director's years of service (not to exceed 100 percent).

In 1993, the Corporation and/or its subsidiaries obtained legal services from the law firm of Pillsbury Madison & Sutro, of which Ms. Rembe is a member, on terms which the Corporation believes were as favorable as would have been obtained from unaffiliated parties.

The Corporation is a party to certain agreements with subsidiaries of Transamerica Corporation ("Transamerica") whereby the Corporation or its subsidiaries have the option or the obligation to purchase under specified conditions the equity interests that the Transamerica subsidiaries have acquired in certain Chicago cable television properties, at a price sufficient to cover the costs Transamerica has incurred in connection with the acquisition. Two subsidiaries of Transamerica borrowed $60 million from banks to cover the acquisition costs, and the Corporation guaranteed the borrowings. Interest accruing on the loans, which will be added to the loan amounts, may accrue to a maximum of $136 million. The Transamerica subsidiaries will be paid a total of $400,000 per year for the option, plus certain transaction costs such as legal fees. The Transamerica subsidiaries were paid $416,446 in 1993 in connection with the transaction. Messrs. Ginn and Harvey are directors of Transamerica. Mr. Herringer is President, Chief Executive Officer and a director of Transamerica.

Transactions between the Corporation and Hewlett-Packard Company ("H-P") for equipment repair and maintenance, training and support amounted to $4,413,154 in 1993. In January 1994, Pacific Telesis Video Services ("PTVS") a wholly owned subsidiary of the Corporation, and H-P announced a plan to work together on an interactive video system to offer consumers video-on-demand services by the end of the year. H-P will provide large video servers as the central element of the PTVS system. This transaction is valued at approximately $10 million. Mr. Platt is Chairman of the Board, President and Chief Executive Officer of Hewlett-Packard Company.

Members of Mr. Gallegos' and Mr. Quigley's immediate families were employed by Pacific Bell, a subsidiary of the Corporation, and were paid a total of $134,792 in 1993. Amounts paid to these employees are comparable to compensation paid to other employees performing similar job functions.

STOCK OWNERSHIP

The following table sets forth the number of shares of Common Stock beneficially owned on February 28, 1994 by the directors, the executive officers named in the Summary Compensation Table on page 13 and all directors and executive officers as a group (including shares acquired under the Pacific Telesis Group Supplemental Retirement and Savings Plan for Salaried Employees as of November 30, 1993), and their exercisable options. The number of directors and officers at February 28, 1994 includes seven directors and officers who will resign at spin-off as described above. Nonemployee director stock ownership and exercisable options include shares of Common Stock granted in 1992 and 1993 under the Nonemployee Director Stock Grant Plan and options granted under the Nonemployee Stock Option Plan as described above. The total number of shares of Common Stock beneficially owned by the group is less than one percent of the class outstanding.

                                  Amount and Nature of        Presently
Name of Beneficial Owner          Beneficial Ownership   Exercisable Options
- ----------------------------------------------------------------------------
William P. Clark ..............          5,091 (1)             3,000
C. Lee Cox.....................          6,600                93,000
Myron Du Bain .................         16,753                 3,000
Herman E. Gallegos ............          2,246                 3,000
Sam Ginn ......................         22,715 (1)(2)        166,600
Donald E. Guinn ...............         40,820 (1)             3,000
James R. Harvey ...............          2,467 (1)             3,000
Paul Hazen ....................          1,750                 3,000
Frank C. Herringer ............          2,004 (3)                 0
Ivan J. Houston ...............          2,061 (1)             3,000
Mary S. Metz ..................          2,095 (1)             3,000
Jim R. Moberg .................          4,566                39,600
Richard W. Odgers .............          1,612                39,600
Lewis E. Platt ................              0                     0
Philip J. Quigley .............          6,691 (1)           109,400
Toni Rembe ....................          1,573                 2,000
S. Donley Ritchey .............          3,116 (1)             3,000
All directors and officers as
  a group (23 persons).........        132,438 (4)           585,535
- ----------------------------------------------------------------------------
(1) Includes the following shares of the Corporation's Common Stock in which the named persons share voting and investment power: Mr. Clark, 2,960 shares; Mr. Du Bain, 13,853 shares; Mr. Ginn, 2,580 shares; Mr. Guinn, 40,320 shares; Mr. Harvey, 2,467 shares; Mr. Houston, 1,313 shares; Dr. Metz, 348 shares; Mr. Quigley, 3,520 shares and Mr. Ritchey, 3,116 shares.

(2) Includes one share beneficially owned by dependent child, for which beneficial ownership is disclaimed.

(3) Includes four shares beneficially owned by spouse, for which beneficial ownership is disclaimed.

(4) Includes 374 shares beneficially owned by a spouse and acquired under the Pacific Telesis Group Supplemental Retirement and Savings Plan for Salaried Employees and the Pacific Telesis Group Employee Stock Ownership Plan, for which beneficial ownership is disclaimed.

REPORT OF THE COMPENSATION AND PERSONNEL COMMITTEE

The Board of Directors has established the following ongoing principles and objectives for the Corporation's executive compensation program.

     o Provide compensation opportunities that will help attract, motivate and retain highly qualified managers and executives.

     o  Link  executives'  total  compensation   to  company  performance  and
        individual job performance.

     o  Provide   an  appropriate   balance  between  incentives   focused  on
        achievement of annual business plans and longer term incentives linked to increases in shareowner value.

The Corporation's executive compensation programs are approved and administered by the C&P Committee. The program is designed to provide competitive compensation opportunities for all corporate officers and managers.

The Corporation retains the services of an outside executive compensation consulting firm to advise the C&P Committee on executive compensation matters. The consultant reviews the appropriateness of the design of the Corporation's various plans in meeting the objectives set forth above.

In addition, the consultant provides the C&P Committee with aggregate data on compensation paid to executives in comparable positions in other companies that are representative of the labor markets in which the Corporation competes for executive talent. These are companies that are comparable in complexity to the Corporation and are of similar size which, in 1993, was approximately $10 billion in revenues. The Corporation sets total compensation targets for good performance in the middle of the range of rates paid by these companies.

Competitive data are derived from survey data bases maintained by various consulting firms. These data bases may, but do not necessarily, include data from the firms used in the peer group performance comparison shown at the end of this section. The C&P Committee periodically reviews these data to ensure the Corporation's pay levels are in line with its competitive targets.

Cash compensation of the Corporation's executive officers is highly related to company performance. The Corporation's Short Term Incentive Plan ("STIP") provides annual cash awards contingent upon the degree to which the company meets or exceeds an annual net income goal determined during the annual financial planning process and approved by the C&P Committee. These criteria are used in determining awards for all other employees as well. Depending upon performance actual awards can range from 0 to 150 percent of the annual target award amount approved by the C&P Committee. In addition the C&P Committee may grant from time to time special awards to recognize outstanding contributions.

The Corporation's Long Term Incentive Plan ("LTIP") provides awards contingent upon the achievement of performance objectives over a three-year period that correlate strongly to shareowner returns. Awards are denominated in shares of Common Stock and dividend equivalents are paid during the performance period. At the end of the period, awards are paid either in shares of Common Stock or in cash valued at the average price of the Common Stock for a ten-day period in January.

The current measures of performance under this plan are:

     o Cash Flow Return on Investment in the third year of the performance period.

     o  Cumulative Net Cash Flow over the three-year period.

     o Total Investor Return relative to the Total Investor Return of four comparator groups. These comparator groups are the Regional Holding Companies, Independent Telecommunications Companies, California Utilities and the Dow Jones Industrial Average.

The performance targets are set by the C&P Committee in consideration of the performance levels projected in the Corporation's business plan and the levels of return required to meet investor expectations. Investor return expectations are based on an analysis of stock market data by an independent third party.

Compensation of the Chairman and Chief Executive Officer ("CEO") is administered by the C&P Committee with concurrence of the Board of Directors. The Corporation has adopted a philosophy of tying a large fraction of the CEO's total compensation to performance. In 1993, Mr. Ginn's base salary was set at a level somewhat below competitive average. Two-thirds of his target total cash compensation was contingent on company performance.

Mr. Ginn's actual total cash compensation increased in 1993 as compared with 1992 primarily as a result of the increases in Mr. Ginn's 1993 bonus and his LTIP award for the 1991-1993 award cycle compared to the amount paid for the 1990-1992 cycle. These increases reflect the degree to which financial and other targets were achieved as well as strong improvement in total shareholder return in 1993.

The 1994 Stock Incentive Plan contains provisions intended to exempt option grants from the provisions of Section 162(m) of the Internal Revenue Code that limits future tax deductions for certain compensation paid to the five highest paid executives to $1 million per individual in any calendar year. The Corporation believes that grants currently outstanding under the Corporation's 1984 Stock Option and Stock Appreciation Rights Plan and LTIP are exempt from the cap. The Corporation has not amended its other variable plans in consideration of Section 162(m) as final regulations have not yet been published and payments of base salary and the Company's STIP are not expected to exceed $1 million for any covered executive for 1994. The final regulations implementing Section 162(m) are expected later this year and the Committee will review the Corporation's STIP and LTIP and take appropriate action at that time.

THE COMPENSATION AND PERSONNEL COMMITTEE

S. Donley Ritchey, Chairman                 Paul Hazen
Donald E. Guinn                             Frank C. Herringer
James R. Harvey

COMPENSATION AND PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the C&P Committee during 1993 were: Myron Du Bain (Retired December 31, 1993), Donald E. Guinn, James R. Harvey, Paul Hazen and
S. Donley Ritchey. No current officer of the Corporation serves on the C&P Committee and there were no "interlocks" as defined by the Securities and Exchange Commission in 1993. Mr. Guinn is the former Chairman of the Board and Chief Executive Officer of the Corporation. Mr. Hazen is President, Chief Operating Officer and a Director of Wells Fargo & Company. The Corporation maintains banking relationships in the ordinary course of business with Wells Fargo Bank, N.A.


EXECUTIVE COMPENSATION

The following table discloses compensation received by the Corporation's Chief Executive Officer and the four other most highly paid executive officers for the three fiscal years ended December 31, 1993.

                                                      SUMMARY COMPENSATION TABLE
                                                                            Long Term Compensation
                                                                            -----------------------
                                        Annual Compensation                   Awards       Payouts
                                     ------------------------               ----------   ----------
          (A)                  (B)      (C)         (D)            (E)        (F)           (G)           (H)          (C+D+G)
                                                                  Other                     LTIP         *All          **Total
                                                                 Annual      Options/     Payouts        Other           Cash
    Name & Position           Year   Salary ($)   Bonus ($)     Comp ($)       SARs         ($)         Comp ($)       Comp ($)
- ---------------------------   ----   ----------   ----------   ----------   ----------   ----------    -----------   -----------
S. Ginn                       1993    $743,542     $793,200      $92,819           0      $591,548       $118,398     $2,128,290
Chairman of the Board and     1992     709,167      581,000       85,769      90,000       337,885        101,612      1,628,052
Chief Executive Officer       1991     686,250      427,450       88,747           0       640,052         75,384      1,753,752

C. L. Cox                     1993     458,417      291,200       45,566           0       320,432         80,227      1,070,049
Group President,              1992     420,792      292,640       45,326      57,000       187,084         63,652        900,516
PacTel Companies              1991     391,292      242,050       51,135           0       356,685         43,497        990,027

P. J. Quigley                 1993     458,417      291,200       46,499           0       320,432         50,101      1,070,049
Group President,              1992     420,792      292,640       45,576      57,000       187,084         33,422        900,516
Bell Operating Companies      1991     391,292      242,050       49,845           0       356,685         25,450        990,027

R. W. Odgers                  1993     324,458      268,000       28,764           0       188,209         43,688        780,667
Executive Vice President,     1992     311,708      168,740       27,818      25,000       110,833         34,012        591,281
General Counsel, External     1991     304,375      139,050       31,036           0       214,011         23,661        657,436
Affairs and Secretary

J. R. Moberg                  1993     324,375      238,000       29,129           0       188,209         70,340        750,584
Executive Vice President,     1992     309,125      168,740       28,090      25,000       110,833         53,267        588,698
Human Resources               1991     287,683      139,050       31,547           0       214,011         35,092        640,744

   * Includes "above-market" interest on deferred compensation (1993 = $88,598, $61,827, $31,701, $30,688 and $57,340,
     respectively) and company contributions under the Pacific Telesis Group Supplemental Retirement and Savings Plan for
     Salaried Employees, including a "make-up-match" under the Executive Deferral Plan for amounts that were deferred and therefore not eligible for matching contributions under the Pacific Telesis Group Supplemental Retirement and Savings
     Plan for Salaried Employees ($29,800, $18,400, $18,400, $13,000 and $13,000, respectively).

  ** Includes Salary + Bonus + LTIP Payouts and does not include Dividend Equivalents which are included under Column E.

                                    OPTION AND STOCK APPRECIATION RIGHTS ("SAR") GRANTS

No stock option or SAR grants were awarded during fiscal year 1993 to the named executive officers.


The following table provides information on option/SAR exercises during the fiscal year
1993 by the named executive officers and the value of each of their unexercised options/SARs at December 31, 1993.

                      AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                 AND FY-END OPTION/SAR VALUES

    (A)             (B)             (C)                   (D)                   (E)
                                                                             Value of
                                                       Number of            Unexercised
                                                      Unexercised           In-the-Money
                                                    Options/SARs at        Option/SARs AT
                                                       FY-End (#)            FY-End ($)*

               Shares Acquired      Value             Exercisable/          Exercisable/
   Name        on Exercise (#)    Realized ($)       Unexercisable         Unexercisable
- ------------   ---------------    ------------     -----------------    ------------------
S. Ginn          NO Exercises            n/a              166,600/0          $2,281,488/$0

C. L. Cox            14,390         $268,896               93,000/0           1,005,750/ 0

P. J. Quigley    NO Exercises            n/a              109,400/0           1,438,600/ 0

R. W. Odgers     NO Exercises            n/a               39,600/0             429,075/ 0

J. R. Moberg          4,500          115,031               39,600/0             429,075/ 0


 *  Based on the closing price on the New York Stock Exchange - Composite Transactions of
    the Corporation's Common Stock on December 31, 1993 of $54.25




The following table provides information on awards to the named executive officers during 1993 under the Long Term Incentive Plan.

                                       LONG TERM INCENTIVE PLANS* - AWARDS IN LAST FISCAL YEAR

                                                                                 Estimated Future Payouts
                                                                            Under Nonstock Price-Based Plans
                                                                       -------------------------------------------
    (A)                     (B)                      (C)                   (D)             (E)            (F)
                      Number of Shares,        Performance or
                        Units** or           Other Period Until          Threshold        Target        Maximum
    Name              Other Rights(#)        Maturation or Payout      (# of Units)    (# of Units)   (# of Units)
- -----------------     ---------------        --------------------      ------------    ------------   ------------
S. Ginn                   14,750                 Three Years               6,195           14,750        19,175

C. L. Cox                  6,850                 Three Years               2,877            6,850         8,905

P. J. Quigley              6,850                 Three Years               2,877            6,850         8,905

R. W. Odgers               3,975                 Three Years               1,670            3,975         5,168

J. R. Moberg               3,975                 Three Years               1,670            3,975         5,168

 * The Long Term Incentive Plan provides awards contingent upon the achievement of performance objectives set by the C&P
   Committee over a three-year period.  The above grants (column B) are for the three-year performance cycle which will end
   December 31, 1995.  The measures of performance under this Plan are:  (1) Cash Flow Return on Investment in the third year of the performance period; (2) Cumulative Net Cash Flow over the three-year period and (3) Total Investor Return relative to the Total Investor Return of four comparator groups.  These comparator groups are the Regional Holding Companies,
   Independent Telecommunications Companies, California Utilities and the Dow Jones Industrial Average.  The performance targets are set by the C&P Committee in consideration of the performance levels projected in the Corporation's business plan and the levels of return required to meet investor expectations.  Investor return expectations are based on an analysis of stock market data by an independent third party.

   Awards are denominated in shares of Common Stock and dividend equivalents are paid during the performance period.  At the end of the period, awards are paid either in shares of Common Stock or in cash valued at the average price of the Common
   Stock for a ten-day period in January.

** A unit is based on one share of Common Stock.

PERFORMANCE GRAPH

The stock performance graph shown below is not necessarily indicative of future price performance. (See Appendix for narrative description.)



                      Comparison of Five Year Cumulative
                  Total Return for Pacific Telesis Group, the
                   Six Other Regional Holding Companies and
                               the S&P 500 Index


                                   G R A P H

- ----------------------------------------------------------------------------


PENSION PLANS

The Corporation has noncontributory pension plans (both qualified and non-qualified) for salaried employees. These plans provide a monthly pension for officers equal to 1.45 percent of base salary and the standard award under the Short Term Incentive Plan ("Compensation") averaged over the last five years of service multiplied by years of service. Effective January 1995, the years of service for this purpose will not be more than the greater of 30 or the actual years of service accrued as of December 31, 1994. An employee is eligible for a pension at age 65 after completing five years of service. Pensions may begin earlier with or without an early payment discount depending upon age and length of service at retirement. Retirement is mandatory at age 65 for officers and other senior managers.

These plans also provide for a minimum pension of 45 percent of average Compensation for the officer's last five years of employment that will be paid to any officer designated as eligible to participate prior to January 25, 1992, who serves as an officer for ten years and leaves the Corporation in good standing at age 55 or thereafter. This minimum pension is increased by an additional one percent per year, up to a maximum of 50 percent, at 15 years or more of service as an officer.

Executives who are hired at age 35 or over into a specified level of management ("mid-career hires") and terminate after completing five or more years of service at a specified level, receive additional pension credits equal to the difference between 35 and their maximum possible years of service attainable at age 65, not to exceed actual net credited service, at a rate of
1.0 percent per year, with a higher rate of 1.45 percent per year for those years served as an officer.

The following table shows the total annual straight life annuity pension benefits that would be received by an executive officer of the Corporation retiring today at age 65 under the qualified and nonqualified plans. It assumes various specified levels of total years of service and of average annual Compensation during the final five years of service. The benefits shown in the table generally are not subject to offsets for Social Security benefits or other payments.

Average Annual
 Compensation
 During Final               Years of Service Prior to Retirement
   Five Years    ----------------------------------------------------------
   of Service        15          20          25          30         35
===============  ==========  ==========  ==========  ==========  ==========

   $  450,000     $ 97,875    $130,500    $163,125    $195,750    $228,375
      500,000      108,750     145,000     181,250     217,500     253,750
      650,000      141,375     188,500     235,625     282,750     329,875
      700,000      152,250     203,000     253,750     304,500     355,250
      800,000      174,000     232,000     290,000     348,000     406,000
      900,000      195,750     261,000     326,250     391,500     456,750
    1,000,000      217,500     290,000     362,500     435,000     507,500
    1,150,000      250,125     333,500     416,875     500,250     583,625
    1,250,000      271,875     362,500     453,125     543,750     634,375
    1,400,000      304,500     406,000     507,500     609,000     710,500
    1,500,000      326,250     435,000     543,750     652,500     761,250

===========================================================================

Pensions under the plans may be paid as life annuities or joint and survivor annuities or lump sum payment at retirement. Pensions under the qualified plan are not subject to offset or forfeiture. Pensions under the nonqualified plans are subject to forfeiture or reduction in certain circumstances.

The 1993 Compensation of Messrs. Ginn, Cox, Quigley, Odgers and Moberg covered by the qualified and nonqualified pension plans is $1,230,000, $720,000, $720,000, $475,000 and $475,000, respectively. The approximate estimated credited years of service that will be used in calculating a pension benefit of Messrs. Ginn, Cox, Quigley, Odgers and Moberg at age 65 retirement is 35, 31, 30, 14 and 34, respectively. Messrs. Ginn, Cox, Quigley and Moberg will have 15 or more years of service as an officer at age 65, assuming they continue as officers during the intervening period and thus would be entitled to the greater of the amount determined under the table above or a minimum pension benefit of 50 percent of the average annual Compensation during the final five years of service. Mr. Odgers will have 14 years of service as an officer at age 65 assuming he continues as an officer during the intervening period, and thus should be entitled to the greater of the amount determined under the table above or a minimum pension benefit equal to 49 percent of the average annual Compensation during his final five years of service.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL ARRANGEMENTS

The Corporation has entered into employment agreements with certain officers, including Messrs. Ginn, Cox, Quigley, Odgers and Moberg, which provide for payments in the event of an involuntary termination of employment. Such agreements do not have a fixed term and may be terminated upon three years notice. The agreements will automatically terminate upon the voluntary resignation of the officer (see above discussion concerning officer resignations expected at spin-off). The amount of the payments depends on whether the involuntary termination occurs within three years after a "change in control." If an officer's employment is involuntarily terminated for some reason other than cause, death or disability, whether or not there has been a change in control, the Corporation will make a cash payment of three times the officer's base compensation then in effect, plus 100 percent of the standard short term incentive award applicable for that calendar year and, if all long term incentive units are forfeited, an amount equal to the value of a share of Common Stock on the date of employment termination multiplied by the number of long term incentive units granted for the performance period that ends in that calendar year. In such event, the Corporation will also compensate the officer for the termination of nonstatutory stock options and SARs, based on the difference between fair market value of the Corporation's Common Stock at the effective date of termination and the option price (in the case of SARs, the difference between such fair market value and the option price at which the stock option related to the SAR was granted).

Upon an involuntary termination (including a "constructive termination," which is defined as a material reduction in responsibilities, a material reduction in salary or benefits or a requirement to relocate) within three years after a "change in control," the officer shall receive a severance payment, in addition to the payments described in the succeeding paragraph, when applicable, equal to approximately 200 percent of the officer's short and long term incentive awards for one year. "Change in control" is defined generally as a party's acquisition, direct or indirect, of 20 percent or more of the Corporation's securities, a greater than one-third change in composition of the Corporation's Board of Directors in 24 months that was not approved by the majority of existing directors, or certain mergers, consolidations, sales or liquidations of substantially all of the Corporation's assets. Without regard to any other provision of the employment agreements, in the event that the Corporation's auditors determine that any portion of the payment to be made under the agreement is nondeductible by the Corporation because of Section 280G of the Internal Revenue Code, payments under the agreements will be reduced to the extent of the nondeductible amount.

In addition to the provisions of the employment agreements described above, the Corporation has also entered into a supplemental benefit agreement with Mr. Odgers under which, if he voluntarily terminates his employment, he would receive a pension (payable in any of the forms available under the nonqualified pension plans) equal to a percentage (increasing ratably for each month of employment, beginning with 35 percent and ending with 45 percent in the event of termination in or after October 1997) of his average annual compensation (including base salary and the standard short term award under the Short Term Incentive Plan) during the final five years of employment. The agreement further provides that if Mr. Odgers is involuntarily terminated, or if his position or compensation is materially reduced, he would receive a pension equal to 45 percent of his average annual compensation during his final five years of employment. Any payments to Mr. Odgers under this agreement would be offset by benefits payable to him under the qualified and nonqualified plans of the Corporation described under "Pension Plans" in the above discussion.

A trust has been established and assets have been contributed by the Corporation, consisting of corporate-owned life insurance, cash and other investments, from which benefits for officers under the Executive Deferral Plan may be paid. The Board has also authorized the establishment of a similar trust (with the contribution of assets in a similar manner) from which various nonqualified executive retirement or pension benefits may be paid. These trusts generally provide that the C&P Committee may issue instructions to the trustee as to payment of benefits or that the Corporation will contribute sufficient assets to the trust to fully fund benefit payments upon a change in control.


RATIFICATION OF APPOINTMENT OF AUDITORS (ITEM B ON PROXY CARD - DIRECTORS RECOMMEND A VOTE "FOR")

Subject to shareowner ratification, the Board of Directors, upon recommendation of the Audit Committee, has reappointed the firm of Coopers & Lybrand, Certified Public Accountants, as independent accountants to audit the financial statements of the Corporation for the year 1994. Coopers & Lybrand has audited the Corporation's financial statements for many years. The Board of Directors recommends that the shareowners vote "FOR" such ratification. If the shareowners do not ratify this appointment, other certified public accountants will be considered by the Board of Directors upon recommendation of the Audit Committee.

For the year 1993, Coopers & Lybrand audited the financial statements of the Corporation and some of its subsidiaries, and provided other audit services to the Corporation in connection with Securities and Exchange Commission ("SEC") filings, the review of interim financial statements and audits of pension and other employee benefit plans.

One or more members of the firm are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.


BOARD OF DIRECTORS PROPOSAL TO APPROVE PACIFIC TELESIS GROUP 1994 STOCK INCENTIVE PLAN (ITEM C ON PROXY CARD - DIRECTORS RECOMMEND A VOTE "FOR")

The Corporation's 1984 Stock Option and Stock Appreciation Rights Plan expired by its terms on December 31, 1993. The Board of Directors adopted the Pacific Telesis Group 1994 Stock Incentive Plan (the "Stock Plan") at its regular meeting on January 28, 1994, subject to the approval of the shareowners of the Corporation. Accordingly, the following resolution will be presented for a vote of the shareowners at the Annual Meeting and the Board recommends that it be approved:

   "RESOLVED that the adoption by the Board of Directors of a Pacific Telesis Group 1994 Stock Incentive Plan effective on January 1, 1994 is hereby approved, ratified and confirmed."

The Board of Directors and management believe that the 1994 Stock Incentive Plan will help attract and retain competitively superior employees and promote long-term growth and profitability by further aligning employee and shareowner interests. The affirmative vote of a majority of the shares voting on this resolution is required for its adoption.

A summary of the essential features of the Stock Plan is provided below, but is qualified in its entirety by reference to the full text of the Stock Plan which was filed electronically with this proxy statement with the Securities and Exchange Commission. Such text is not included in the printed version of this proxy statement.

SHARES AVAILABLE FOR ISSUANCE. The Stock Plan provides for awards in the form of restricted shares, stock units, options or SARs, or any combination thereof. To date, no awards have been made under the Stock Plan. The total number of shares of Common Stock available for issuance under the Stock Plan is 21,000,000, subject to anti-dilution provisions. If any restricted shares, stock units, options or SARs granted under the Stock Plan are forfeited, or if options or SARs terminate for any other reason prior to exercise, then the underlying shares of Common Stock again become available for awards.

ADMINISTRATION AND ELIGIBILITY. The Stock Plan is administered by the C&P Committee. The C&P Committee selects the employees of the Corporation or any subsidiary who will receive awards, determines the size of the awards (limited for options and SARs to awards covering not more than 500,000 shares of Common Stock in any calendar year to a single employee) and establishes vesting or other conditions. Employees, directors, consultants and advisers of the Corporation (or any subsidiary of the Corporation) are eligible to participate in the Stock Plan, although incentive stock options may be granted only to employees. As of January 1, 1994, there were approximately 55,500 employees of the Corporation and its subsidiaries and nine nonemployee directors eligible for selection to receive awards under the Stock Plan. The number of eligible consultants and advisers cannot be determined. The participation of nonemployee directors of the Corporation is limited to certain automatic grants of nonstatutory stock options and stock, except to the extent the Corporation's Board of Directors implements provisions that would permit a nonemployee director to convert the annual retainer and meeting fees to stock options or stock units, as described below.

PAYMENT. In general, no payment will be required upon receipt of an award. The Stock Plan, however, permits the grant of awards in consideration of a cash payment or a voluntary reduction in cash compensation.

RESTRICTED STOCK. Restricted shares are shares of Common Stock that are subject to forfeiture in the event that any applicable vesting conditions are not satisfied, and they are nontransferable prior to vesting (except for certain transfers to a trustee). Restricted shares have the same voting and dividend rights as other shares of Common Stock.

STOCK UNITS. A stock unit is an unfunded bookkeeping entry representing the equivalent of one share of Common Stock, and it is nontransferable prior to the holder's death (except for certain transfers to a trustee). A holder of stock units has no voting rights or other privileges as a shareowner but may be entitled to receive dividend equivalents equal to the amount of any dividends paid on the same number of shares of Common Stock. Dividend equivalents may be converted into additional stock units or settled in the form of cash, common stock or a combination of both.

Stock units, when vested, may be settled by distributing shares of Common Stock or by a cash payment corresponding to the fair market value of the appropriate number of shares of Common Stock, or a combination of both. The number of shares of Common Stock (or the corresponding amount of cash) distributed in settlement of stock units may be greater or smaller than the number of stock units, depending upon the attainment of performance objectives. Vested stock units will be settled at the time determined by the C&P Committee. If the time of settlement is deferred, interest or additional dividend equivalents may be credited on the deferred payment. The recipient of restricted shares or stock units may pay all projected withholding taxes relating to the award with Common Stock rather than cash.

STOCK OPTIONS. Options may include nonstatutory stock options ("NSOs") as well as incentive stock options ("ISOs") intended to qualify for special tax treatment. The term of an ISO cannot exceed 10 years, and the exercise price of an ISO must be equal to or greater than the fair market value of the Common Stock on the effective date of grant. The Stock Plan permits the grant of NSOs with an exercise price that varies according to a predetermined formula.

The exercise price of an option may be paid in any lawful form permitted by the C&P Committee, including (without limitation) the surrender of shares of Common Stock or restricted shares already owned by the optionee. The Stock Plan also allows the optionee to pay the exercise price of an option by giving "exercise/sale" or "exercise/pledge" directions. If exercise/sale directions are given, a number of option shares sufficient to pay the exercise price and any withholding taxes is issued directly to a securities broker or other lender selected by the Corporation. The broker or other lender will hold the shares as security and will extend credit for up to 50 percent of their market value. The loan proceeds will be paid to the Corporation to the extent necessary to pay the exercise price and any withholding taxes. Any excess loan proceeds may be paid to the optionee. If the loan proceeds are insufficient to cover the exercise price and withholding taxes, the optionee will be required to pay the deficiency to the Corporation at the time of exercise. The C&P Committee may also permit optionees to satisfy their withholding tax obligation upon exercise of an NSO by surrendering a portion of their option shares to the Corporation.

NSO grants are governed by Section 83 of the Internal Revenue Code of 1986, as amended. Generally, no federal income tax is payable by a participant upon the grant of an NSO. Under current tax law, if a participant exercises an NSO, he or she will be taxed on the difference between the fair market value of the Common Stock on the exercise date and the option exercise price. The Corporation will be entitled to a corresponding deduction on its income tax return upon the exercise of an NSO.

ISO grants are governed by Section 422 of the Internal Revenue Code of 1986, as amended. Generally, no federal income tax is payable by a participant upon the grant or upon the exercise of an ISO. Under current tax law, the participant will be taxed upon disposition of the stock on the difference between the exercise price and the amount received on disposition of the stock. The length of time the participant holds the stock after exercise of an ISO determines whether the income is taxed as capital gains income or part compensation income and part capital gains income. The Corporation will not be entitled to a corresponding deduction on its income tax return except to the extent the participant recognizes compensation income.

STOCK APPRECIATION RIGHTS ("SARs"). SARs permit the participant to elect to receive any appreciation in the value of the underlying stock from the Corporation, either in shares of Common Stock or in cash or a combination of the two, with the C&P Committee having the discretion to determine the form in which such payment will be made. The amount payable on exercise of a SAR is measured by the difference between the market value of the underlying stock at exercise and the exercise price. SARs may, but need not, be granted in conjunction with options. Upon exercise of a SAR granted in tandem with an option, the corresponding portion of the related option must be surrendered and cannot thereafter be exercised. Conversely, upon exercise of an option to which a SAR is attached, the SAR may no longer be exercised to the extent that the corresponding option has been exercised. All options and SARs are nontransferable prior to the optionee's death.

VESTING CONDITIONS. As noted above, the C&P Committee determines the number of restricted shares, stock units, options or SARs to be included in the award as well as the vesting and other conditions. The vesting conditions may be based on the employee's service, his or her individual performance, the
Corporation's performance or other criteria. Vesting may be accelerated in the event of the employee's death, disability or retirement, in the event of a change in control with respect to the Corporation, or upon other events. Moreover, the C&P Committee may determine that outstanding options and SARs will become fully vested if it has concluded that there is a reasonable possibility that a change in control will occur within six months thereafter.

For purposes  of the Stock Plan,  the term "change  in control" is  defined as
(1) the acquisition, directly or indirectly, of at least 20 percent of the outstanding securities of the Corporation by a person other than Telesis or an employee benefit plan of the Corporation, (2) a greater than one-third change in the composition of the Board over a period of 24 months (if such change was not approved by a majority of the existing directors), (3) certain mergers and consolidations involving the Corporation, (4) a liquidation of the Corporation or (5) a sale of all or substantially all of the Corporation's assets. The term "change in control" does not include a reincorporation of the Corporation in a different state and certain other transactions.

LIMITATIONS UNDER TAX LAWS.   Awards under the Stock Plan  may provide that if
any payment (or transfer) by the Corporation to a recipient would be nondeductible by the Corporation for federal income tax purposes pursuant to
Section 280G of the Internal Revenue Code, then the aggregate present value of all such payments (or transfers) will be reduced to an amount which maximizes such value without causing any such payments (or transfers) to be nondeductible.

MODIFICATIONS. The C&P Committee is authorized, within the provisions of the Stock Plan, to amend the terms of outstanding restricted shares or stock units, to modify or extend outstanding options or SARs or to exchange new options for outstanding options, including outstanding options with a higher exercise price than the new options.

NONEMPLOYEE DIRECTORS. Members of the Corporation's Board of Directors who are not employees of the Corporation or its subsidiaries will receive an annual grant under the Stock Plan of 2,000 NSOs, subject to anti-dilution adjustments. These grants are made at the conclusion of each regular Annual

Meeting of the Corporation's shareowners to nonemployee directors who will continue to serve on the Board thereafter. The exercise price will be equal to the market value of the Common Stock on the date of grant. The NSOs will become exercisable one year after the grant or, if earlier, in the event of the director's death or total and permanent disability or in the event of a change in control of the Corporation. The NSOs expire (1) ten years after the date of grant, (2) 36 months after the termination of the director's service due to disability or due to retirement after serving at least three years,
(3) 12 months after the director's death, and (4) three months after the termination of the director's service for any other reason. This annual grant of NSOs replaces the grants that would otherwise have been made to nonemployee directors under the Nonemployee Director Stock Option Plan, which was adopted in 1990 and, contingent on shareowner approval of the Stock Plan, was terminated by the Board of Directors effective December 31, 1993.

In addition, nonemployee directors appointed on or after January 1, 1994 will receive three annual grants of 400 shares of stock, subject to anti-dilution adjustments. The shares will be 100% vested on the date of grant. The first such grant will occur on the later of the conclusion of the Annual Meeting in 1994 or such director's first appointment or election to the Board, and the second and third such grants will occur at the conclusion of the Annual Meeting of the shareowners of the Corporation in each of the two calendar years next following the calendar year of the first such grant. Incumbent nonemployee directors appointed on or after February 1, 1991 but before January 1, 1994 will receive one grant of 400 shares of stock, subject to anti-dilution adjustments. The shares will be 100% vested on the date of grant. These grants of stock replace the grants that would otherwise have been made under the Nonemployee Director Stock Grant Plan, which was adopted in 1991 and, contingent on shareowner approval of the Stock Plan, was terminated by the Board of Directors effective December 31, 1993.

Finally, the Corporation's Board may implement provisions of the Stock Plan that permit a nonemployee director to elect to receive all or a portion of his or her annual retainer and meeting fees in the form of NSOs or stock units to be issued under the Stock Plan, provided the election is made at least six months before such fees are payable.

As described above, the selection of the employees of the Corporation and its subsidiaries who will receive awards under the Stock Plan and the size of the awards are generally to be determined by the C&P Committee in its discretion. Thus, it is generally not possible to predict the benefits or amounts that will be received by or allocated to particular individuals or groups of employees nor to determine the benefits or amounts that would have been received or allocated for 1993 if the Stock Plan had been in effect. Nonemployee directors are the exception to this rule because, as stated above, their participation is generally limited to certain automatic grants of nonstatutory stock options and stock. The nonemployee directors of the Corporation listed on the following table are expected to receive under the Stock Plan the grants of nonstatutory stock options and shares of stock shown on the table.

                           NEW ANNUAL PLAN BENEFITS
                           1994 Stock Incentive Plan

                                                     Stock ##
                    Stock Options#      ---------------------------------
    Director        No. of Shares       Dollar Value($)     No. of Shares
- -----------------   -------------       ---------------     -------------

William P. Clark         2,000             $     0                 0
Herman E. Gallegos       2,000                   0                 0
Donald E. Guinn          2,000                   0                 0
Frank C. Herringer       2,000              12,400               400
Ivan J. Houston          2,000                   0                 0
Mary S. Metz             2,000                   0                 0
Lewis E. Platt           2,000              12,400               400
Toni Rembe               2,000              12,400               400
S. Donley Ritchey        2,000                   0

 0
All nonemployee
directors as a group
(nine persons)          18,000             $37,200             1,200

 # No dollar value is assigned to the nonstatutory stock options because their exercise price will be the market value of the underlying stock on the date of grant.

## It is not possible to accurately predict the dollar value of the Corporation's stock as of any future date. The spin-off of the wireless company is expected initially to reduce the price of the Corporation's stock by an amount which may be greater or less than the difference between the price of the Corporation's stock before the spin-off and the price of the wireless company's stock before the spin-off. After the spin-off, each company's stock will trade independently of the other. For purposes of this table, a price of $31.00 was assigned to each share of the Corporation's stock. This represents the difference between the closing price of the Corporation's stock on February 28, 1994 and the same day's closing price of the wireless company's stock, both as reported in the Wall Street Journal.
                     -------------------

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934 AND SECTION 162(m) OF THE INTERNAL REVENUE CODE. The intent of the Stock Plan is to comply with any rule under Section 16 of the Securities Exchange Act of 1934, including preservation of certain of the participants as disinterested persons for purposes of the Company's employee plans. Awards of stock options and stock appreciation rights under the Stock Plan that the C&P Committee determines shall be granted with an exercise price no less than fair market value on the date of grant are intended to meet the exception from Section 162(m) of the Internal Revenue Code of 1986 for performance-based compensation. The Board is empowered under the Stock Plan to make any amendment it deems advisable, without requiring further shareowner approval, including any amendments to comply with the rules under Section 16 of the Securities Exchange Act of 1934 or Section 162(m) of the Internal Revenue Code.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.


SHAREOWNER PROPOSALS


SHAREOWNER PROPOSAL TO ELIMINATE THE STAGGERED BOARD (ITEM D ON PROXY CARD - DIRECTORS RECOMMEND A VOTE "AGAINST")

Mrs. Evelyn Y. Davis, 2600 Virginia Ave. N.W., Suite 215, Washington, D.C. 20037, record owner of 160 shares of Common Stock, has submitted the following proposal:

     "RESOLVED: That the shareholders of Pacific Telesis recommend that the Board of Directors take the necessary steps to reinstate the election of directors ANNUALLY, instead of the stagger system which was recently adopted."

The Proponent's Statement in Support of the Proposal is as follows:

     "REASONS:    Until  recently,  directors of  Pacific  Telesis  Group were elected annually by all shareholders.

     "The great majority of New York Stock Exchange listed corporations elect all their directors each year.

     "This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board.

     "Last year the owners of 78,110,084 shares, representing approximately 27.75% of shares voting, voted FOR this proposal.

     "If you AGREE, please mark your proxy FOR this resolution."

The Board of Directors recommends a vote "AGAINST" this proposal for the following reasons:

     The Board notes that this is the sixth consecutive year that the proponent has submitted the identical proposal. Each year the proposal has been rejected; at the 1993 Annual Meeting by 203,337,607 shares, or
     72.25 percent of the shares voted. The proposal would ask the Board of Directors to recommend the repeal of a provision of the Corporation's Articles of Incorporation. Repeal would require the affirmative vote of two-thirds of the outstanding shares of stock entitled to vote at a subsequent meeting of shareowners.

     In the opinion of this Board, a staggered Board of Directors facilitates continuity and stability of leadership and policy by assuring that experienced personnel familiar with the Corporation and its business will be on the Board of Directors at all times. The way the staggered election of directors operates is that the number of directors in each class is as nearly equal as possible, each director serves a three-year term, and one of the three classes is elected each year. This staggered election is similar to procedures which have been adopted by the shareowners of many major corporations. In fact, more than half of the other Fortune 500 companies provide for the staggered election of directors. The staggered election of directors is intended to prevent precipitous changes in the composition of the Board by preventing the election of an entirely new Board in a single year. Preventing such a precipitous change in control serves to moderate changes in corporate policies, business strategies and operations. Although the directors know of no events which would be likely to result in a precipitous change, disruptive and potentially unfair tactics in attempts to gain control of corporations persist. Creating separate classes of directors elected in staggered years (board "classification") is intended to encourage any person seeking to acquire control of the Corporation to initiate action through arm's-length negotiations with management and the Board of Directors, who are in a position to negotiate a transaction which is in the best interest of all shareowners.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.


SHAREOWNER PROPOSAL TO INSTITUTE A SALARY CEILING ON SENIOR EXECUTIVE OFFICER, DIRECTOR OR CONSULTANT COMPENSATION (ITEM E ON PROXY CARD - DIRECTORS RECOMMEND A VOTE "AGAINST")

Mr. and Mrs. Jerome R. Mikulski, 4715 Caviou Place, Colorado Springs, Colorado 80918, record owners of 200 shares of Common Stock have submitted the following proposal:

"RESOLVED: That the shareholders of Pacific Telesis Center recommend that the Board of Directors take the necessary steps to institute a salary ceiling such that no senior executive officer or director or consultant acting in the capacity of an executive officer or director of the Company receive a combined salary and other compensation which is more than one hundred and fifty (150%) of the salary provided to the President of the United States."

The Proponent's Statement in support of the Proposal is as follows:

"REASONS: There is no corporation which exceeds the size or has the complexity of the government of the United States run by the President of the United States. Even most government agencies far exceed the size, as measured by personnel and budget of any private corporation. The President of the United States receives a salary of $200,000, while the heads of agencies and even members of Congress are paid somewhat in excess of $100,000.

"In order to overcome even the appearance that officers of public corporations run the corporations for their benefit rather than for the benefit of the shareholders, the salary and compensation should not exceed that set forth above. Usually, there is no direct correlation between the profitability of a corporation and the compensation to officers. In fact, in many corporations, the compensation does not usually serve as an incentive for a better run or more profitable corporation. Any officer who believes he can better his corporation should be sufficiently motivated by stock options or by his purchase of stock on the open market.

"There is a general consensus in the United States that corporate officials are grossly overpaid and that this state of affairs is promulgated by the "hands off" policy of Board of Directors. Many qualified people would gladly step in and do as good a job as the incumbent officers of the Corporation and they would have no hesitation to serve under the aforementioned ceiling on compensation.

"If you agree, please mark your proxy FOR this resolution."

The Board of Directors recommends a vote "AGAINST" this proposal for the following reasons:

     Compensation  of Pacific Telesis  Group ("Telesis") executives  is set by the Compensation and Personnel Committee of the Board of Directors (the "Committee") which is comprised solely of independent nonemployee directors. The Committee, with the advice of an independent executive compensation consultant, annually reviews comparative studies of compensation levels and trends.

     Telesis competes for executive talent in a highly competitive labor market comprised of other employers of similar size and complexity. The compensation opportunities provided to Telesis executives are set at levels that will enable the company to attract and retain the highly qualified individuals it needs to successfully lead the business and generate returns to the company's shareholders.

     Contrary to the proponent's assertion that executive compensation is usually not correlated to profitability, actual compensation paid to Telesis executives is highly related to the company's short-and long-term performance. In fact, less than one-third of the total cash compensation reported for 1993 for the top five executives in this year's proxy statement is in the form of base salary. The remainder results from payments under incentive plans directly based on short- and long-term company performance. Moreover, additional motivation to increase shareholder value is provided through stock options held, and stock owned, by Telesis executives.

     The Board of Directors believes the salaries paid to politicians in government are not appropriate benchmarks for determining executive pay levels. Politicians are motivated to enter public service for a variety of reasons, including for example, a commitment to public service. Low among those reasons is the actual level of base salary paid by government. If salary were the key factor in attracting candidates for the office of President, it is probably fair to say that many of the people who have run for that office would not have run.

     Limiting the compensation as suggested by the proponent would severely impair Telesis' ability to hire and keep executives of the caliber needed to successfully lead the business on behalf of the shareholders. If total compensation were reduced to the suggested cap of $300,000, many of Telesis' top executives would be highly vulnerable to offers from other employers who would offer substantially higher pay for the same levels of responsibility. The Board believes it is in the shareholders' interests to have people in executive positions who are best qualified to do their jobs, not just anyone willing to accept a compensation package capped at $300,000 per year.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.


SHAREOWNER PROPOSAL TO LINK CHIEF EXECUTIVE OFFICER COMPENSATION TO CORPORATE PERFORMANCE (ITEM F ON PROXY CARD - DIRECTORS RECOMMEND A VOTE "AGAINST")

Mr. Chris Rossi, P.O. Box 249, Boonville, California 95415, record owner of 1,000 shares of Common Stock, has submitted the following proposal:

     "Resolved, that the stockholders of Pacific Telesis recommend that the board of directors adopt the following policy: As relates to future contracts, the Chief Executive Officer's total compensation will be determined as follows : The C.E.O.'s beginning total compensation will be 25 times more than the average Pacific Telesis employee's 1993 annual wages or salary. The C.E.O.'s total compensation will go up or down in direct proportions to the company's performance. To be determined as follows : One half of the compensation shall go up or down gauged against the nine year average earnings per common share (adjusted for stock splits) from 1984 to 1992. The remaining one half shall go up or down gauged against the nine year average dividends per common share (adjusted for stock splits) from 1984 to 1992."

The Proponent's Statement in Support of the Proposal is as follows:

     "The purpose of this proposal is to pay the Chief Executive Officer based entirely on the company's performance. To do this you must pay gauged against past performance. If the C.E.O. performs better the C.E.O. will be paid more, if the C.E.O. performs worse, the C.E.O. will be paid less. You also need a starting point, a base rate of 25 times more than the average employee's compensation.

     "For example, if the average Pacific Telesis employee earned $ 32,000.00 in 1993, the C.E.O. would have a beginning total compensation of 25 times more or $ 800,000.00. Pacific Telesis nine year average earnings per share is $2.55. If Pacific Telesis earnings per share in 1994 rose 20 % to $ 3.06 , one half of the C.E.O.'s compensation would go up 20 % from $400,000.00 to $ 480,000.00. On the other hand if Pacific Telesis' earnings per share in 1994 fell 20 % to $ 2.04 , one half of the C.E.O.'s compensation would fall 20 % to $ 320,000.00. The other half of the C.E.O.'s compensation, $ 400,000.00 would rise, fall or stay the same gauged against Pacific Telesis' nine year average dividend per share of $ 1.77. The following year the process would repeat itself."

     The Board of Directors Recommends a Vote "AGAINST" this proposal for the following reasons:

     The Board notes that the proponent submitted an identical proposal at the 1993 Annual Meeting where it was rejected by 234,341,630 shares, or
     82.75 percent of the shares voted.

     The Board strongly believes in linking executive pay to company performance and shareowners' interests. It has sought and received expert advice from outside consultants in designing a Chief Executive Officer pay program that it believes already very effectively meets the objectives that are at the root of this shareowner proposal; that is, to link executive pay to corporate performance.

     Compensation of the Corporation's Chief Executive Officer is highly contingent upon success of the Corporation in meeting financial goals and generating returns to shareowners. Base salaries provided less than one-third of the total cash compensation package for the top five executives in 1993. The remaining compensation is only paid when warranted by performance.

     o The Short Term Incentive Plan is designed to provide compensation contingent upon the Corporation meeting an annual net income objective approved by the C&P Committee of the Board of Directors. Target awards under the plan for meeting the goal are set at competitive levels. Payouts are reduced for performance below goal and, no payment is made to the Chief Executive Officer for performance below 75 percent of goal.

     o The Senior Management Long Term Incentive Plan is designed to provide compensation contingent upon the Corporation meeting three-year financial objectives that are strongly correlated to increases in shareowner value. The measures of financial performance under this plan are outlined on page 15 (LTIP Chart).

     o In addition to the degree to which performance goals are met, payout under the Long Term Incentive Plan is affected by Total Investor Return over the three-year period relative to the Total Investor Return of peer companies. Even when internal goals are met, if shareowner returns are lower than those of other comparable companies, payment to the Chief Executive Officer is reduced.

     o Finally, awards under the Long Term Incentive Plan are denominated in shares of the Corporation's stock and dividend equivalents are paid during the three-year award period. This provides another direct tie to changes in shareowner value during the period.

     o Stock options for the Chief Executive Officer provide an additional direct link to shareowner value over a longer term of up to ten years. If share prices do not increase, there is no reward to the Chief Executive Officer. If share prices do increase, Chief Executive Officer reward is only a small fraction of the benefit delivered to all shareowners.

     The Board believes the Rossi shareowner proposal is unnecessary and undesirable for this Corporation because, through the programs outlined above, Chief Executive Officer compensation is already strongly linked to corporate performance. This linkage between Chief Executive Officer pay and the Corporation's results is clearly demonstrated by the variations in pay levels reported in the preceding sections of this proxy statement.

     Mr. Rossi's proposal would tie compensation to changes in earnings per share ("EPS"). Tying compensation to changes in EPS and dividends is not in the best interest of the shareowners. Increases (or decreases) in EPS have been shown to be a poor indicator of changes in shareowner value. The Corporation's long term plans now are based on achieving cash flow return on investment targets that are strongly correlated to increases in shareowner value. Dividends alone do not produce shareowner value. Total Investor Return is a combination of share price movement and dividends. The Corporation's current Long Term Incentive Plan is based in part on Total Investor Return relative to peer group companies.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.


OTHER MATTERS TO COME BEFORE THE MEETING

The proxy card, in addition to voting choices specifically marked, and unless otherwise indicated by the shareowner, confers discretionary authority on the named proxy holders to vote on any matter that properly comes before the 1994 Annual Meeting of Shareowners which is not described in these proxy materials. At the time this proxy statement went to press, the Corporation knew of no other matters which might be presented for shareowner action at the Annual Meeting.

The federal proxy rules specify what constitutes timely submission for a shareowner proposal to be included in the proxy statement. If a shareowner desires to bring business before the meeting which is not the subject of a proposal timely submitted for inclusion in the proxy statement, the shareowner must follow procedures outlined in the Corporation's By-Laws. A copy of these procedures is available upon request from the Secretary of the Corporation, 130 Kearny Street, Suite 3713, San Francisco, California 94108. One of the procedural requirements in the By-Laws is timely notice in writing of the business the shareowner proposes to bring before the meeting. Notice must be received not less than 25 days nor more than 60 days prior to the meeting. It should be noted that these By-Law procedures govern proper submission of business to be put before a shareowner vote and do not preclude discussion by any shareowner of any business properly brought before the Annual Meeting.

If a shareowner wants to nominate a person for election to the Board of Directors other than a director nominated by the Nominating Committee, notice of the proposed nomination must be delivered to or mailed and received by the Secretary of the Corporation not less than 25 days prior to the meeting. A copy of the By-Law provisions governing the requirements for notice is available upon request from the Secretary of the Corporation.

SOLICITATION OF PROXIES

The  Corporation  will  pay all  costs  of  distribution  and solicitation  of proxies. Brokers, nominees, fiduciaries and other custodians will be reimbursed their reasonable fees and expenses incurred in forwarding proxy materials to beneficial owners. Corporate Investor Communications, Inc. has been retained at an estimated cost of $16,000, plus reasonable out-of-pocket expenses, to assist in the solicitation of proxies. This solicitation will be by mail, telephone and other means.


PROPOSALS FOR THE 1995 ANNUAL MEETING

Shareowner proposals intended for presentation at the Corporation's 1995 Annual Meeting of Shareowners must be received at the Corporation's principal executive offices no later than November 12, 1994. Proposals must comply with Rule 14a-8 promulgated by the SEC pursuant to the Securities Exchange Act of 1934.


MULTIPLE COPIES OF SUMMARY ANNUAL REPORT TO SHAREOWNERS

The Corporation's 1993 Summary Annual Report to Shareowners has been mailed to shareowners. If more than one copy of the Summary Annual Report is sent to your address, we will discontinue the mailing of reports on the accounts you select if you mark the designated box on the appropriate proxy card(s). Mailing of dividends, dividend reinvestment statements, proxy materials and special notices will not be affected by your election to discontinue duplicate mailings of the Summary Annual Report to Shareowners.


                            ----------------------

By Order of the Board of Directors,


Richard W. Odgers
Executive Vice President, General Counsel,
External Affairs and Secretary



Dated:  March 19, 1994

- ----------------------------------------------------------------------------










     In accordance with Rule 14a-3(c) under the Securities Exchange Act of 1934 (the "Exchange Act"), as adapted to the "Summary Annual Report" procedure, the information contained in the following appendix
     (consisting of the sections entitled "Annual Financial Review" and "PacTel Corporation and Subsidiaries Supplemental Financial Information") is provided solely for the information of shareowners and of the Securities and Exchange Commission. Such information shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulation 14A under the Exchange Act (except as provided in Rule 14a-3) or to the liabilities of Section 18 of the Exchange Act, unless, and only to the extent that, it is expressly incorporated by reference into the Form 10-K of Pacific Telesis Group for its fiscal year ending December 31, 1993.
















- ----------------------------------------------------------------------------

                            ANNUAL FINANCIAL REVIEW
- ----------------------------------------------------------------------------



         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
                            AND FINANCIAL CONDITION

OVERVIEW

Pacific Telesis Group (the "Corporation") includes a holding company, Pacific Telesis; its telephone subsidiaries: Pacific Bell and its subsidiaries, Pacific Bell Directory and Pacific Bell Information Services, and Nevada Bell (the "Telephone Companies"); PacTel Corporation ("PacTel") and its subsidiaries which have wireless telecommunications operations; and several smaller diversified entities. The Telephone Companies provide local exchange service, network access, toll service, directory advertising, and selected information services in California and Nevada. PacTel provides cellular, paging, radiolocation, and other wireless telecommunications services in the United States, Europe, and the Pacific Rim.

The Corporation's primary financial goal is to build long-term value for our shareowners. Since our stock began trading on November 21, 1983, shareowners have earned a total return of 421 percent as of December 31, 1993, among the highest in the industry. Total return includes stock price appreciation and dividends. Returns for each of the last five years are listed on page F-25.

In building value for our shareowners, our efforts have been focused on expanding the Corporation's core businesses, investing in technology, reducing costs, developing new products and services, and supporting changes in public policy and regulation. To further enhance shareowner value and to meet the challenges facing our industry, the Corporation's Board of Directors (the "Board") announced a plan in December 1992 to spin off PacTel's domestic and international wireless operations. In March 1994, the Board announced its final decision to spin off PacTel's operations effective April 1, 1994. The Corporation will continue to own the Telephone Companies, along with several smaller diversified units including real estate assets.


PLANNED SPIN-OFF

The decision to spin off PacTel was based on a comprehensive evaluation of the economic, financial, regulatory, and technological factors in the telecommunications industry. Management believes that the two separated businesses will be able to focus resources and pursue separate core businesses more effectively. PacTel will have available more alternatives to raise the capital necessary to take advantage of burgeoning opportunities in global markets. Our Telephone Companies will continue investing in intelligent networks that will provide customers with services they will require in the next century. Separation will also broaden investors' options with two distinct equity investments: one of the nation's largest local
telecommunications  businesses  and  one   of  the  world's  largest  wireless
enterprises.

In November 1993, the California Public Utilities Commission (the "CPUC") adopted a decision permitting the spin-off to proceed (see "Pending Regulatory Issues" on page F-22). In connection with the separation, the Corporation and PacTel in December 1993 completed an initial public offering of 68.5 million, or 14 percent, of PacTel's common shares, raising about $1.5 billion. As of the spin-off date, the remaining 86 percent of PacTel's common shares currently held by the Corporation will be distributed to the Corporation's shareowners in proportion to their shares in the Corporation. Each shareowner will receive one share of PacTel stock for each Pacific Telesis Group share held prior to the spin-off. The Internal Revenue Service (the "IRS") has ruled that the distribution qualifies as a tax-free transaction to shareowners. The distribution will be accounted for as a stock dividend. In February 1994, PacTel announced a new corporate name and identity which it will use after the spin-off. The new corporate name is AirTouch Communications.

We believe the spin-off will eliminate many of the financial, legal and regulatory constraints that have impeded the Corporation's efforts to grow and compete. Because of their affiliation with the Telephone Companies, PacTel's wireless operations have been subject to these restraints, including those established as part of the divestiture of the American Telephone and Telegraph Company ("AT&T"). And, as discussed later, the spin-off will allow Pacific Telesis Group and PacTel both to compete for licenses in emerging personal communications services markets. In summary, we expect the spin-off to position the separate companies to better respond to the challenges they will face and to continue to grow and pursue new opportunities. To the extent PacTel is successful in its pursuit of new wireless licenses, PacTel will incur start-up expenses similar to its initial investments in its German cellular and other international wireless ventures. These start-up expenses, at least in the short-term, will have a dilutive effect on PacTel's future earnings. (See also "PacTel Corporation and Subsidiaries Supplemental Financial Information" beginning on page F-65.)


CONTINUING TELEPHONE OPERATIONS

The Telephone Companies are facing difficult challenges ahead -- increasing competition for existing services; a changing environment for the provision of new services; and, for Pacific Bell, a stagnant California economy. These challenges, along with our strategies to create long-term shareowner value, are discussed below.

o    Competition

The most significant challenge facing the Telephone Companies in 1994 is increasing competition for existing services. However, we welcome the opportunity to compete if public policies allow for a level playing field. Although facing increased competition, the Telephone Companies expect to be strong competitors in terms of price, service, and use of advanced technologies. Revenues from the services discussed below will be subject to increased competition.

Toll Services Competition

In  September  1993,  the CPUC  announced  a  decision  in  Phase III  of  its investigation into alternative regulatory frameworks for local exchange carriers in California. The decision provided that, beginning in 1994, long-distance and other telecommunications companies would be allowed to compete with Pacific Bell and other local telephone companies in providing toll service, among other services. The decision would have also lowered local exchange company toll and switched access rates, while increasing basic rates, bringing each closer to cost. Other rates would have also changed. Overall, the CPUC's order was intended to be revenue neutral; that is, the effect of rate decreases would be offset by the effect of rate increases.

In October 1993, the CPUC rescinded its September decision after questions were raised about its decision-making process. The CPUC has requested additional comments on its original decision. The Corporation expects a final decision in 1994, but is unable to predict the revenue impacts of the decision and the increased competition that will follow.

In Nevada, the Public Service Commission of Nevada ("PSCN") has adopted a rule change permitting limited intra-service area competition. In September 1993, the PSCN ordered that interexchange carriers and resellers may offer special access and certain specialized services such as 800/900 calling within intra-service areas. The PSCN also authorized a one-year trial on opening certain calls to competition, including those placed through operator services. When the trial is completed, the PSCN will decide whether to consider competition for other services.

Interstate Special Access Competition

Effective in June 1993, the Federal Communications Commission (the "FCC") ordered expanded network interconnection for interstate special access services. Special access services are used primarily by large businesses to connect to their branch offices or to interexchange carriers. The decision requires large local exchange carriers ("LECs"), including the Telephone Companies, to offer expanded interconnection to customers, including other access providers. The decision permits these customers to locate their transmission facilities in the LEC's central offices. The Telephone Companies have filed a petition for review of this FCC decision with the U.S. Court of Appeals for the D.C. Circuit. The Corporation is unable to predict the outcome of this appeal. Pacific Bell currently has orders from Competitive Access Providers to locate facilities in 18 of its central offices, with more requests expected to follow. The FCC also granted additional, but limited, pricing flexibility to the LECs to respond to the increased competition that will result. Interstate special access revenues subject to increased competition represent less than three percent of the Telephone Companies' total revenues.

Switched Transport Competition

Effective in February 1994, the FCC ordered LECs, including the Telephone Companies, to provide all interested customers, including competitors, with expanded interconnection for interstate switched transport services. The LECs must allow interconnectors to physically locate their transmission facilities in the LECs' central offices, and certain other LEC locations, in order to terminate their own switched transport facilities. The Telephone Companies have filed a petition for review of this FCC decision with the U.S. Court of
Appeals for the D.C. Circuit. The Court has held this case in abeyance pending the Court's decision in the appeal of the FCC's special access collocation order. Switched transport services help connect a business or residential customer with an interexchange carrier. One of the FCC's goals is to promote increased competition for these services. The FCC also granted additional, but limited, pricing flexibility for these services so that the LECs can better respond to the competition that will result. Revenues from interstate switched transport services represent approximately three percent of the Telephone Companies' total revenues. Rates reflecting the new rules became effective in early 1994.

To facilitate expanded interconnection for switched transport services, the FCC ordered a new interim rate structure effective December 1993. Under the new structure, interexchange carriers pay different rates based on volume, distance and other factors. The FCC intends these interim rates to be revenue neutral. Pacific Bell has petitioned the FCC for reconsideration of this decision, contending that the interim rate structure will cause revenue losses. The Corporation is unable to predict the outcome of this proceeding.

In August 1993, the CPUC issued a proposal to allow competition in the provision of intrastate switched transport services. The CPUC proposes to allow competitors to locate transmission facilities in Pacific Bell's central offices; adopt a new transport rate structure that includes pricing flexibility for dedicated traffic; and authorize competition for switched transport services within the state. Revenues from intrastate switched transport services represent approximately four percent of Pacific Bell's total revenues. The Corporation is unable to predict the outcome of this proceeding.

Open Network Access/Local Competition

In April 1993, the CPUC initiated an investigation to establish a framework to govern open network access; i.e., access to services labeled "bottleneck." The CPUC proposes to adopt specific requirements for the unbundling and nondiscriminatory provision of functions underlying services provided by dominant telecommunications providers. Functions considered bottleneck and subject to open access for competitive telecommunications providers include all transport, switching, call processing and call management. In comments filed in February 1994, Pacific Bell urged the CPUC to recognize that widespread competition exists throughout the telecommunications industry and asked the CPUC to consider rules for local competition immediately.

Pacific Bell's proposal calls for the separation of the loop (the telephone line between a customer's location and the telephone company's central office) from the switch (the central office equipment that selects the paths to be used for transmission of information). This would allow competitors to connect to Pacific Bell's network to carry calls. Eventually, customers would be able to decide whether they want Pacific Bell to provide all of their telecommunications services, including local service, or if they want to subscribe to another provider for dialtone and other services. Pacific Bell also believes it should be given the opportunity to compete in other markets, such as long-distance, cable television programming and manufacturing. This could bring great benefits to consumers by offering additional alternatives. The Corporation is unable to predict the outcome of this proceeding.

Streamlined Regulation

In December 1993, the CPUC released a report to the governor of California proposing streamlined regulation of telecommunications companies. The report states that the benefits of deregulation and fostering advanced telecommunications in California would be substantial. It predicts that expanded use of telecommunications will create new products and services, new job opportunities and could increase the productivity of the state's businesses. The CPUC proposes that within the next year California should: streamline regulation where markets are workably competitive; continue the CPUC's focus on consumer protection in all markets; develop policies and partnerships that encourage consumer demand and the increased use of advanced telecommunications networks; and, establish a grant program to enhance development and use of advanced telecommunications in schools and libraries.

Additionally, the CPUC proposed that within three years California open all markets to all competitors, thereby making the state an "open competition zone." It would also restructure universal service funding, and gradually redefine the concept of basic service to ensure that all residents benefit from advanced telecommunications technologies. In addition, it would make digital access to networks available as a prelude to making switched video and mobile services available throughout the state by the end of the decade.

By opening markets to competition, the policies proposed by the CPUC would increase demand for and stimulate the private development of new types of telecommunications and video services, bringing innovative new products into businesses, homes, and communities. Various elements of these proposals require consideration by the California Legislature as well as formal review by the CPUC.

In Nevada, the PSCN has opened a proceeding to consider revising existing regulations for telecommunications providers which we hope will streamline regulation in Nevada.

The Corporation continues to support changes in public policy and regulation that will allow it to offer the products and services that customers want.

o    Changing Industry Environment

Another challenge facing the Telephone Companies is the accelerating convergence of the telecommunications, computer and video industries. The new information services industry is being shaped by advances in digital and fiber-optic technologies that will make possible the provision of interactive broadband services by the Telephone Companies as well as others. Although this convergence will bring further competition, it also means unprecedented opportunities to enter new businesses from which we have been barred historically. The Clinton administration has indicated it will support legislation to remove many of the legal restrictions that have prevented telephone companies from offering video services. The administration has also indicated it will support the removal of restrictions which prevent the Regional Holding Companies ("RHCs") from providing long-distance services. Similar proposals have been made by the CPUC to the governor. The public policy initiatives discussed below will determine the terms and conditions under which the Telephone Companies may offer new services in this dynamic marketplace.

Video Services

The FCC currently permits LECs, including the Telephone Companies, to provide a tariffed basic platform that will deliver video programming developed by others ("video dialtone") and to provide certain other services to customers of this basic platform. Services authorized by the current FCC rules are primarily limited to video gateways, video customer premises equipment, and billing and collection. In December 1993, Pacific Bell filed an application with the FCC seeking authority to offer video dialtone services in specific locations in four of its service areas: the San Francisco Bay Area; Los Angeles; San Diego; and Orange County.

In November 1993, the Corporation sued to overturn the 1984 Federal Cable Act's provision barring telephone companies from providing video programming in their own service areas. The Cable Act bars telephone companies from having any ownership stake in video programming services, although it permits them to carry other companies' programs. The Corporation believes that video programming is a form of speech protected by the First Amendment of the United States Constitution. If our suit is successful, the Corporation plans to begin providing programming in California as soon as the technology is deployed.

In November 1993, legislation was introduced in Congress that would permit LECs, including the Telephone Companies, to provide video programming to subscribers in their own service areas, subject to separate subsidiary requirements and other safeguards. The legislation would also permit competition in the provision of local telephone service and allow access to LEC facilities by competitors.

Information and Long-Distance Services

In July 1991, the U.S. District Court for the District of Columbia removed the information services prohibition of the 1982 Consent Decree related to the divestiture of AT&T (the "Consent Decree"). In May 1993, the U.S. Court of Appeals for the District of Columbia affirmed the removal of this ban. In November 1993, the U.S. Supreme Court declined to review the Appeals Court decision. The removal of this ban allows the Telephone Companies to offer a variety of new information services, subject to regulatory approvals, such as enhanced voice mail and electronic yellow pages. In November 1993, Pacific Bell filed an application with the CPUC stating its intent to enter the electronic publishing business, either by itself or through an affiliate.

In July 1993, five of the RHCs, including the Corporation, filed a petition with the FCC asking for new rules governing the provision of long-distance services. The RHCs are currently prohibited from providing long-distance services by the terms of the Consent Decree. Even with a favorable ruling from the FCC, the RHCs must still obtain relief from the Consent Decree from Congress, or the courts, before providing long-distance services.

In November 1993, legislation was introduced in Congress that would ease many of the provisions of the Consent Decree that prohibited the Telephone Companies from manufacturing telephone equipment or providing long-distance services. The legislation would set conditions and establish waiting periods of up to five years before the RHCs could enter these businesses. It would also impose stringent separate subsidiary requirements on electronic publishing ventures.

o    California Economy

In contrast to the national economy, California's economy did not rebound in 1993. At best, the California recession started to ease near year-end as the unemployment rate dipped. However, with the state's jobless rate two to three percentage points above the nation's rate for most of the year, job seekers left or were deterred from coming to California. This caused the state's population growth rate to slow.

The recession continued to dampen demand for Pacific Bell's services. Access line growth at Pacific Bell was about 2.2 percent in 1993, somewhat improved from the 2.0 percent increase in 1992. However, in the late 1980s access line growth was more than 4.0 percent annually. Minutes of use for Pacific Bell rose 6.1 percent in 1993, down from a 6.7 percent growth rate in 1992. On the other hand, in Nevada the economy and Nevada Bell's growth in access lines and minutes-of-use were strong. During 1993, Nevada Bell's access lines and minutes-of-use grew 4.5 and 10.7 percent, respectively.

In 1994, the California economy is expected to slowly reorient toward growth, but at a far less rapid pace than in other modern recessions. The opportunities for economic growth in 1995 and 1996 will continue to be constrained by the ongoing cutbacks in defense spending, base closings, and slow state and local government spending. These weaknesses may limit the scope of any recovery for 1994. However, California's telecommunications markets remain among the nation's most attractive.

As discussed below, the Telephone Companies are focusing on several key strategies in response to the challenges they face. As the industry environment changes and competition intensifies, the Telephone Companies are taking the steps necessary to remain the customer's choice. These strategies include reducing costs by reengineering core processes, lowering prices for existing competitive services, and offering new products and services customers want.

Reduce Costs
- ------------

To remain the customer's choice, the Corporation must increase productivity and reduce costs. In 1993, Pacific Bell reduced its workforce by about 1,500 employees. As a result, employees per ten thousand access lines for the Telephone Companies decreased 4.6 percent, while revenues per employee increased 5.1 percent.

Looking ahead, Pacific Bell has begun a major effort to reengineer its internal business processes. This effort confronts an increasingly competitive and complex telecommunications environment by streamlining and consolidating operations, including business offices, network, installation and collection centers, as well as other facilities. This will result in a more efficient company through the closure and abandonment of redundant operations. As a result, Pacific Bell has announced a force reduction program that will result in a net reduction of 10,000 positions from 1994 through 1997. (See "Operating Expenses" on page F-13 for discussion of related 1993 restructuring charge.)

Reengineering is a bold step by Pacific Bell to provide reliable, powerful and yet competitively-priced telecommunications services to its customers in California. Based on current estimates, the future expense savings as a result of reengineering and the associated force reduction program should be about $170 million in 1994, with savings growing to nearly $1 billion annually in four years. In addition, effective in December 1993, Pacific Bell and the Pacific Telesis holding company deferred management salary increases for an indefinite period pending a review of 1994 business needs.

At Nevada Bell, an early retirement program was offered during November 1993 under which approximately 70 employees elected early retirement.

Lower Prices for Competitive Services
- -------------------------------------

The CPUC's formal authorization of competition into Pacific Bell's intra-service area toll market is expected in 1994. To be competitive, Pacific Bell has proposed price reductions in toll services of up to 60 percent. The proposed revenue decrease would be essentially offset by increased basic rates, moving both toll and basic rates closer to the actual cost of providing those services. (See also "Toll Services Competition" discussion on page F-3.)

Offer New Products and Services Customers Want
- ----------------------------------------------

In order to offer the new products and services customers want, the Telephone Companies have been making substantial investments to improve the telephone networks. During 1993, the Telephone Companies invested $1.9 billion in the networks. In addition, Pacific Bell has been conducting personal communications services ("PCS") experiments since June 1991 with help from an affiliate, Telesis Technologies Laboratory, Inc.

Advanced Network Services

To meet customer demand for faster and more reliable services as well as demand for new products and services, the Telephone Companies have made substantial investments in advanced digital technologies. The focus of these investments has been in the key technologies summarized below:

                                                            December 31
                                                       --------------------
Technology Deployment                                      1993    1992
- ---------------------------------------------------------------------------
Access lines served by digital switches ................    52%     44%
Access lines with SS-7 capability ......................    79%     66%
Access lines with ISDN capability ......................    60%     44%
Miles of installed optical fiber (thousands) ...........    375     312
- ---------------------------------------------------------------------------

Digital switches and optical fiber increase the capacity and reliability of transmitted data while reducing maintenance costs. ISDN (Integrated Services Digital Network) allows simultaneous voice, video and data over a single telephone line. Signaling Systems 7 ("SS-7") permits faster call setup and new custom calling features.

In November 1993, Pacific Bell announced a capital investment plan totaling $16 billion over the next seven years to upgrade its core network infrastructure and to begin building California's "communications superhighway." This will be an integrated telecommunications, information and entertainment network providing advanced voice, data and video services. Using a combination of fiber optics and coaxial cable, Pacific Bell expects to provide broadband services to more than 1.5 million homes by the end of 1996 and more than 5.0 million homes by the end of the decade. As part of its current plan, Pacific Bell has made purchase commitments totaling nearly $600 million in accordance with its previously announced $1 billion program for deploying an all digital switching platform with ISDN and SS-7 capabilities by 1997.

In January 1994, Pacific Telesis Video Services, announced an advanced interactive television services trial that will let participants help decide what will be on California's communications superhighway. The trial will test consumer acceptance of sophisticated services such as multi-player games, interactive home shopping and educational programs, movies-on-demand, and time-shifted television programs.

Capital expenditures in 1994 for the Telephone Companies are forecast to be $1.9 billion, including $1,136 million for projects designed to generate revenues and $589 million for projects designed to reduce costs. Capital expenditures under Pacific Bell's seven year investment plan are not expected to increase until 1996 due to the timing of capital expenditures associated with the construction of the broadband network.

Personal Communications Services

In October 1993, the FCC issued an order allocating radio spectrum and setting forth licensing requirements to provide PCS. PCS relies on a network of small, low-powered transceivers that may be placed throughout a neighborhood, business complex or community to provide customers with mobile voice and data communications. The FCC established two different sizes of service areas nationwide for PCS: 47 large areas referred to as Major Trading Areas ("MTAs") and 487 smaller areas. The MTA licenses are for 30 megahertz ("MHz") of spectrum. In any given area, there will be as many as seven licenses, including two MTA licenses. Most of the licenses will be awarded by competitive bidding in auctions scheduled for 1994. The Corporation plans to aggressively pursue PCS licenses at these auctions and is well placed to be part of the expected multi-billion dollar market for PCS.

On December 23, 1993, the FCC awarded a "pioneer preference" to another company for one of the two larger MTA licenses covering the Los Angeles, San Diego, and Las Vegas market area. That company will receive the license without charge. This is expected to place the successful bidder for the remaining MTA license in that area at a significant competitive disadvantage because of its higher cost structure. Winning bids in major PCS markets are expected to require large capital expenditures. The Corporation has filed a letter with the FCC asserting that improper contacts were made with the FCC by the parties who were awarded pioneer preferences.

RESULTS OF OPERATIONS

The following discussions and data focus primarily on the results of operations of the Telephone Companies. PacTel's operations have been classified separately within the Corporation's financial statements as "spin-off operations" and are excluded from the amounts of revenues and expenses of the Corporation's "continuing operations" as discussed in this section. (See "PacTel Corporation and Subsidiaries Supplemental Financial Information" beginning on page F-65.)

                                             %                %
Operating Statistics                1993  Change     1992  Change    1991
- ---------------------------------------------------------------------------

Return on shareowners' equity (%)
  - fully consolidated ........... -20.5       -     14.2    7.6     13.2
Operating ratio (%)
  - continuing operations ........  92.8    20.4     77.1   -2.0     78.7
Revenues per employee
  - continuing operations
  ($ in thousands) ...............   164     5.1      156    6.1      147
Telephone Company employees per
  ten thousand access lines* .....  35.3    -4.6     37.0   -5.4     39.1
- ---------------------------------------------------------------------------
*  excludes Pacific Bell Directory employees

The 1993 reported loss of $1.5 billion for the Corporation as a whole, or $3.63 per share, reflects charges relating to the adoption of new accounting rules for postretirement and postemployment benefits, a restructuring charge relating to Pacific Bell's planned force reductions, and several other restructuring charges and one-time items. (See "Operating Expenses" and
"Cumulative Effect of Accounting Changes" on pages F-13 and F-18, respectively.) After tax, the charges for the accounting changes reduced earnings applicable to continuing operations for the year by $1.7 billion, or $4.16 per share. The restructuring charges reduced earnings by $861 million, or $2.08 per share. Without these charges, and other one-time effects, earnings from continuing operations would have decreased slightly compared to the prior year. For the Corporation as a whole, reported earnings without one-time items increased by about three percent.

Looking ahead, short-term results are expected to continue to be affected by increasing competition in the Telephone Companies' markets and a continuing recession in California. However, long-term growth prospects and recovery of the California economy should provide opportunity for stronger earnings.

In 1992, earnings from continuing operations increased $242 million, or $.54 per share, but included about $37 million in one-time items related to prior years. In addition, earnings for 1991 had been reduced by an after-tax restructuring charge of $122 million, or $.30 per share, associated with the costs of force reduction programs. Without this charge, and other one-time effects, the 1992 increase in earnings from continuing operations would have been about eight percent.

Operating Revenues
- ------------------
                                            %                 %
Volume Indicators                  1993  Change      1992  Change    1991
- ---------------------------------------------------------------------------

Customer switched access lines
  in service at December 31
  (thousands) ................   14,873     2.2    14,551    2.0   14,262
Carrier access minutes-
  of-use (millions) ..........   49,674     6.1    46,800    6.7   43,872
  - Interstate ...............   29,265     6.8    27,403    7.2   25,562
  - Intrastate ...............   20,409     5.2    19,397    5.9   18,310
Toll messages (millions)* ....    4,272     2.7     4,158    1.6    4,092
- ---------------------------------------------------------------------------

  * Toll messages include Message Telecommunications Services, Optional Calling Plans, WATS, and terminating 800 messages. Toll messages for prior years have been restated to conform to the current presentation. The expansion of Pacific Bell's local calling areas in June 1991 reduced subsequent toll message volumes. As a result, comparison of 1992 volumes with 1991 volumes is not meaningful.


($ millions)                     1993   Change      1992   Change     1991
- ---------------------------------------------------------------------------
Total operating revenues ..... $9,244   $136      $9,108   -$60     $9,168
                                         1.5%              -0.7%
- ---------------------------------------------------------------------------

In 1993, the Telephone Companies' total operating revenues increased reflecting net growth in customer demand and a CPUC order granting partial recovery of Pacific Bell's higher costs due to the new accounting rules for postretirement benefits ("PBOPs"). (See "Other Postretirement Benefits Costs" discussion on page F-22.) Also contributing to the year-over-year increase was a refund in 1992 ordered by the CPUC related to the treatment of enhanced services development costs (the "Product Development Refund") which lowered Pacific Bell's comparative 1992 revenues. These increases were partially offset by a $120 million rate reduction for productivity and other factors from the 1993 CPUC price cap order, Pacific Bell's annual rate adjustment determination under incentive-based regulation.

In December 1993, the CPUC approved Pacific Bell's annual price cap filing for 1994 in which Pacific Bell had proposed a $105 million rate reduction. This reduction includes a decrease of $85 million because the 4.5 percent productivity factor of the price cap formula exceeded the increase in the Gross National Product Price Index by 1.3 percent. The filing also included several additional factors which will decrease revenues by an additional $20 million.

Factors affecting 1993 revenue growth are summarized below:

                        1992
                                CPUC Price Cap
                     Product
                               ----------------                      Total
                    Develop-           Produc-    Misc.             Change
                        ment          tivity &    Rates  Customer     from
($ millions)          Refund    PBOPs    Other  & Other    Demand     1992
- ---------------------------------------------------------------------------
Local service ......     $18     $ 52    -$ 58      $17      $ 71     $100
Network access
  Interstate .......                                -59        97       38
  Intrastate .......       5       14      -16      -16        31       18
Toll service .......      15       42      -46      -15       -41      -45
Other service
  revenues .........                                -20        45       25
                     --------  -------  ------- --------  --------  -------
Total operating
  revenues  ........     $38     $108    -$120     -$93      $203     $136
- ---------------------------------------------------------------------------

Local service revenues include basic monthly service fees and usage charges. Fees and charges for custom calling features, coin phones, installation, and service connections are also included in this category. The 1993 increase in local service revenues due to customer demand in the above table reflects a
2.2 percent increase from a year ago in customer access lines. It also includes $13 million for new custom calling features introduced in 1993.

Network access revenues reflect charges to interexchange carriers and to business and residential customers for access to the Telephone Companies' local networks. The increase in interstate network access revenues due to customer demand reported above reflects a 6.8 percent increase in carrier access minutes-of-use over 1992, as well as increased access lines. The increase in intrastate network access revenues due to customer demand reflects
5.2 percent growth in minutes-of-use.

Toll service revenues include charges for long-distance services within service area boundaries. Competition and the California recession combined to reduce toll service revenues due to customer demand in 1993.

Other service revenues are generated from a variety of services including directory advertising, information services, and billing and collection provided by the Telephone Companies. Other service revenues for 1993 includes an increase in information service revenues of $25 million chiefly due to the success of Pacific Bell's business and residential voice mail products. The increase was partially offset by a $14 million decrease in Pacific Bell's directory advertising revenues over the year due to the continuing recession in California.

In 1992, the Telephone Companies' total operating revenues decreased. Rate reductions substantially offset revenue increases of $218 million from net growth in customer demand. The rate reductions included $132 million from the 1992 CPUC price cap order, along with miscellaneous rate reductions. The Product Development Refund in 1992 also lowered revenues in comparison to 1991. Two items affected individual revenue categories in 1992, but had little impact on total revenues. A CPUC rate shift program which ended in 1992 shifted a portion of Pacific Bell's revenues from intrastate network access to local and toll service revenues. In addition, the expansion of Pacific Bell's local calling areas from 8 to 12 miles in June 1991 lowered toll revenues, but was accompanied by a substantially offsetting increase in local service revenues.

Operating Expenses
- ------------------

($ millions)                      1993   Change     1992   Change    1991
- ---------------------------------------------------------------------------
Total operating expenses .....  $8,582  $1,557    $7,025   -$192   $7,217
                                          22.2%             -2.7%
- ---------------------------------------------------------------------------

The increase in total operating expenses for 1993 reflects pre-tax restructuring charges recorded by the Corporation during the year totaling $1.431 billion. Without these restructuring charges, and other one-time effects, 1993 expenses would have increased slightly compared to the prior year.

The largest of the 1993 restructuring charges is a $977 million charge by Pacific Bell to recognize the incremental cost of force reductions associated with restructuring its internal business processes through 1997. This restructuring is necessary to reduce future costs to respond to increasing competition. (See "Competition" beginning on page F-2.) One component of this charge is for incremental costs of severance benefits associated with terminating approximately 14,400 employees from 1994 through 1997. A net reduction of 10,000 positions is expected by the end of 1997. A second component is for information systems reengineering expenses which will allow force reduction through the use of information technology to radically redesign and streamline existing business practices. The consolidation of facilities will also be necessary to support this downsizing initiative. Pacific Bell expects to relocate 10,600 employees due to the consolidation of business offices, network, installation and collection centers, as well as other facilities.

The components of Pacific Bell's restructuring charge and the projected costs (cash outflows) which will be charged to the related reserve are displayed below:

Pacific Bell Restructuring        1994     1995     1996     1997    Total
- ---------------------------------------------------------------------------
($ millions)

Severance .....................   $120     $241     $174     $115   $  650
Information systems
  reengineering ...............     94      167       97       38      396
Consolidation of facilities ...     12       28        9        2       51
                                -------  -------  -------  -------  -------
Projected costs to be charged
  to the reserve ..............    226      436      280      155    1,097

1991 restructuring reserve.....    (77)       -        -        -      (77)
Capitalized to construction ...     (8)     (16)     (12)      (7)     (43)
                                -------  -------  -------  -------  -------
1993 restructuring charge .....   $141     $420     $268     $148   $  977
                                =======  =======  =======  =======  =======
Associated force reductions ...  2,700    5,500    3,800    2,400   14,400
- ---------------------------------------------------------------------------

Based on current estimates, future expenses will be reduced by about $170 million in 1994 as a result of Pacific Bell's restructuring, with expense reductions expected to grow to nearly $1 billion annually in four years. Actual cash outflows for severance and other expenditures required to effect the restructuring will be substantially offset by cash savings in 1994. These savings are also expected to grow to nearly $1 billion annually in four years.

During 1993, the Corporation completed a reevaluation of investment alternatives relating to its 1990 decision to dispose of the real estate portfolio of its real estate subsidiary. Based on its decision to dispose of these assets over the next three to five years, the Corporation recorded an additional pre-tax restructuring reserve of $347 million to cover potential future losses on sales and estimated operating losses. An earlier reserve of $100 million had been recorded in 1990. As of December 31, 1993, the remaining balance of the reserves for real estate losses totaled $338 million. An additional pre-tax charge of $51 million was recorded during 1993 relating to the withdrawal from, or restructuring of, the Corporation's cable and customer premises equipment businesses. The remaining $56 million of 1993 charges primarily relate to anticipated costs of the planned spin-off of PacTel.

Results for 1991 reflect a $203 million pre-tax restructuring charge which included $167 million for the cost of management force reduction programs through 1994 and $36 million for associated pension expense. After reduction for incremental force reduction costs in 1993 and 1992, the remaining balance of this reserve as of December 31, 1993 and 1992 was approximately $77 million and $101 million, respectively. The 1993 restructuring charge is net of the $77 million remaining balance in the 1991 restructuring reserve.

Without the effects of the 1991 restructuring charge, total operating expenses for 1992 increased slightly year-over-year, while Pacific Bell's 1992 operating expenses would have declined slightly. Pacific Bell's decrease reflects the impacts of earlier force reduction efforts, along with reduced depreciation and amortization. Increases relating to upgrading switches with SS-7 capabilities, improvements in internal operating systems, and larger recession-related write-offs of accounts receivable substantially offset Pacific Bell's expense reduction.

In  January 1994,  an  earthquake damaged  31 Pacific  Bell  buildings in  the
Los Angeles  area.    The  Corporation  estimates  repair  costs  may approach
$25 million.  Pacific Bell is insured for any damages exceeding this amount.

Salary and Wage Expense

($ millions)                      1993   Change     1992   Change    1991
- ---------------------------------------------------------------------------
Salary and wage expense .......  $2,645    $473    $2,172   -$230   $2,402
                                           21.8%             -9.6%
Employees-average during year*.  56,233    -3.8%   58,436    -5.9%  62,127
Employees-end of year*.........  55,355    -2.9%   57,023    -3.4%  59,037
- ---------------------------------------------------------------------------
  * continuing operations

Salary and wage expense is the largest component of total operating expenses. At Pacific Bell, salary and wage expense increased $74 million in 1993. Higher compensation rates increased Pacific Bell's salaries and wages by $73 million primarily due to a nonsalaried wage increase effective in August 1993. In September 1992, labor contracts were reached with unions which represent about 70 percent of the employees of the Corporation's continuing operations. The agreements provide a 12 percent increase in wages, including job upgrades, and a 13 percent increase in pensions over the three-year term. In addition, the contracts include incentives for early retirement, enhanced employment security, improvements in work and family life benefits, and increases in health care and dental care coverage. Pacific Bell's salaries and wages also increased by $38 million due to greater overtime pay for extended customer service hours. The overall increase at Pacific Bell was partially offset by a $55 million decrease due to fewer employees.

At Pacific Bell, salary and wage expense decreased by $234 million in 1992. However, the 1991 comparable expense included $147 million of the 1991 restructuring charge for force reduction programs. The effects of a 1992 workforce reduction of about 2,000 employees contributed to the 1992 decrease.

Depreciation and Amortization

($ millions)                      1993   Change    1992    Change    1991
- ---------------------------------------------------------------------------
Depreciation and amortization    $1,736     $26   $1,710     -$29   $1,739
                                            1.5%             -1.7%
Depreciation as a percent of
  average depreciable plant (%)     6.9              6.9               7.0
- ---------------------------------------------------------------------------

The increase in depreciation and amortization expense for 1993 reflects an expanded plant base at the Telephone Companies resulting from accelerated network modernization. The Telephone Companies' planned capital expenditures are expected to further increase plant levels causing higher depreciation expense in future years. (See "Advanced Network Services" discussion on page F-8.)

The decrease in depreciation and amortization expense for 1992 was primarily due to reduced expense of $98 million at Pacific Bell resulting from the completion of the amortization of station connections for intrastate operations at year-end 1991. This expense reduction was matched by an equal reduction in revenues from the 1992 annual price cap filing.

Other Employee-Related Expenses
                                             %                 %
($ millions)                      1993    Change   1992     Change   1991
- ---------------------------------------------------------------------------
Postretirement benefits .......    $241    127.4    $106      -3.6    $110
Health care and life
  insurance benefits
  of active employees .........    $229     -4.2    $239      -3.2    $247
Other benefits ................    $129    -11.6    $146       5.0    $139
Payroll taxes .................    $180      4.0    $173      -2.8    $178
Pensions ......................    $ 14      7.7    $ 13     -59.4    $ 32
- ---------------------------------------------------------------------------

The increase in postretirement benefits expense for 1993 reflects an increase of $80 million due to the Corporation's higher costs under new accounting rules for postretirement benefits. (See also "Cumulative Effect of Accounting Changes" on page F-18.) Prior to 1993, all postretirement benefit expenses were charged to general, administrative, and other expenses. Beginning in 1993, these costs are also being allocated to cost of products and services, and customer operations and selling expenses.

Pension expense declined in 1992 as the prior year amount includes $36 million of the 1991 restructuring charge related to force reduction programs. Other benefits consists primarily of company contributions to employees' savings plans.

Interest Expense
- ----------------
                                            %                 %
($ millions)                     1993    Change    1992    Change    1991
- ---------------------------------------------------------------------------
Interest expense:
  Long-term debt ..............  $450     -6.2     $480     -0.2     $481
  Short-term debt .............    18    -30.8       26    -42.2       45
  LESOP trust .................    20    -25.9       27    -42.6       47
  Other obligations ...........    21    177.8      -27   -280.0       15
                                 ----              ----              ----
Total .........................  $509      0.6     $506    -13.9     $588
- ---------------------------------------------------------------------------

Interest expense for 1993 reflects lower interest rates on long- and short-term debt, along with a reduction in average short-term borrowings and reduced principal associated with the Corporation's leveraged employee stock ownership plan ("LESOP") trust. However, total interest expense increased in comparison to 1992. Interest expense for 1992 was reduced by a reversal of $30 million of prior year interest, for which related contingencies were resolved.

During 1993, Pacific Bell issued $2.65 billion of long-term debt to refinance higher interest rate issues. This refinancing is expected to save $36 million annually.

The decrease in interest expense in 1992 reflects the above-mentioned interest reversal. Reduced interest expense from the Corporation's LESOP trust and short-term borrowings also contributed to the decrease. LESOP interest expense is matched by an equal amount of interest income reflected in miscellaneous income.

Miscellaneous Income
- --------------------

($ millions)                      1993   Change     1992   Change    1991
- ---------------------------------------------------------------------------
Miscellaneous income ..........    $48   -$154      $202     $58     $144
                                         -76.2%             40.3%
- ---------------------------------------------------------------------------

The decrease in miscellaneous income in 1993 primarily reflects a $108 million comparative decrease in interest income. In the prior year, the Corporation realized $70 million of interest income relating to a Summary Assessment refund received from the IRS. In addition, interest income earned during 1993 by PacTel Capital Resources ("PTCR"), a wholly-owned subsidiary, on intercompany advances to PacTel declined by $26 million. (See also Note J - "Related Party Transactions" on page F-55.) A 1993 increase of $23 million in the interstate portion of costs relating to the early retirement of long-term debt by Pacific Bell also contributed to the decrease in net miscellaneous income.

The increase in miscellaneous income in 1992 was primarily due to the $70 million of interest income realized that year from the Summary Assessment refund. The increase was partially offset by a reduction in LESOP interest income during 1992 of $20 million due to lower interest rates and principal balances.

Income Taxes
- ------------

($ millions)                     1993    Change    1992    Change    1991
- ---------------------------------------------------------------------------
Income taxes ..................   $10    -$596     $606      $30     $576
                                         -98.3%              5.2%

Effective tax rate (%) ........   5.0              34.1              38.2
- ---------------------------------------------------------------------------

The decrease in income taxes for 1993 reflects the Corporation's lower pre-tax income for the year. The amount of investment tax credit amortization and reversals of fixed asset related items in relation to the lower pre-tax income contributed to the reduced effective tax rate for 1993. Investment tax credits earned in prior years are amortized as reductions to tax expense. During August 1993, new tax provisions were enacted under the Omnibus Budget Reconciliation Act of 1993 which included an increase in the corporate tax rate from 34 percent to 35 percent retroactive to January 1, 1993. The cumulative effect of the new tax provisions was recognized during third quarter 1993 by a reduction to income tax expense resulting from the adjustment of prior periods' deferred taxes. However, this positive adjustment was partly offset by the effect of the tax rate increase on current income. Overall, the new tax provisions did not significantly affect the Corporation's tax expense for the year.

The increase in income taxes for 1992 reflects higher pre-tax income. The reduction in the effective tax rate was due primarily to the reversal of deferred taxes on fixed asset related items recorded in prior years at rates higher than the current statutory rate. A reduction in non-deductible book depreciation also contributed to the lower effective tax rate.

The Corporation's adoption of new income tax accounting rules in 1992 did not significantly affect income tax expense applicable to income from continuing operations. (See also Note D - "Income Taxes" on page F-42.)

Cumulative Effect of Accounting Changes
- ---------------------------------------

Effective January 1, 1993, the Corporation adopted Statement of Financial Accounting Standards No. 106 ("SFAS 106"), "Employers' Accounting for Postretirement Benefits Other than Pensions," and Statement of Financial Accounting Standards No. 112 ("SFAS 112"), "Employers' Accounting for Postemployment Benefits." These new rules require a change from the cash to the accrual method of accounting for these costs. The cumulative effects of applying the new rules to prior years were recognized during 1993 by one-time noncash charges applicable to continuing operations totaling $1.724 billion. The charges are net of deferred income tax benefits of $1.155 billion. (See also "Other Postretirement Benefits Costs" on page F-22.) In future years, these new accounting rules will increase annual benefit costs, but are not expected to materially affect reported earnings.

LIQUIDITY AND FINANCIAL CONDITION

The Corporation defines liquidity as its ability to generate resources to finance business expansion, construct capital assets, pay its current obligations, and pay dividends. The Corporation has met most of its financing needs from internally generated funds, but can also obtain external financing through the issuance of common stock, and short- and long-term debt, if needed.

If the recession in California continues and competition increases in the coming years, Pacific Bell's internal sources of cash could be reduced from historical levels. Any decision to seek debt and equity in the capital markets would have to be balanced by the Corporation's desire to maintain its strong credit ratings as well as the objective of minimizing dilution of the interests of existing shareowners.

Short-term borrowings are available under a commercial paper program and through about $1.7 billion in unused formal and informal lines of credit. These lines of credit can be used on terms to be mutually agreed upon with the lending banks and are subject to the banks' continued review.

For longer term borrowings, Pacific Bell has remaining authority from the CPUC to issue up to $1.25 billion of long- and intermediate-term debt from a total of $1.8 billion authorized in September 1993. The proceeds may be used to redeem maturing debt and to refinance other debt issues. Pacific Bell has remaining authority from the SEC to issue up to $650 million of long- and intermediate-term debt through a shelf registration filed in April 1993. In addition, PTCR may issue up to $192 million of medium-term notes through a shelf registration on file with the SEC.

No recapitalization of Pacific Bell is planned as a result of the Corporation's spin-off of PacTel's wireless operations. Immediately after the December 1992 announcement of the planned spin-off, Duff and Phelps, Inc. reaffirmed Pacific Bell's debt rating. Standard & Poor's ("S&P") affirmed its rating on the outstanding long-term debt of PTCR and Pacific Bell, and the commercial paper programs of Pacific Bell, PTCR and the Corporation. S&P also revised its ratings outlook for the long-term debt of PTCR and Pacific Bell from "stable" to "positive." Additionally, Moody's Investors Service stated that the debt ratings of all three entities are unlikely to be affected by the spin-off.

The above ratings reflect the views of the rating agencies; they should be evaluated independently of one another and are not recommendations to buy, sell or hold the securities of the Corporation. There is no assurance that such ratings will continue for any period of time or that they will not be changed or withdrawn.

Cash From Operating Activities
- ------------------------------

($ millions)                      1993   Change     1992   Change     1991
- ---------------------------------------------------------------------------
Cash from operating activities
  of continuing operations .... $2,727    -$80    $2,807    $368    $2,439
                                          -2.9%             15.1%
- ---------------------------------------------------------------------------

The decrease in 1993 cash flow from operating activities is primarily due to the Corporation's receipt in the prior year of a one-time refund of $185 million from the IRS. This refund recovered a 1987 Summary Assessment payment and raised 1992 cash from operating activities in relation to both 1993 and 1991. Timing differences in the payment of accounts payable and other liabilities also contributed to the 1992 increase over 1991.

Cash Used For Investing Activities
- ----------------------------------

($ millions)                      1993   Change     1992   Change    1991
- ---------------------------------------------------------------------------
Cash used for investing
  activities .................  $2,139    -$56    $2,195    $425   $1,770
                                          -2.6%             24.0%
- ---------------------------------------------------------------------------

The decrease in 1993 cash used for investing activities reflects cash received from PacTel in settling intercompany payable balances, offset substantially by increased capital contributions by the Pacific Telesis holding company to PacTel. (See also Note J - "Related Party Transactions" on page F-55.) The decrease also reflects smaller additions to property, plant, and equipment by continuing operations. Although 1993 capital expenditures by Pacific Bell increased about $160 million, cash used for additions to property, plant, and equipment decreased by $25 million in comparison to 1992. The 1992 additions to property, plant, and equipment were raised by about $100 million due to the Corporation's assumption of the remaining interest in one of its real estate partnerships.

The increase in 1992 cash used for investing activities reflects increased capital contributions to PacTel. The Corporation's assumption of the real estate partnership interest in 1992 also contributed to increased additions to property, plant, and equipment.

In 1993, the Telephone Companies made capital expenditures of about $1.9 billion. In November 1993, Pacific Bell announced plans to invest about $16 billion over the next seven years to upgrade its core network infrastructure and to begin building an integrated telecommunications, information and entertainment network providing advanced voice, data and video services. (See "Advanced Network Services" discussion on page F-8.) The Corporation expects to continue to meet most of the financing needs of its capital program from internally generated funds.

Cash Used For Financing Activities
- ----------------------------------

($ millions)                     1993    Change    1992    Change    1991
- ---------------------------------------------------------------------------
Cash used for financing
  activities ..................  $593     -$15     $608     -$79     $687
                                          -2.5%            -11.5%
- ---------------------------------------------------------------------------

The slight decrease in 1993 cash used for financing activities reflects a $624 million decrease in cash derived from net short-term borrowings which was more than offset by increased proceeds from treasury stock issuances and other activity. Treasury stock issuances increased to $728 million (at cost) during 1993 from $173 million in 1992. The increased issuances were primarily to meet the greater requirements of the Corporation's dividend reinvestment and stock purchase plan due to features introduced in December 1992 offering discounted stock purchases. During September 1993, the Corporation discontinued this offer. For 1993, the Board maintained the Corporation's dividend at $2.18 per share, the same level as in 1992. Management intends to recommend to the Board that this level be maintained in 1994.

Long-term borrowing activity, excluding spin-off operations, included the following issuances and redemptions:

                           Interest            Maturity        Principal
($ millions)                  Rate               Date            Amount
- --------------------------------------------------------------------------
Issuances:
   1993 ............   6.25% to  7.50%       2005 to 2043       $2,650
   1992 ............   7.00% to  7.75%       2002 to 2032       $  929

Retirements:
   1993 ............  6.125% to 9.625%       1993 to 2030       $2,624
   1992 ............  5.125% to 9.875%       1993 to 2019       $  973
- ------------------------------------------------------------------------

Pre-tax interest coverage was negative for 1993 compared to 4.6 times for 1992. This decrease was primarily due to the Corporation's 1993 reported loss. The Corporation's debt ratio of 41.0 percent as of December 31, 1993 decreased from 43.5 percent as of December 31, 1992, reflecting reduced debt balances. The Corporation's debt ratio, excluding spin-off operations, increased to 53.8 percent from 45.9 percent as of December 31, 1992. This increase reflects the effect of excluding the Corporation's equity in PacTel, which increased during 1993 and more than offset the impact of reduced debt balances.

In 1992, cash used for financing activities increased primarily due to a reduction in cash derived from new borrowings, net of retirements. Cash derived from net short-term borrowings decreased $63 million. In 1992, dividends per share increased 1.9 percent to $2.18.

The Corporation's adoption of SFAS 106 and SFAS 112, effective January 1, 1993, increased other noncurrent liabilities by $2.9 billion. Deferred income tax liabilities were reduced by $1.2 billion due to the related tax benefits, resulting in a net increase to liabilities of $1.7 billion upon adopting these two new standards.


PENDING REGULATORY ISSUES

PacTel Spin-off
- ---------------

In February 1993, the CPUC instituted an investigation of the spin-off of the Corporation's wireless operations for the purpose of assessing any effects it might have on the telephone customers of Pacific Bell. On November 2, 1993, the CPUC adopted a decision permitting the spin-off to proceed. The CPUC further ordered a refund by the Corporation of approximately $50 million (including interest) of cellular pre-operational and development expenses. Further proceedings will determine how the refund will be disbursed. The CPUC decision was effective immediately.

Two parties to the CPUC investigation filed Applications for Rehearing by the CPUC of its treatment of the claims for compensation owed to Pacific Bell customers. One of these parties further stated that if it were unsuccessful with the CPUC it would seek review by the California Supreme Court. Another party filed a Petition for Modification of the CPUC's decision. In March 1994, the CPUC denied these requests. In the event the California Supreme Court were to review and reverse the CPUC's decision, no assurance can be given that the CPUC might not reach a new decision materially less favorable to the Corporation or PacTel with respect to the compensation issues. In addition, a substantial period of time could elapse before final resolution of these issues should a review be granted. The Corporation believes that the California Supreme Court will deny a review.

Other Postretirement Benefits Costs
- -----------------------------------

In December 1992, the CPUC issued a decision adopting, with modification, SFAS 106 for regulatory accounting purposes. The CPUC decision also granted Pacific Bell $108 million for partial recovery of 1993 SFAS 106 costs. Pacific Bell is required to file annually for recovery in conjunction with its price cap filing, and therefore such recovery will vary. The 1994 CPUC price cap decision grants Pacific Bell $100 million for partial recovery of 1994 SFAS 106 costs. Two ratepayer advocacy groups have each challenged certain aspects of the decision adopting SFAS 106, which could affect rate recovery. The Corporation is unable to predict the outcome of these pending challenges.

Universal Lifeline Telephone Service Trust Audit
- ------------------------------------------------

In October 1992, the CPUC's Commission Advisory and Compliance Division released an audit report recommending that Pacific Bell return $36 million to the Universal Lifeline Telephone Service ("ULTS") trust. This trust reimburses local telephone companies for revenues lost and expenses incurred as a result of providing subsidized telephone service to low income
Californians. In November 1993, Pacific Bell and the CPUC's Division of Ratepayer Advocates jointly filed a settlement agreement with the CPUC. Subject to CPUC approval, Pacific Bell will return approximately $8 million to the ULTS trust via installments over one year and additionally reduce future billings to the trust by about $1 million annually. Pacific Bell recorded this liability in 1993.

Information Services Subsidiary
- -------------------------------

Effective January 1, 1993, Pacific Bell transferred its Information Services Group to a wholly owned subsidiary, Pacific Bell Information Services ("PBIS"). PBIS provides business and residential voice mail and other selected information services. In July 1992, the CPUC issued a decision which would require Pacific Bell to reduce rates by the difference between the "going concern" value of PBIS and its adjusted net book value. In October 1992, the CPUC denied Pacific Bell's Application for Rehearing of this decision but invited Pacific Bell to file a Petition for Modification. Pacific Bell filed a petition in January 1993 based on its belief that the decision results in a double reduction in rates to customers.

Pacific Bell believes that, at a minimum, any reduction in rates should be further offset by $111 million: $57 million previously granted customers in the Product Development Refund and $54 million provided by shareowners for PBIS. Further, any remainder should be prorated according to proportionate risks borne by shareowners and Pacific Bell's customers. The Corporation is unable to predict the outcome of this issue.

Late Payment Charge Complaint
- -----------------------------

In March 1991, a consumer advocacy group filed a complaint with the CPUC against Pacific Bell alleging that erroneous late payment charges were assessed against some customers. In May 1993, the CPUC ordered Pacific Bell to refund about $35 million in late payment and reconnection charges which resulted from problems with its payment processing system. The CPUC also imposed penalties totaling $15 million on Pacific Bell for improperly assessing late payment charges and disconnecting customers between 1986 and February 1991. Pacific Bell believes the decision misinterprets California law. In November 1993, the CPUC granted Pacific Bell a limited rehearing of the decision. The rehearing will examine the legal basis for the penalties, the statute of limitations on refunds, and whether unclaimed refunds must escheat to the state. A resolution of this issue is expected in 1994; however, the Corporation is unable to predict the final outcome.

Two shareowner derivative lawsuits were filed in San Francisco Superior Court in July 1993 against directors and officers in connection with the same allegations made in the late payment charge complaint filed with the CPUC. These suits were dismissed in February 1994; however, the cases are subject to rehearing and possible appeal.

In addition, a consumer class action seeking refunds, with interest, of late payment charges erroneously collected from Pacific Bell's customers was filed in San Diego Superior Court in February 1992. Pacific Bell has argued that the court lacks jurisdiction while the CPUC is reviewing the same issues. The court rejected this argument. However, a stay of this action has been ordered pending the outcome of the CPUC proceedings. The Corporation is unable to predict the outcome of this case or whether any damages awarded by the court would be duplicative of any penalties imposed by the CPUC.

CPUC Regulatory Framework Review
- --------------------------------

In 1992, the CPUC began its scheduled review of the current incentive-based regulatory framework. Among other issues, this review has examined elements of the price cap formula, including the productivity factor and the rate of return on investment, adopted in the 1989 New Regulatory Framework ("NRF") order. The Corporation has proposed no significant changes to the current framework because our experience to date suggests the framework is working as intended.

In March 1994, a CPUC Administrative Law Judge issued a proposed decision in the NRF review. The proposed decision would eliminate an element of the NRF which requires equal sharing with customers of earnings exceeding a benchmark rate of return. Earnings above a rate of return of 16.5 percent would continue to be returned to customers. The proposed decision also recommends increasing the productivity factor of the price cap formula from 4.5 percent to 6.0 percent for the period 1994 through 1996. If adopted by the CPUC, the change in the productivity factor would reduce revenues approximately $100 million each year through 1996. Pacific Bell plans to file comments objecting to the proposed increase in the productivity factor. The Corporation is unable to predict the final outcome of these proceedings or the effective date of any rate reductions.

FCC Regulatory Framework Review
- -------------------------------

In 1994, the FCC will review its "Price Cap" alternative regulatory framework. The FCC is looking for comments on three main sets of issues: (1) refining the goals of price caps to better meet the public interest and the purposes of the Communications Act; (2) whether to revise the current plan (which became effective January 1, 1991) to help it better meet the FCC's goals, or to adjust the plan to changes in circumstances; and (3) possible transition from the baseline price cap plan toward relaxation of regulatory oversight and rate regulation as competition develops in the local loop.


ACCOUNTING UNDER REGULATION

The  Telephone  Companies  currently  account  for  the  economic  effects  of regulation under Statement of Financial Accounting Standards No. 71 ("SFAS 71"), "Accounting for the Effects of Certain Types of Regulation." If it becomes no longer reasonable to assume the Telephone Companies will recover their costs through rates charged to customers, whether resulting from the effects of increased competition or specific regulatory actions, SFAS 71 would no longer apply. If Pacific Bell, the Corporation's largest subsidiary, were no longer to qualify for the provisions of SFAS 71, the financial effects would be material.



                            -----------------------

                    Pacific Telesis Group and Subsidiaries
                     Selected Financial and Operating Data
(Dollars in millions,
except per share amounts)         1993     1992      1991     1990     1989
- ----------------------------------------------------------------------------
RESULTS OF OPERATIONS
Operating revenues ........... $ 9,244  $ 9,108   $ 9,168  $ 9,052  $ 9,089
Operating expenses ...........   8,582    7,025     7,217    6,989    6,689
Operating income .............     662    2,083     1,951    2,063    2,400
Earnings (loss):
Income from continuing
  operations .................     191    1,173       931      981    1,202
Income (loss) from spin-off
  operations .................      29      (31)       84       49       40
Cumulative effect of
  accounting changes .........  (1,724)       -         -        -        -
Net income (loss) ............ $(1,504) $ 1,142   $ 1,015  $ 1,030  $ 1,242
- ----------------------------------------------------------------------------
EARNINGS (LOSS) PER SHARE
Income from continuing
  operations ................. $  0.46  $  2.91   $  2.37  $  2.47  $  2.92
Income (loss) from spin-off
  operations .................    0.07    (0.08)     0.21     0.12     0.10
Cumulative effect of
  accounting changes .........   (4.16)       -         -        -        -
Net income (loss) ............ $ (3.63) $  2.83   $  2.58  $  2.59  $  3.02
- ----------------------------------------------------------------------------
OTHER FINANCIAL AND OPERATING DATA
Dividends per share .......... $  2.18  $  2.18   $  2.14  $  2.02  $  1.88
Book value per share* ........ $ 18.40  $ 20.37   $ 19.27  $ 18.53  $ 18.93
Return on equity (%)* ........   -20.5     14.2      13.2     13.7     15.4
Return on capital (%)* .......    -7.0     11.2      10.6     11.2     12.2
Total shareowners' return (%)**   27.2      4.3       3.3     -6.2     69.1

Total assets ................. $23,437  $21,849   $21,226  $21,051  $20,870
Net assets of spin-off
  operations ................. $ 2,874  $   745   $   663  $   634  $   591
Debt maturing within one year  $   595  $ 1,158   $   951  $   810  $   268
Long-term obligations ........ $ 5,129  $ 5,207   $ 5,395  $ 5,496  $ 5,215
Shareowners' equity .......... $ 7,786  $ 8,251   $ 7,729  $ 7,401  $ 7,888
Debt ratio (%)* ...............   41.0     43.5      45.2     46.2     41.3
Capital expenditures*......... $ 2,491  $ 2,381   $ 2,207  $ 2,059  $ 1,896
Cash from operating activities
  of continuing operations ... $ 2,727  $ 2,807   $ 2,439  $ 2,542  $ 2,870
Toll messages (millions)***...   4,272    4,158     4,092    4,174    3,137
Carrier access minutes-
  of-use (millions) ..........  49,674   46,800    43,872   41,383   38,251
Customer switched access lines
  in service at December 31
  (thousands) ................  14,873   14,551    14,262   13,868   13,420
Total employees at December 31  60,050   61,346    62,236   65,829   68,452
- ----------------------------------------------------------------------------
    Certain prior year data have been restated to reflect the planned spin-off of PacTel Corporation. The operating results and net assets of PacTel Corporation are classified separately as "spin-off operations" and are excluded from amounts for the "continuing operations" of Pacific Telesis

    Group.  (See Note A - "Basis of Presentation" on page F-37.)

    Results for 1993, 1991, and 1990 reflect restructuring charges which reduced income from continuing operations by $861, $122 and $65 million for each respective year, and related per share amounts by $2.08, $.30, and $.16 for each respective year.

  * Reflects both continuing and spin-off operations for all years presented.

 ** Includes the sum of stock price appreciation and dividends for the year.

*** Toll  messages  include   Message  Telecommunications  Services,  Optional
    Calling Plans, WATS, and Terminating 800 messages. Toll messages for years subsequent to 1989 have been restated to conform to the current presentation. The expansion of Pacific Bell's local calling areas effective June 1991 reduced subsequent toll message volumes. As a result, comparisons of 1992 volumes with prior year volumes are not meaningful.

REPORT OF MANAGEMENT

To the Shareowners of Pacific Telesis Group:

The management of Pacific Telesis Group is responsible for preparing the accompanying financial statements and for their integrity and objectivity. The statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis and are not misstated due to material fraud or error. In instances where exact measurement is not possible, the financial statements include amounts based on management's best estimates and judgments. Management also prepared the other information in this annual financial review and is responsible for its accuracy and consistency with the financial statements.

The Corporation's financial statements have been audited by Coopers & Lybrand, independent accountants, whose appointment has been ratified by the shareowners. Management has made available to Coopers & Lybrand all the Corporation's financial records and related data, as well as the minutes of shareowners' and directors' meetings. Furthermore, management believes that all of its representations made to Coopers & Lybrand during their audit were valid and appropriate.

Management has established and maintains a system of internal control that provides reasonable assurance as to the integrity and reliability of the financial statements, the protection of assets from unauthorized use or disposition, and the prevention and detection of fraudulent financial reporting. The system of internal control provides for appropriate division of responsibility and is documented by written policies and procedures that are communicated to employees with significant roles in the financial reporting process and are updated as necessary. Management continually monitors the system of internal control for compliance, and maintains a strong internal auditing program that independently assesses the effectiveness of the internal controls and recommends improvements when necessary. In addition, as part of their audit of the Corporation's financial statements, Coopers & Lybrand have obtained a sufficient understanding of the internal control structure to determine the nature, timing, and extent of audit tests to be performed. Management has considered the internal auditors' and Coopers & Lybrand's recommendations concerning the Corporation's system of internal control and has taken actions that it believes are cost-effective under the circumstances to respond appropriately to these recommendations. Management believes that the Corporation's system of internal control is adequate to accomplish the objectives discussed.

Management also recognizes its responsibility to foster a strong ethical climate that enables the Corporation to conduct its affairs according to the highest standards of personal and corporate conduct. This responsibility is characterized and reflected in the Corporation's code of corporate conduct, which is publicized throughout the Corporation. The code of conduct addresses, among other things: potential conflicts of interest; compliance with all domestic laws, including those relating to foreign transactions and financial disclosure; and the confidentiality of proprietary information. The Corporation maintains a systematic program to assess compliance with these policies.

The Audit Committee of the Board of Directors is responsible for overseeing the Corporation's financial reporting process on behalf of the Board. In fulfilling its responsibility, the Committee recommends to the Board, subject to shareowner ratification, the selection of the Corporation's independent accountants. The Committee consists of six members of the Board who are neither officers nor employees of the Corporation. It meets regularly with representatives of management, internal audit, and the independent accountants to review internal accounting controls and accounting, auditing, and financial reporting matters. During 1993, the Committee held five meetings. The Corporation's internal auditors and independent accountants periodically meet alone with the Committee to discuss the matters previously noted and have direct access to it for private communication at any time.



Philip J. Quigley
Chairman and Chief
Executive Officer Designate



William E. Downing
Chief Financial Officer
and Treasurer Designate

March 4, 1994

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Shareowners of Pacific Telesis Group:

We have  audited  the  accompanying consolidated  balance  sheets  of  Pacific
Telesis Group and Subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, shareowners' equity, and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

As  discussed  in Note  A to  the  Consolidated Financial  Statements, Pacific
Telesis   Group  adopted   new   accounting  rules   for  postretirement   and
postemployment benefits during 1993.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pacific Telesis Group and Subsidiaries as of December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.





Coopers & Lybrand

San Francisco, California
March 3, 1994

                    Pacific Telesis Group and Subsidiaries
                       Consolidated Statements of Income


                                              For the Year Ended December 31
(Dollars in millions,                        -------------------------------
except per share amounts)                       1993      1992       1991
- ----------------------------------------------------------------------------
OPERATING REVENUES
Local service .............................. $ 3,477    $3,377     $3,337
Network access - interstate ................   1,622     1,584      1,516
Network access - intrastate ................     683       665        775
Toll service ...............................   2,058     2,103      2,181
Other service revenues .....................   1,404     1,379      1,359
                                             -------------------------------
TOTAL OPERATING REVENUES                       9,244     9,108      9,168
- ----------------------------------------------------------------------------
OPERATING EXPENSES
Cost of products and services ..............   1,932     1,915      1,959
Customer operations and selling expenses ...   1,788     1,543      1,491
General, administrative, and other expenses    1,695     1,857      1,825
Restructuring charges ......................   1,431         -        203
Depreciation and amortization ..............   1,736     1,710      1,739
                                             -------------------------------
TOTAL OPERATING EXPENSES ...................   8,582     7,025      7,217
- ----------------------------------------------------------------------------
OPERATING INCOME ...........................     662     2,083      1,951
Interest expense ...........................     509       506        588
Miscellaneous income .......................      48       202        144
- ----------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS
  BEFORE INCOME TAXES ......................     201     1,779      1,507
Income taxes ...............................      10       606        576
- ----------------------------------------------------------------------------
INCOME FROM CONTINUING OPERATIONS ..........     191     1,173        931
Income (loss) from spin-off operations,
    net of income taxes of $61, $11,
    and $53, respectively (Notes A and B) ..      29       (31)        84
                                             -------------------------------
INCOME BEFORE CUMULATIVE EFFECT OF
  ACCOUNTING CHANGES  ......................     220     1,142      1,015
Cumulative effect of accounting changes ....  (1,724)        -          -
                                             -------------------------------
NET INCOME (LOSS) .......................... $(1,504)   $1,142     $1,015
============================================================================


                             (Continued next page)

                    Pacific Telesis Group and Subsidiaries
                       Consolidated Statements of Income
                                  (Continued)

                                              For the Year Ended December 31
(Dollars in millions,                        -------------------------------
except per share amounts)                       1993      1992       1991
- ----------------------------------------------------------------------------
EARNINGS (LOSS) PER SHARE:
  Income from continuing operations ......   $  0.46   $  2.91    $  2.37
  Income (loss) from spin-off operations .      0.07     (0.08)      0.21
                                             -------------------------------
  Income before cumulative effect of
    accounting changes ...................      0.53      2.83       2.58
  Cumulative effect of accounting
    changes ..............................     (4.16)        -          -
                                             -------------------------------
  Net income (loss) ......................   $ (3.63)  $  2.83    $  2.58
============================================================================
Dividends per share ......................   $  2.18   $  2.18    $  2.14
Average shares outstanding (thousands) ...   414,171   402,977    400,023
============================================================================

The accompanying Notes are an integral part of the Consolidated Financial Statements.

                    Pacific Telesis Group and Subsidiaries
                          Consolidated Balance Sheets
                                                           December 31
                                                    ------------------------
(Dollars in millions, except per share amounts)         1993        1992
- ----------------------------------------------------------------------------
ASSETS
Cash and cash equivalents .........................  $    69     $    74
Accounts receivable - net of allowances
  for uncollectibles of $138 and $130 .............    1,548       1,476
Net receivable from spin-off operations (Note J) ..       33         749
Prepaid expenses and other current assets .........      996         922
                                                   -------------------------
Total current assets ..............................    2,646       3,221
                                                   -------------------------
Property, plant, and equipment ....................   26,607      26,121
Less: accumulated depreciation ....................   (9,961)     (9,511)
                                                   -------------------------
Property, plant, and equipment - net ..............   16,646      16,610
                                                   -------------------------
Net assets of spin-off operations (Notes A and B) .    2,874         745
                                                   -------------------------
Deferred charges and other noncurrent assets ......    1,271       1,273
                                                   -------------------------
TOTAL ASSETS ......................................  $23,437     $21,849
============================================================================
LIABILITIES AND SHAREOWNERS' EQUITY
Accounts payable and accrued liabilities ..........  $ 1,645     $ 1,557
Debt maturing within one year .....................      595       1,158
Other current liabilities .........................    1,168         879
                                                   -------------------------
Total current liabilities .........................    3,408       3,594
                                                   -------------------------
Long-term obligations .............................    5,129       5,207
                                                   -------------------------
Deferred income taxes .............................    1,598       2,872
                                                   -------------------------
Other noncurrent liabilities and deferred credits      5,516       1,925
                                                   -------------------------
Commitments and contingencies (Notes I and L)
Common stock ($0.10 par value; 432,827,595 shares
  issued; 423,059,043 and 405,092,326 shares
  outstanding) ....................................       43          43
Additional paid-in capital ........................    6,372       5,220
Reinvested earnings ...............................    2,040       4,459
Less: treasury stock, at cost (9,768,552 and
        27,735,269 shares) ........................     (283)     (1,011)
      deferred compensation - leveraged employee
        stock ownership trust .....................     (386)       (460)
                                                   -------------------------
Total shareowners' equity .........................    7,786       8,251
                                                   -------------------------
TOTAL LIABILITIES AND SHAREOWNERS' EQUITY .........  $23,437     $21,849
============================================================================
The accompanying Notes are an integral part of the Consolidated Financial Statements.

                    Pacific Telesis Group and Subsidiaries
                Consolidated Statements of Shareowners' Equity

                                             For the Year Ended December 31
                                             -------------------------------
(Dollars in millions,
except per share amounts)                        1993      1992      1991
- ----------------------------------------------------------------------------
COMMON STOCK
Balance at beginning of year ...............   $   43    $   43    $   43
                                             -------------------------------
Balance at end of year .....................       43        43        43
- ----------------------------------------------------------------------------
ADDITIONAL PAID-IN CAPITAL
Balance at beginning of year ...............    5,220     5,217     5,195
Issuance of common stock of
  PacTel Corporation (Note B) ..............    1,027         -         -
Issuance of shares .........................      104        (8)       (2)
Other changes ..............................       21        11        24
                                             -------------------------------
Balance at end of year .....................    6,372     5,220     5,217
- ----------------------------------------------------------------------------
REINVESTED EARNINGS
Balance at beginning of year ...............    4,459     4,197     4,038
Net income (loss) ..........................   (1,504)    1,142     1,015
Dividends declared ($2.18, $2.18, and $2.14
  per share, respectively) .................     (910)     (880)     (856)
Other changes ..............................       (5)        -         -
                                             -------------------------------
Balance at end of year .....................    2,040     4,459     4,197
- ----------------------------------------------------------------------------
TREASURY STOCK, AT COST
Balance at beginning of year ...............   (1,011)   (1,184)   (1,246)
Purchase of shares .........................        -         -       (93)
Issuance of shares .........................      728       173       155
                                             -------------------------------
Balance at end of year .....................     (283)   (1,011)   (1,184)
- ----------------------------------------------------------------------------
DEFERRED COMPENSATION
Balance at beginning of year ...............     (460)     (544)     (629)
Cost of LESOP trust shares allocated to
  employee accounts (Note K) ...............       74        84        85
                                             -------------------------------
Balance at end of year .....................     (386)     (460)     (544)
- ----------------------------------------------------------------------------
TOTAL SHAREOWNERS' EQUITY ..................  $ 7,786   $ 8,251   $ 7,729
============================================================================

                    Pacific Telesis Group and Subsidiaries
                Consolidated Statements of Shareowners' Equity


                                             For the Year Ended December 31
                                             ------------------------------
                                                 1993      1992      1991
===========================================================================
COMMON SHARES AUTHORIZED AT
  DECEMBER 31 (millions) ...................    1,100     1,100     1,100
===========================================================================
COMMON SHARES OUTSTANDING (millions)
Balance at beginning of year ...............      405       401       399
Common shares purchased ....................        -         -        (2)
Treasury shares reissued ...................       18         4         4
                                             ------------------------------
Balance at end of year .....................      423       405       401
===========================================================================
PREFERRED SHARES AUTHORIZED AT
  DECEMBER 31 (millions) ...................       50        50        50
===========================================================================

The accompanying Notes are an integral part of the Consolidated Financial Statements.

                    Pacific Telesis Group and Subsidiaries
                     Consolidated Statements of Cash Flows

                                             For the Year Ended December 31
                                             ------------------------------
(Dollars in millions)                                1993    1992    1991
- ---------------------------------------------------------------------------
CASH FROM (USED FOR) OPERATING ACTIVITIES
Net income (loss) ............................... $(1,504) $1,142  $1,015
Adjustments to reconcile net income (loss)
  to cash from operating activities:
    (Income) loss from spin-off operations ......     (29)     31     (84)
    Cumulative effect of accounting changes .....   1,724       -       -
    Restructuring charges .......................   1,431       -     203
    Depreciation and amortization ...............   1,736   1,710   1,739
    Deferred income taxes .......................    (314)   (665)    (74)
    Unamortized investment tax credits ..........     (49)    (62)    (69)
    Changes in operating assets and liabilities:
      Accounts receivable .......................     (74)     62       5
      Prepaid expenses and other current assets         1      97     (95)
      Deferred charges and other
        noncurrent assets .......................     112      11     (16)
      Accounts payable and accrued liabilities ..      85     (42)   (252)
      Other current liabilities .................      17     103     (77)
      Noncurrent liabilities and
        deferred credits ........................    (394)    429     119
    Other adjustments, net ......................     (15)     (9)     25
                                                ---------------------------
Cash from operating activities of continuing
  operations ....................................   2,727   2,807   2,439
- ---------------------------------------------------------------------------
CASH FROM (USED FOR) INVESTING ACTIVITIES
Additions to property, plant, and equipment .....  (1,800) (1,825) (1,659)
Net investment in spin-off operations (Note J) ..  (1,071)   (113)     55
(Increase) decrease in net receivable from
  spin-off operations (Note J) ..................     715    (286)   (238)
Other investing activities, net .................      17      29      72
                                                ---------------------------
Cash used for investing activities ..............  (2,139) (2,195) (1,770)
- ---------------------------------------------------------------------------

                    Pacific Telesis Group and Subsidiaries
                     Consolidated Statements of Cash Flows

                                             For the Year Ended December 31
                                             -------------------------------
(Dollars in millions)                            1993      1992      1991
- ----------------------------------------------------------------------------
CASH FROM (USED FOR) FINANCING ACTIVITIES
Proceeds from issuance of common and
  treasury shares ...........................     800       184       151
Purchase of common shares ...................       -         -       (93)
Proceeds from issuance of long-term debt ....   2,590       909       416
Retirements of long-term debt ...............  (2,624)     (973)     (560)
Dividends paid ..............................    (756)     (803)     (777)
Increase (decrease) in short-term
  borrowings, net ...........................    (473)      151       221
Other financing activities, net .............    (130)      (76)      (45)
                                             -------------------------------
Cash used for financing activities ..........    (593)     (608)     (687)
- ----------------------------------------------------------------------------
Increase (decrease) in cash and
  cash equivalents ..........................      (5)        4       (18)

Cash and cash equivalents at January 1 ......      74        70        88
                                             -------------------------------
Cash and cash equivalents at December 31 ....  $   69    $   74    $   70
============================================================================

The accompanying Notes are an integral part of the Consolidated Financial Statements.

Pacific Telesis Group
 and Subsidiaries

                  Notes to Consolidated Financial Statements
- ----------------------------------------------------------------------------
A. Summary of Significant Accounting Policies

   Basis of Presentation

   The Consolidated Financial Statements include the accounts of Pacific Telesis Group (the "Corporation") and its wholly and majority-owned subsidiaries. The Corporation includes a holding company, Pacific Telesis; its telephone subsidiaries: Pacific Bell and its subsidiaries, Pacific Bell Directory and Pacific Bell Information Services, and Nevada Bell (the "Telephone Companies"); PacTel Corporation ("PacTel") and its subsidiaries which have wireless telecommunications operations; and several smaller diversified entities. The Telephone Companies provide local exchange service, network access, toll service, directory advertising, and selected information services in California and Nevada. PacTel provides cellular, paging, radiolocation, and other wireless telecommunications services in the United States, Europe, and the Pacific Rim. Prior year revenues, expenses, assets, liabilities, and cash flows have been restated to reflect the Corporation's planned spin-off of the domestic and international wireless operations of PacTel. The operating results and net assets of PacTel are classified separately as "spin-off operations" and are excluded from amounts for the "continuing operations" of the Corporation. (See also Note B - "Planned Spin-off" on page F-39.) Intercompany transactions with PacTel and its subsidiaries which were previously eliminated in consolidation are now reflected in the Corporation's financial statements. Certain other financial statement reclassifications have been made to conform to the current presentation.

   Financial information presented for PacTel in the Consolidated Financial Statements has been prepared solely for the purpose of reporting Pacific Telesis Group results and should not be viewed as a report on the results of PacTel itself. PacTel results differ from those reported in the Pacific Telesis Group Consolidated Financial Statements due to timing differences in recording adjustments which are not material to the Corporation's consolidated results. (See "PacTel Corporation and Subsidiaries Supplemental Financial Information" beginning on page F-65.)

   The Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles. In accordance with the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," the Telephone Companies are required to reflect rate actions of regulators in their financial statements when appropriate.

   Change in Accounting for Postretirement and Postemployment Costs

   Effective January 1, 1993, the Corporation adopted Statement of Financial Accounting Standards No. 106 ("SFAS 106"), "Employers' Accounting for Postretirement Benefits Other than Pensions," and Statement of Financial Accounting Standards No. 112 ("SFAS 112"), "Employers' Accounting for Postemployment Benefits." (See also Note F - "Other Postretirement and Postemployment Benefits" on page F-48.) These new rules require a change from the cash to the accrual method of accounting for these costs. The cumulative effects of applying the new rules to prior years were recognized by one-time charges applicable to continuing operations totaling $1.724 billion. The charges are net of deferred income tax benefits of $1.155 billion and reduced earnings applicable to continuing operations by $4.16 per share. Additionally, the ongoing periodic expense recognized by the Corporation's continuing operations under SFAS 106 during 1993 increased about $80 million before taxes over the previous method. The ongoing periodic expense of SFAS 112 is not expected to differ materially from expense under the prior method.

   Under a California Public Utilities Commission ("CPUC") decision, Pacific Bell was granted $108 million for partial recovery of 1993 SFAS 106 costs. Pacific Bell is required to file annually for recovery in conjunction with its price cap filing, and therefore such recovery will vary. The 1994 CPUC price cap decision grants Pacific Bell $100 million for partial recovery of 1994 SFAS 106 costs. Two ratepayer advocacy groups have each challenged certain aspects of the CPUC's decision adopting SFAS 106 for ratemaking, which could affect Pacific Bell's rate recovery. The Corporation is unable to predict the outcome of these pending challenges.

   Cash and Cash Equivalents

   The Corporation considers all highly liquid monetary instruments with maturities of ninety days or less from the date of purchase to be cash equivalents.

   Income Taxes

   Deferred income taxes are provided to reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes.

   Investment tax credits earned prior to their repeal by the Tax Reform Act of 1986 are amortized as reductions in tax expense over the lives of the assets which gave rise to the credits.

   Property, Plant, and Equipment

   Property, plant, and equipment (primarily telephone plant dedicated to providing telecommunications services) is carried at cost. The cost of self-constructed plant includes employee wages and benefits, materials, and other costs. Regulators allow the Telephone Companies to accrue an allowance for funds used during construction as a cost of constructing certain plant and as an item of miscellaneous income. This income is not realized in cash currently, but will be realized over the service lives of the related plant.

   Depreciation of telephone plant is computed primarily using the remaining-life method, essentially a form of straight-line depreciation, using depreciation rates prescribed by state and federal regulatory agencies. When retired, the original cost of depreciable telephone plant is charged to accumulated depreciation.

   Expenditures in excess of $500 that increase the capacity, operating efficiency, or useful life of an individual asset are capitalized. Expenditures for maintenance and repairs are charged to expense.

   Premium on Debt Retirement

   When debt is refinanced before maturity, Pacific Bell recognizes as expense any difference between net book value and redemption price evenly over the term of the replacing issue for intrastate operations, in accordance with the ratemaking treatment of such costs. These costs are expensed as incurred for interstate operations.

   Financial Instruments

   Market value gains and losses on financial instruments that are designated and effective as hedges of foreign currency commitments and net investments are deferred. Related foreign exchange translation gains and losses are also deferred.


B. Planned Spin-off

   In December 1992, the Corporation announced that its Board of Directors (the "Board") had approved a plan to spin off PacTel's domestic and international wireless operations. The spin-off of PacTel's operations is planned to be effective April 1, 1994. These operations principally include the Corporation's cellular, paging, and radiolocation services. The Corporation will continue to own the Telephone Companies, along with several smaller units including real estate assets.

   In November 1993, the CPUC adopted a decision permitting the spin-off to proceed. In connection with the separation, the Corporation and PacTel in December 1993 completed an initial public offering of 68.5 million, or 14 percent, of PacTel's common shares, raising about $1.5 billion. As of the spin-off date, the remaining 86 percent of PacTel's common shares currently held by the Corporation will be distributed to the Corporation's shareowners in proportion to their shares in the Corporation. Each shareowner will receive one share of PacTel stock for each Pacific Telesis Group share held prior to the spin-off. The Internal Revenue Service (the "IRS") has ruled that the distribution qualifies as a tax-free transaction to shareowners. The distribution will be accounted for as a stock dividend. In February 1994, PacTel announced a new corporate name and identity which it will use after the spin-off. The new corporate name is AirTouch Communications.

   The net revenues and expenses of PacTel's operations have been separately classified as income (loss) from spin-off operations in the Corporation's income statements as summarized below:

   (Dollars in millions)                        1993      1992     1991
   ----------------------------------------------------------------------
   Operating revenues ....................... $1,061      $879     $779
   Operating expenses .......................    930       829      612
                                               --------------------------
   Operating income .........................    131        50      167
   Other expense ............................     35        70       30
                                               --------------------------
   Income (loss) before income taxes ........     96       (20)     137
   Income taxes .............................     61        11       53
                                               --------------------------
   Income (loss) before cumulative effect of
     accounting changes .....................     35       (31)      84
   Cumulative effect of accounting changes ..     (6)        -        -
                                               --------------------------
   Income (loss) from spin-off operations* .. $   29      $(31)    $ 84
   ======================================================================
   *  See Note A - "Basis of Presentation" on page F-37.

   The net assets and liabilities of PacTel have been separately classified as net assets of spin-off operations in the Corporation's balance sheets as summarized below:
                                                           December 31
                                                        -----------------
   (Dollars in millions)                                  1993      1992
   ----------------------------------------------------------------------
   Current assets .................................     $1,704   $   444
   Noncurrent assets ..............................      2,359     1,935
   Current liabilities ............................       (312)   (1,128)
   Noncurrent liabilities .........................       (413)     (506)
   Minority interest of other shareowners .........       (464)        -
                                                        -----------------
   Net assets of spin-off operations* .............     $2,874   $   745
   ======================================================================
   *  See Note A - "Basis of Presentation" on page F-37.

   In addition, the Corporation's cash flow statements have been reclassified to exclude the activities of PacTel. Accordingly, the cash proceeds received by PacTel from the initial public offering of its stock in December 1993 are not reflected in the Corporation's 1993 cash flow statement. The proceeds from the initial public offering above the book value of the transferred ownership interest have been credited to additional paid-in capital within the Corporation's shareowners' equity accounts.


C. Restructuring Charges

   During 1993, the Corporation recorded pre-tax restructuring charges totaling $1.431 billion. These charges include a $977 million charge by Pacific Bell to recognize the incremental cost of force reductions associated with restructuring its internal business processes through 1997. This charge is to cover the incremental severance costs associated with terminating approximately 14,400 employees from 1994 through 1997. It is also to cover the incremental costs of consolidating and streamlining operations and facilities to support this downsizing initiative. During 1993, the Corporation completed a reevaluation of investment alternatives relating to its 1990 decision to dispose of the real estate portfolio of its real estate subsidiary. Based on its decision to dispose of these assets over the next three to five years, the Corporation recorded an additional pre-tax restructuring reserve of $347 million to cover potential future losses on sales and estimated operating losses. As of December 31, 1993, the recorded assets of the Corporation's real estate subsidiary totaled approximately $600 million. An additional $51 million pre-tax charge was recorded during 1993 relating to the withdrawal from, or restructuring of, the Corporation's cable and customer premises equipment businesses. The remaining $56 million of 1993 charges primarily relate to anticipated costs of the planned spin-off of PacTel. Overall, these charges reduced earnings for 1993 by $861 million, or $2.08 per share.

   Results for 1991 reflect a $203 million pre-tax restructuring charge for the costs of management force reduction programs through 1994. Income from continuing operations for 1991 was reduced by $122 million, or $.30 per share, as a result of this charge.


D. Income Taxes

   Effective  January 1,  1992,  the  Corporation  adopted the  provisions  of
   Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." This standard requires companies to record all deferred tax liabilities or assets for the deferred tax consequences of all temporary differences, and requires ongoing adjustments for enacted changes in tax rates and regulations. Specific provisions of SFAS 109 require regulated companies to record an asset or a liability when recognizing deferred income taxes if it is probable that these deferred taxes will be reflected in future rates. The adoption of the new rules in 1992 did not significantly affect income tax expense for income from continuing operations.

   The components of income tax expense applicable to continuing operations each year are as follows:

   (Dollars in millions)                        1993      1992      1991
   ----------------------------------------------------------------------
   Current:
     Federal ...............................    $526      $611      $541
     State and local income taxes ..........     148       155       157
                                               --------------------------
   Total current ...........................     674       766       698

   Deferred:
     Federal ...............................    (472)      (87)      (52)
     Change in federal enacted tax rate ....     (23)        -         -
     State and local income taxes ..........    (117)      (11)       (1)
                                               --------------------------
   Total deferred ..........................    (612)      (98)      (53)
                                               --------------------------
   Amortization of investment
     tax credits - net .....................     (52)      (62)      (69)
                                               --------------------------
   Total income taxes ......................    $ 10      $606      $576
   ======================================================================

   Significant components of the Corporation's deferred tax assets and liabilities are as follows:

                                                            December
 31
                                                     ----------------------
   (Dollars in millions)                                 1993        1992
   ------------------------------------------------------------------------

   Deferred tax (assets)/liabilities - due to:
      Depreciation and amortization ..............     $3,239      $2,957
      Postretirement and postemployment
        benefits .................................     (1,180)       (126)
      Restructuring reserves and other
        non-deductible accruals ..................       (743)        (34)
      Customer rate reductions ...................       (126)       (218)
      Other, net .................................         40         121
                                                     ----------------------
                                                        1,230       2,700
   Less spin-off operations ......................       (177)       (173)
                                                     ----------------------
   Net deferred tax liabilities ..................     $1,053      $2,527
                                                     ======================
   Amounts recorded in the consolidated
     balance sheets:
       Deferred tax assets* ......................     $  556      $  348
                                                     ======================
       Deferred tax liabilities* .................     $1,609      $2,875
                                                     ======================
   ========================================================================
   * Reflects reclassification of certain current and noncurrent amounts to a net presentation.

   The components of deferred income taxes for 1991 are as follows:

   (Dollars in millions)                                            1991
   ----------------------------------------------------------------------
   Deferred tax (credit) - due to:
     Depreciation and amortization ...........................      $(37)
     Revenue refunds .........................................        21
     Advance funding of VEBA employee
       benefit trust .........................................       (14)
     Restructuring reserves ..................................       (42)
     Other ...................................................        36
                                                                ---------
                                                                     (36)
   Less spin-off operations ..................................        17
                                                                ---------
   Total deferred taxes ......................................      $(53)
   ======================================================================

   During August 1993, new tax provisions were enacted under the Omnibus Budget Reconciliation Act of 1993 which included an increase in the corporate tax rate from 34 percent to 35 percent retroactive to January 1, 1993. The cumulative effect of the new tax provisions was recognized during third quarter 1993 by a reduction to income tax expense resulting from the adjustment of prior periods' deferred taxes. However, this positive  adjustment was  partly  offset  by the  effect  of  the tax  rate increase on current income. Overall, the new tax provisions did not significantly affect the Corporation's tax expense for the year.

   The reasons for differences each year between the Corporation's effective income tax rate and applying the statutory federal income tax rate to income from continuing operations before income taxes are provided in the following reconciliation:

                                                 1993      1992      1991
   -------------------------------------------------------------------------
   Statutory federal income tax rate (%) ....... 35.0      34.0      34.0

   Increase (decrease) in taxes resulting from:

     Amortization of investment tax credits ....(26.0)     (3.5)     (3.7)

     Plant basis differences - net of
       applicable depreciation ................. 17.4       2.0       2.3
     Construction interest ..................... (6.1)     (0.6)     (0.7)
     State income taxes - net of federal
       income tax benefit ......................  9.7       5.3       6.8

     Deferred tax impact due to rate change ..  (26.9)     (3.5)     (3.2)

     Other .....................................  1.9       0.4       2.7
                                                ----------------------------
   Effective income tax rate (%) ...............  5.0      34.1      38.2
   =========================================================================

   During 1987, the Telephone Companies paid $115 million to the IRS under a Summary Assessment relating to contested issues for pre-divestiture tax years 1979 and 1980. During 1992, the Corporation was refunded the amount and an additional $70 million recorded as interest income. As a result of the refund, first quarter 1992 net income increased $45 million, or $.11 per share, and cash from operating activities for 1992 increased $185 million.

E. Employee Retirement Plans

   Defined Benefit Plans

   The Corporation provides pension, death, and survivor benefits under a number of defined benefit pension plans which cover substantially all employees of Pacific Telesis, the Telephone Companies, and certain PacTel employees. For some of these plans, benefits are based on a flat dollar amount which varies according to employee job classification and years of service. For other plans, benefits are based on a percentage of final five-year average pay and vary according to years of service.

   The Corporation is responsible for contributing enough to the pension plans, while the employee still is working, to ensure that adequate funds are available to provide the benefit payments upon the employee's retirement. These contributions are made to an irrevocable trust fund in amounts determined using the aggregate cost actuarial method, one of the actuarial methods specified by the Employee Retirement Income Security Act of 1974 ("ERISA"), subject to ERISA and IRS limitations.

   The Corporation reports pension costs and related obligations under the provisions of Statement of Financial Accounting Standards No. 87 ("SFAS 87"), "Employers' Accounting for Pensions," and ("SFAS 88"), "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits." However, specific provisions for regulated enterprises require the Telephone Companies to recognize pension cost consistent with its ratemaking treatment. Pension costs recognized reflect a CPUC order requiring the continued use of the aggregate cost method for intrastate operations and a Federal Communications Commission ("FCC") requirement to use SFAS 87 and SFAS 88 for interstate operations.

   In November 1993, Nevada Bell offered an early retirement program under which approximately 70 management employees elected early retirement. During 1992, the Corporation amended its nonsalaried pension plan to increase benefits for specified groups of employees who elect early retirement under incentive programs. Approximately 1,000 employees elected early retirement under these amendments. During 1991, approximately 4,400 eligible management employees elected early retirement or voluntary severance under management force reduction programs offered by the Corporation. (See Note C - "Restructuring Charges" on page F-41.) Annual pension cost in the table below excludes $7, $5, and $36 million of additional pension expense recognized in 1993, 1992, and 1991, respectively, for these programs.

   Annual pension cost for each year consisted of the following components:

   (Dollars in millions)                            1993     1992    1991
   -------------------------------------------------------------------------
   Service cost - benefits earned during year .. $   140     $163  $  166
   Interest cost on projected
      benefit obligations ......................     679      656     604
   Actual return on assets .....................  (1,402)    (386) (1,891)
   Net amortization and deferral of items
      subject to delayed recognition* ..........     640     (373)  1,148
                                                 ---------------------------
   Net periodic pension cost under SFAS 87 .....      57       60      27
   Adjustment to reflect differing regulatory
      treatment ................................     (53)     (54)    (34)
   Less spin-off operations ....................       3        2       3
                                                 ---------------------------
   Pension cost (income) recognized ............ $     7     $  8  $   (4)
   =========================================================================
   * Under SFAS 87, differences between actual returns and losses on assets and assumed returns, which are based on an expected long-term rate of return, are deferred and included with "unrecognized net gain" (see table on page F-47). During 1993 and 1991, actual returns exceeded assumed returns by $691 and $1,227 million, respectively. During 1992, actual returns were less than assumed returns by $317 million.

   The amounts shown above for annual pension cost (income) recognized in 1993, 1992, and 1991 reflect the effects of strong fund asset performance in prior years and IRS funding limitations.

   The following table sets forth the status of the plans' assets and obligations and the amounts recognized in the Corporation's consolidated balance sheets:
                                                            December 31
                                                      ----------------------
   (Dollars in millions)                                   1993      1992
   -------------------------------------------------------------------------
   Plan assets at estimated fair value ............     $11,277   $10,475
   Actuarial present value of projected benefit
     obligations ..................................       9,369     8,226
                                                      ----------------------
   Plan assets in excess of projected benefit
     obligations ..................................       1,908     2,249
   Less items subject to delayed recognition:
     Unrecognized net gain* .......................      (1,989)   (2,238)
     Unrecognized transition amount** .............        (651)     (709)
     Unrecognized prior service cost ..............          52        62
   Less spin-off operations .......................         (15)       (8)
                                                      ----------------------
   Accrued pension cost liability recognized in
     the consolidated balance sheets ..............     $   695   $   644
   =========================================================================

   * Gains or losses from actual returns on assets different than assumed returns, as well as from demographic experience different than assumed and the effects of changes in other assumptions, are recognized through amortization, over time, when the cumulative gains or losses exceed certain limits.

   ** A $1,078 million excess of the fair value of plan assets over projected benefit obligations as of the January 1, 1987 adoption of SFAS 87 is being recognized through amortization over approximately eighteen years.

   The assets of the plans are primarily composed of common stocks, U.S. Government and corporate obligations, index funds, and real estate investments. The plans' projected benefit obligations for employee service to date reflect the Corporation's expectations of the effects of future salary progression and benefit increases. As of December 31, 1993 and 1992, the actuarial present values of the plans' accumulated benefit obligations, which do not anticipate future salary increases, were $8,818 and $7,818 million, respectively. Of these amounts, $7,924 and $7,003 million, respectively, were vested.

   The assumptions used in computing the present values of benefit obligations include a discount rate of 7.5 percent for 1993 and 8.5 percent for 1992 and 1991. An 8.0 percent long-term rate of return on assets is assumed in calculating pension costs.

   On March 28, 1994, Pacific Bell will offer a special pension benefit which removes any age discount from pensions for employees eligible to retire with a service pension on that date. This window will only apply to those who are eligible for a service pension that is normally subject to a discount and who retire on March 28, 1994. Approximately 2,750 employees are eligible for this benefit.

   Effective December 31, 1993, Pacific Bell permanently removed the age discount from the normal pension for salaried employees who have 30 or more years of net credited service. Approximately 400 employees are affected by this amendment.

   The Corporation has entered into labor negotiations with union-represented employees in the past and expects to do so in the future. Pension benefits have been included in these negotiations, and improvements in benefits have been made periodically. Additionally, the Corporation has increased benefits to pensioners on an ad hoc basis. While no assurance can be offered with respect to future increases, the Corporation's expectations for future benefit increases have been reflected in determining pension costs.

   Defined Contribution Plans

   The Corporation sponsors several defined contribution retirement plans covering substantially all employees. These plans include the Pacific Telesis Group Supplemental Retirement and Savings Plan for Salaried Employees, the Pacific Telesis Group Supplemental Retirement and Savings Plan for Nonsalaried Employees (collectively, the "Savings Plans") and the PacTel Corporation Retirement Plan.

   The Corporation's contributions to the Savings Plans are based on matching a portion of employee contributions. All matching employer contributions to the Savings Plans are made through a LESOP trust (see Note K - "Employee Stock Ownership Trust" on page F-56). Total contributions to these plans, including contributions allocated to participant accounts through the LESOP trust, were $65, $61, and $67 million in 1993, 1992, and 1991, respectively. These amounts exclude $13, $10, and $5 million, respectively, each year of costs applicable to spin-off operations.

F. Other Postretirement and Postemployment Benefits

   Substantially  all  retirees and  their  dependents are  covered  under the
   Corporation's plans for medical, dental and life insurance benefits. Approximately 40,000 retirees were eligible to receive benefits as of January 1, 1993. Currently, the Corporation pays the full cost of retiree benefits; however, future cost sharing provisions are reflected in the current postretirement benefit cost and liability. Beginning in 1999, employees retiring in 1991 onward will pay a share of the costs of medical coverage that exceed a defined dollar medical cap.

   Effective January 1, 1993, the Corporation implemented SFAS 106 on an immediate-recognition basis. The standard requires that the cost of retiree benefits be recognized in the financial statements from an employee's date of hire until the employee becomes eligible for these benefits. Previously, the Corporation expensed retiree benefits as they were paid. Immediate recognition of the value of prior benefits earned, the transition obligation, resulted in a one-time, noncash charge applicable to continuing operations of $1.573 billion, or $3.80 per share, which is net of a deferred income tax benefit of $1.054 billion. The deferred tax benefit from the cumulative effect of adoption will be recognized over the remaining lives of the workforce. In addition, the periodic expense applicable to continuing operations recognized in 1993 amounted to $241 million before taxes, an increase of about $80 million over the previous method.

   In December 1992, the CPUC issued a decision adopting, with modification, SFAS 106 for regulatory accounting purposes. Consistent with this decision, Pacific Bell is amortizing its transition obligation over 20 years. Both Pacific Bell and Nevada Bell partially fund their obligations by contributing to Voluntary Employee Benefit Association ("VEBA") trusts.

   Plan assets are invested primarily in domestic and international stocks and domestic investment-grade bonds. The assumed long-term rate of return on plan assets is 8.5 percent. The assumed discount rate used to measure the accumulated postretirement benefit obligation was 7.5 percent at December 31, 1993.

   The components of net periodic postretirement benefit cost are as follows:

   (Dollars in millions)                                        1993
   ---------------------------------------------------------------------
   Service cost .........................................      $  42
   Interest cost on accumulated postretirement
     benefit obligation .................................        249
   Actual return on plan assets .........................       ( 80)
   Net amortization and deferral ........................         32
   Less spin-off operations .............................         (2)
                                                             ----------
   Postretirement periodic benefit cost .................      $ 241
   =====================================================================

   The funded status of the plan follows:

   (Dollars in millions)                              December 31, 1993
   ---------------------------------------------------------------------
   Accumulated postretirement benefit obligation
      at September 30, 1993:
      Retirees ..........................................     $2,380
      Eligible active employees .........................        213
      Other active employees ............................        948
                                                             ----------
   Total accumulated postretirement benefit obligation ..      3,541
   Less:
      Fair value of plan assets at September 30, 1993 ...       (723)
      Contributions during fourth quarter 1993 ..........        (78)
      Unrecognized net loss* ............................       (343)
      Spin-off operations ...............................        (12)
                                                             ----------
   Accrued postretirement benefit obligation
      recognized in the consolidated balance sheet ......     $2,385
   =====================================================================

   *  The   unrecognized  net  loss  is  amortized   over  time  and  reflects
      differences  between actuarial  assumptions and  actual experience.   It
      also includes the impact of changes in actuarial assumptions.

   An annual increase in health care costs of approximately 14 percent was assumed for retirees in 1993. A 13 percent increase is assumed for 1994, declining to an ultimate rate of 6 percent by the year 2002. Should the health care cost trend rate increase by one percent each year, the 1993 increase would be $427 million for the accumulated postretirement benefit obligation and $40 million for the combined service and interest cost components of net periodic cost.

   As of January 1, 1993, the Corporation adopted SFAS 112 for accounting for postemployment benefits. Postemployment benefits offered by the Corporation include workers compensation, disability benefits, medical benefit continuation, and severance pay. These benefits are paid to former or inactive employees who terminated without retiring.

   SFAS 112 requires a change from cash to accrual accounting by recording a cumulative catch-up-charge at implementation. A one-time, noncash charge was recorded against earnings applicable to continuing operations of $151 million, or $.36 per share, which is net of a deferred income tax benefit of $101 million. In subsequent years, the Corporation expects that periodic expense will not differ materially from expense under the prior method.

G. Stock Options and Stock Appreciation Rights

   Key employees of the Corporation have outstanding options and stock appreciation rights ("SARs") which were granted under the Corporation's Stock Option and Stock Appreciation Rights Plan (the "Plan"). The Plan expired effective December 31, 1993, and the Board has proposed shareowner approval of a new stock incentive plan to commence in 1994. The options granted under the Plan were granted as nonqualified options or as incentive stock options, and a portion were granted in conjunction with SARs. The exercise price of each outstanding option and SAR is equal to the fair market value of the Corporation's common stock on the date of grant. The exercise price of each option may be paid in cash or by surrendering shares of common stock already owned by the holder, or with a combination of cash and such shares. Options and associated SARs ordinarily become exercisable at stated times beginning at least one year after the date of grant. The term of any option or SAR cannot exceed ten years. As of December 31, 1993, 6,176,201 options and SARs were exercisable at prices ranging from $14.6563 to $46.5000.

   As of the termination of the Plan on December 31, 1993, 8,275,019 shares authorized by the Board for grants of options and SARs remained, but were unused. The remaining shares authorized for future grants as of December 31, 1992 and 1991 were 8,342,767 and 12,008,069, respectively.

   The following table summarizes option and SAR activity during 1993 and 1992:

                                          Price Range          Price Range
                                 1993      Per Share    1992    Per Share
   ------------------------------------------------------------------------
   Shares issuable under
     outstanding options                   $14.6563 -           $14.6563 -
     and SARs at January 1     8,317,162    46.1250   5,322,651  46.1250

   Options and SARs granted      171,790   $46.5000   4,109,790 $43.0000 -
                                                                 43.3750

   Options and SARs                        $14.6563 -           $14.6563 -
     exercised                (2,199,709)   46.5000    (670,791) 44.1250

   Options and SARs
     canceled or                           $26.3750 -           $14.6563 -
     forfeited                  (104,042)   46.5000    (444,488) 46.1250
                              -----------            -----------
   Shares issuable under
     outstanding options and
     and SARs at                           $14.6563 -           $14.6563 -
     December 31               6,185,201    46.5000   8,317,162  46.1250
   ========================================================================
   In 1991, 674,958 options and SARs were exercised at prices ranging from $14.6563 to $44.1250.

   In connection with the planned spin-off, the options and SARs held by the continuing employees of the Corporation will be supplemented with options and SARs for PacTel common shares. The supplemental PacTel options and SARs granted are expected to equal the number of outstanding options and SARs held by the continuing employees of the Corporation at the time of the spin-off. In addition, outstanding options and SARs of the Corporation that are held by PacTel employees at the time of the spin-off are planned to be replaced by options and SARs for PacTel common shares. It is expected that the PacTel replacement options and SARs will cover the same aggregate fair market values of stock as the Corporation's options or SARs which they will replace. The formula to determine the total number of PacTel replacement options and SARs will be based on the respective market values of the Corporation's and PacTel's common stock in the 10 trading days prior to the spin-off. Exercisable options and SARs at December 31, 1993 held by continuing employees of the Corporation and by PacTel employees were approximately 4.9 and 1.3 million, respectively. Under an agreement with an investment firm, the Corporation and PacTel are required to each issue 350,000 SARs on the spin-off date as compensation for advice rendered to the Corporation and PacTel.

   Certain information presented in this note is based on estimates which are not expected to differ materially from actual amounts.


H. Debt and Lease Obligations

   Long-term obligations as of December 31, 1993 and 1992 principally consist of debentures of $4,047 and $4,170 million, respectively, and corporate notes of $1,603 and $1,428 million, respectively. Maturities and interest rates of long-term obligations follow:

                                                           December 31
                                                     -----------------------
   Maturities and Interest Rates                        1993        1992
   -------------------------------------------------------------------------
                                                     (Dollars in millions)

   1994            9.750%  to   10.000%               $    -      $   24
   1995            8.710%  to    9.320%                  239         240
   1996                          8.650%                   15         115
   1997            8.990%  to   12.560%                   71          73
   1999-2043       4.625%  to    9.500%                5,325       5,146
                                                     -----------------------
                                                       5,650       5,598
   Long-term capital lease obligations                    21          26
   Unamortized discount - net of premium                (475)       (325)
   Less spin-off operations                              (67)        (92)
                                                     -----------------------
   Total long-term obligations                        $5,129      $5,207
   =========================================================================

   Pacific Bell has remaining authority from the CPUC to issue up to $1.25 billion of long- and intermediate-term debt from a total of $1.8 billion authorized in September 1993. The proceeds may be used to redeem maturing debt and to refinance other debt issues. Pacific Bell has remaining authority from the Securities and Exchange Commission (the "SEC") to issue up to $650 million of long- and intermediate-term debt through a shelf registration filed in April 1993. In addition, PacTel Capital Resources ("PTCR"), a wholly owned subsidiary of the Corporation, may issue up to $192 million of medium-term notes through a shelf registration on file with the SEC.

   Debt maturing within one year consists of short-term borrowings and the portion of long-term obligations that matures within one year as follows:

                                                          December 31
                                                    ----------------------
   (Dollars in millions)                               1993         1992
   -----------------------------------------------------------------------
   Notes payable to banks .........................    $  5       $  187
   Commercial paper................................     587          880
                                                    ----------------------
   Total short-term borrowings ....................     592        1,067

   Current maturities of
     long-term obligations ........................      15           95
                                                    ----------------------
                                                        607        1,162
   Less spin-off operations .......................     (12)          (4)
                                                    ----------------------
   Total debt maturing within one year ............    $595       $1,158
   =======================================================================

   Lines of Credit

   The Corporation has various formal and informal lines of credit with certain banks. For the most part, these arrangements do not require compensating balances or commitment fees and, accordingly, are subject to continued review by the lending institutions. At December 31, 1993 and 1992, the total unused lines of credit available were approximately $1.7 and $1.4 billion, respectively.

I. Financial Instruments

   The Corporation uses various financial instruments that involve off-balance-sheet risk. These financial instruments are used to reduce the impact of foreign currency fluctuations on overseas investments and to manage interest expense. As of December 31, 1993 and 1992, the Corporation had outstanding foreign currency swap and forward contracts with face amounts totaling $291 and $354 million, respectively, with maturities through November 2001. The off-balance-sheet risk in these contracts involves both the risk of a counterparty not performing under the terms of the contract and the risk associated with changes in market value. The counterparties to these contracts are major financial institutions, and the Corporation monitors its positions, the credit ratings of counterparties, and the level of contracts entered into with any one party. Therefore, the Corporation believes the likelihood of realizing any losses from counterparty nonperformance is remote. In addition, the settlements of these transactions are not expected to have any material adverse effect upon the Corporation's financial position or results of operations.

   The following table presents information required by Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined using available market information and appropriate valuation methods. However, considerable judgment enters into estimates of fair value. Accordingly, the estimates presented may not be indicative of amounts the Corporation could realize in a current market exchange.

                                      December 31, 1993   December 31, 1992
                                      -----------------   -----------------
                                              Estimated           Estimated
                                      Carrying   Fair    Carrying   Fair
   (Dollars in millions)               Amount    Value    Amount    Value
   ------------------------------------------------------------------------
   Assets:
     Cash and short-term investments . $   71   $   71    $   77   $   77
     Notes receivable ................      3        3       972      972
   Liabilities:
     Debt maturing within one year,
       excluding current portion of
       capital leases ................    589      589     1,152    1,152
     Deposit liabilities .............    296      296       271      271
     Long-term debt at face amount ...  5,583    5,714     5,506    5,620
   Off-balance-sheet
     financial instruments:
       Continuing operations .........      -        4         -        4
       Spin-off operations ........... $    -   $   14    $    -   $   13
   ========================================================================
      Amounts presented above exclude assets and liabilities of spin-off operations. Notes receivable as of December 31, 1992 primarily comprise promissory notes due from PacTel. (See Note J - "Related Party Transactions" on page F-55.) The fair value for long-term debt issues that are not quoted on an exchange are estimated using interest rates that are currently available to the Corporation under similar terms and remaining maturities.

J. Related Party Transactions

   The net receivables due from spin-off operations carried on the Corporation's balance sheets represent net intercompany balances owed by PacTel. As of December 31, 1992, the net receivable balance principally included $858 million of intercompany borrowings by PacTel from PTCR, less $115 million payable to PacTel for intercompany tax benefits. During 1993, PacTel substantially eliminated the intercompany balances. These repayments were made primarily using proceeds of 1993 capital contributions from the Pacific Telesis holding company. The borrowings from PTCR were primarily in the form of promissory notes bearing interest at variable rates which averaged 6.1 and 5.7 percent, respectively, during 1993 and 1992.

   During 1993, 1992, and 1991, Pacific Telesis made capital contributions to PacTel of $1,180, $212, and $71 million, respectively, and received dividends from PacTel of $114, $108, and $125 million, respectively. Miscellaneous income of the Corporation reflects interest income on PTCR's intercompany advances and loans to PacTel of $20, $46, and $33 million, respectively, for 1993, 1992, and 1991. In addition, Pacific Telesis provides certain administrative services to PacTel and charges for these services.

   A separation agreement provides for complete separation of all properties after the spin-off as well as the transfer of a limited number of employees' and retirees' accounts between the Corporation and PacTel. Under the separation agreement, any nontax contingent liabilities that become certain after the spin-off and which are not recognized in the consolidated financial statements of the Corporation will be allocated based on origin of the claim, and acts by, or benefits to, the Corporation or PacTel. The separation agreement provides that the Corporation will continue to include PacTel in filing consolidated federal income tax returns for all taxable periods in which the parties are required or permitted to file a consolidated tax return. In addition, Pacific Telesis will continue to provide administrative services to PacTel for up to 90 days following the spin-off.


K. Capital Stock

   Shareowners

   At January 31, 1994, the number of shareowners was 856,856.

   Preferred Stock

   The Corporation's Articles of Incorporation include a provision for the issuance of up to 50,000,000 preferred shares (par value $0.10 per share) in one or more series with full or limited voting powers or without voting powers, and with such designations, preferences, and rights as the Board may determine.

   Treasury Stock

   From time to time, the Corporation purchases shares of its common stock and holds these shares as treasury stock. This treasury stock later may be reissued in connection with acquisitions, the Corporation's shareowner dividend reinvestment plan and employee benefit plans.

   Separately, beginning in 1987, the Board authorized the purchase of up to 55,000,000 shares of the Corporation's common stock. Through December 31, 1990, the Corporation had purchased 46,312,982 shares under these authorizations of which 13,900,000 shares were reissued to a leveraged employee stock ownership trust in 1989 as discussed below. During 1993, 1992, and 1991, an additional 17,966,717, 4,074,578, and 603,135 shares, respectively, were reissued in connection with employee benefit plans. As of December 31, 1993, the 9,768,552 remaining shares were held as treasury stock pending their ultimate disposition.

   Employee Stock Ownership Trust

   All matching employer contributions to the Savings Plans are made through a leveraged employee stock ownership plan ("LESOP") trust. (See Note E - "Defined Contribution Plans" on page F-48.) During 1989, Bankers Trust Company, as trustee of the Pacific Telesis Group Employee Stock Ownership Plans Master Trust, purchased 13,900,000 of the Corporation's treasury shares at a price of $691,052,400, in exchange for a promissory note from the trust to the Corporation. The note payable by the trust is not reflected as a liability of the Corporation and, in accordance with accepted accounting treatment, the remaining cost of unallocated trust shares is carried as a reduction of shareowners' equity (as "deferred compensation"). Principal and interest on the note is paid from employer contributions and dividends received by the trust. The following table summarizes the Corporation's expense each year associated with the allocation of shares held by the LESOP trust to employee accounts and other related information:


   (Dollars in millions)                            1993     1992     1991
   -------------------------------------------------------------------------
   Total compensation and interest expense
     recognized* ...............................   $  65    $  81   $  101
   Interest expense portion** ..................      20       27       47
   Other information:
     Employer contributions to trust ...........      76       74       54
     Dividends received by trust ...............   $  30    $  30   $   29
   =========================================================================

    * Determined using the shares-allocated accounting method and after being reduced by dividends paid on shares held by the trust.

   ** The Corporation's LESOP interest expense is matched by an equal amount of interest income earned on the promissory note from the trust and reflected in miscellaneous income.

   Shareowner Rights Plan

   During 1989, the Board adopted a shareowner rights plan to enhance its ability to protect the shareowners' interests if the Corporation is faced with a hostile acquisition proposal. Under the terms of the plan, shareowners of record as of October 10, 1989 received one right for each share of the Corporation's common stock held on that date. Initially, the rights are not exercisable and trade automatically with the Corporation's common stock. If a takeover attempt occurred that satisfied the tests described in the plan, each right (except for rights held by the person or group making that takeover attempt) would become the right to purchase common stock at one-half its then market value (or, at the Board's discretion, could be exchanged for an additional share of common stock). The rights do not have any voting rights, may be redeemed under certain circumstances at $0.01 per right, and expire on October 10, 1999.


L. Acquisition and Joint Venture Contingencies

   Continuing Operations

   In June 1990, Prime Cable of Chicago, Inc. ("Prime Cable") acquired certain Chicago cable television properties from Group W. The Corporation has an option to purchase a 75 percent interest in Prime Cable upon receiving the necessary regulatory and legal approvals. TC Cable, Inc. ("TC Cable") now holds this interest. PacTel Capital Funding, a wholly owned subsidiary of the Corporation, has guaranteed bank financing used by TC Cable and its parent corporation to acquire this interest. The guarantees cover initial loan amounts of $60 million as well as interest accruing on the loans which will be added to the outstanding loan balances up to an aggregate of $136 million. In the Corporation's opinion, the likelihood that it will be required to pay principal or interest on this debt under these guarantees is remote.

   Spin-off Operations

   In August 1991, PacTel and Cellular Communications, Inc. ("CCI") combined their cellular telephone interests in Ohio and Michigan by forming an equally owned joint venture. Concurrent with the formation of the joint venture, PacTel purchased 5 percent of the equity in CCI, agreed to purchase additional equity in CCI and obtained the right to acquire all of CCI's remaining equity in stages over the next several years. During 1992, PacTel increased its holding in CCI to approximately 12 percent through open market purchases of stock. PacTel has the right to purchase up to an additional 15.5 percent of CCI's equity in the open market, through privately negotiated transactions or otherwise through October 1995.

   Pursuant to an agreement between PacTel and CCI, in October 1995 PacTel is obligated to purchase up to approximately $720 million of stock and stock options in CCI, depending on the number of shares tendered to CCI in a related redemption. The per share purchase price underlying such obligation is $60. The stock and options that PacTel is obligated to purchase represented approximately 25 percent of CCI's equity on a fully-diluted basis at September 30, 1993. PacTel also has the right (but not the obligation) during an 18-month period commencing in August 1996 to purchase the remainder of CCI (but excluding any assets and related liabilities other than CCI's interest in the joint venture unless otherwise agreed by the partners) at a price that reflects appraised private market value of CCI (excluding such assets and related liabilities) at that time. In the event that PacTel does not exercise such right, the joint venture effectively terminates and CCI may be obligated to sell its assets, including those relating to the joint venture, to a third party. If the joint venture's assets (and related liabilities) are sold within a specified period (not to exceed two years) at less than the appraised price, PacTel will be obligated to effect certain "make-whole" payments to CCI's stockholders based upon the amount of the shortfall. The Corporation is unable at this time to predict the likelihood of such payments being required, or to estimate reasonably any range of potential amounts.

M. Additional Financial Information

                                                           December 31
                                                     -----------------------
   (Dollars in millions)                                1993        1992
   -------------------------------------------------------------------------

   Prepaid expenses and other current assets:
     Prepaid directory expenses ...................  $   341     $   336
     Miscellaneous prepaid expenses ...............       33          46
     Notes and other receivables ..................       53          77
     Inventory and supplies .......................       69          71
     Current deferred tax benefits ................      462         333
     Other ........................................       38          59
                                                     -----------------------
   Total ..........................................  $   996     $   922
   =========================================================================
   Property, plant, and equipment - net:
     Land and buildings ...........................  $ 2,980     $ 2,960
     Cable, conduit, and connections ..............   10,494      10,111
     Central office equipment .....................    9,542       9,493
     Furniture, equipment, and other ..............    3,005       3,028
     Construction in progress .....................      586         529
                                                     -----------------------
                                                      26,607      26,121
     Less: accumulated depreciation ...............   (9,961)     (9,511)
                                                     -----------------------
   Total ..........................................  $16,646     $16,610
   =========================================================================

                                                            December 31
                                                     -----------------------
   (Dollars in millions)                                1993        1992
   -------------------------------------------------------------------------
   Accounts payable and accrued liabilities:
     Accounts payable:
       Trade .....................................    $  474      $  478
       Payroll ...................................        57          47
       Checks outstanding ........................       192         250
       Other:
         Incentive awards payable ................       190         194
         Other ...................................       334         207
     Interest accrued ............................       123         128
     Advance billing and customers' deposits .....       275         253
                                                     -----------------------
   Total .........................................    $1,645      $1,557
   =========================================================================
   Other current liabilities:
     Accrued vacation pay ........................    $  290      $  285
     Dividends payable ...........................       231         221
     Restructuring reserves ......................       480         130
     Other .......................................       167         243
                                                     -----------------------
   Total .........................................    $1,168      $  879
   =========================================================================
   Other noncurrent liabilities and deferred credits:
     Unamortized investment tax credits ..........    $  536      $  585
     Accrued pension cost liability ..............       695         644
     Restructuring reserves ......................     1,045          31
     Accrued postretirement benefit obligation ...     2,863           -
     Other .......................................       377         665
                                                     -----------------------
   Total .........................................    $5,516      $1,925
   =========================================================================

                                                   For the Year Ended
                                                       December 31
                                              ------------------------------
   (Dollars in millions)                        1993      1992      1991
   -------------------------------------------------------------------------
   Other service revenues:
     Directory advertising .................  $1,007    $1,020    $1,018
     Other .................................     397       359       341
                                              ------------------------------
   Total ...................................  $1,404    $1,379    $1,359
   =========================================================================
   Miscellaneous income:
     Interest income .......................  $   27    $  135    $   90
     Other .................................      21        67        54
                                              ------------------------------
   Total ...................................  $   48    $  202    $  144
   =========================================================================
   Maintenance and repairs .................  $1,739    $1,259    $1,403
   Property taxes ..........................  $  188    $  195    $  210
   Advertising costs .......................  $   63    $   80    $   80
   =========================================================================
   CASH PAYMENTS FOR:
   Interest ................................  $  514    $  517    $  614
   Income taxes ............................  $  771    $  788    $  715
   =========================================================================
   NONCASH TRANSACTIONS:
   Treasury shares issued in lieu of
     cash dividends under shareowner
     dividend reinvestment plan ............  $  143    $   70    $   66
   ========================================================================

   Major Customer

   Nearly all of the Corporation's operating revenues were from telecommunications and related services. Approximately 11 percent, 12 percent, and 12 percent of these revenues were earned in 1993, 1992, and 1991, respectively, for services provided to AT&T. No other customer accounted for more than 10 percent of revenues.

N. Quarterly Financial Data
   (Unaudited)
                             (Dollars in millions, except per share amounts)
                             -----------------------------------------------
   1993                          First      Second      Third     Fourth
   -------------------------------------------------------------------------
   Operating revenues ........ $ 2,286     $2,317      $2,344    $2,297
   Operating income ..........     125        549         571      (583)
   Earnings (loss):
   Income from continuing
     operations ..............       6        283         307      (405)
   Income (loss) from spin-off
     operations ..............      (9)         8          16        14
   Cumulative effect of
     accounting changes ......  (1,724)         -           -         -
   Net income (loss) ......... $(1,727)    $  291      $  323    $ (391)

   Earnings (loss) per share:
   Income from continuing
     operations .............. $  0.01     $ 0.69      $ 0.73    $(0.96)
   Income (loss) from spin-off
     operations ..............   (0.02)      0.02        0.04      0.04
   Cumulative effect of
     accounting changes ......   (4.24)         -           -         -
   Net income (loss) ......... $ (4.25)    $ 0.71      $ 0.77    $(0.92)
   -------------------------------------------------------------------------

   1992                          First      Second      Third     Fourth
   -------------------------------------------------------------------------
   Operating revenues ........ $ 2,244     $2,293      $2,300    $2,271
   Operating income ..........     507        535         531       510
   Earnings (loss):
   Income from continuing
     operations ..............     303        297         287       286
   Income (loss) from spin-off
     operations ..............     (24)        (8)          -         1
   Net income ................ $   279     $  289      $  287    $  287

   Earnings (loss) per share:
   Income from continuing
     operations .............. $  0.76     $ 0.74      $ 0.71    $ 0.71
   Income (loss) from spin-off
     operations ..............   (0.06)     (0.02)          -         -
   Net income ................ $  0.70     $ 0.72      $ 0.71    $ 0.71
   =========================================================================
   Operating revenues, operating income, and certain other data for 1992 and the first three quarters of 1993 have been restated to reflect the planned
   spin-off  by  separately  classifying   the  operating  results  of  PacTel
   Corporation from the continuing operations of Pacific Telesis Group. (See Note A - "Basis of Presentation" on page F-37.)

   First, second, and third quarter 1992 results reflect restatements made in 1992 for the Corporation's adoption, effective January 1, 1992, of SFAS 109, "Accounting for Income Taxes," a refund recorded by Pacific Bell, and charges relating to step acquisition accounting. The adoption of the new income tax accounting rules increased net income by $34, $10, and $10 million, respectively, for first, second, and third quarter 1992, and earnings per share by $0.08, $0.02, and $0.01, respectively. The restatements made for the Pacific Bell refund reduced first and second quarter 1992 net income by $28 and $3 million, respectively, and earnings per share by $0.07 and $0.01, respectively. The charges relating to step acquisition accounting reduced first quarter 1992 net income by $58 million, or $0.14 per share.

   First quarter 1993 results reflect after-tax charges of $1.7 billion, or $4.24 per share, relating to the Corporation's adoption of new accounting standards for postretirement and for postemployment benefits, and several restructuring reserves which reduced first quarter 1993 earnings by $258 million, or $.63 per share.

   Fourth quarter 1993 results reflect after-tax restructuring charges of $603 million, or $1.43 per share, to cover the cost of force reductions and anticipated spin-off related costs. Other one-time issues reduced earnings by $67 million, or $.15 per share.

   First quarter 1992 results reflect one-time after-tax gains of $45 million, or $.11 per share, from the settlement of a pre-divestiture tax matter and $15 million, or $.04 per share, from a court order regarding interstate access earnings.

Stock Trading Activity and Dividends Paid


                                                                  Payment
1993                         High         Low      Dividends       Date
- ----------------------------------------------------------------------------

First Quarter ..........   $49.375      $43.250       $0.545       5/3/93
Second Quarter .........   $49.250      $45.000       $0.545       8/2/93
Third Quarter ..........   $56.500      $47.875       $0.545      11/1/93
Fourth Quarter .........   $59.125      $53.250       $0.545       2/1/94
- ----------------------------------------------------------------------------
                                                                  Payment
1992                         High         Low      Dividends       Date
- ----------------------------------------------------------------------------

First Quarter ..........   $45.000      $37.625       $0.545       5/1/92
Second Quarter .........   $43.625      $36.875       $0.545       8/3/92
Third Quarter ..........   $45.000      $39.750       $0.545      11/2/92
Fourth Quarter .........   $47.000      $39.500       $0.545       2/1/93
============================================================================
(Stock  trading  activity:  based   on  New  York  Stock   Exchange  composite
transactions)

Dividends

The record date is set by the Pacific Telesis Group Board of Directors at the time it declares a dividend. Based on the current schedule, record dates are expected in April, July, October, and December, and dividends are expected to be paid in May, August, November, and February. Quarterly reports are mailed with dividend checks.

Stock Listing

     New York, Pacific, Chicago Exchanges     PAC
     London, Swiss Exchanges                  Pacific Telesis
     Newspaper stock tables                   Pac Telesis

Copies of the Pacific Telesis Group 1993 Form 10-K filed with the Securities and Exchange Commission may be obtained by writing to:

     Shareowner Relations
     Pacific Telesis Group
     130 Kearny Street, Suite 2907
     San Francisco, California 94108

                PACTEL CORPORATION ("PACTEL") AND SUBSIDIARIES
                      SUPPLEMENTAL FINANCIAL INFORMATION

See PacTel Corporation's Form 10-K for complete financial statements, and footnote disclosures, and management's discussion and analysis. Copies of the Form 10-K filed with the Securities and Exchange Commission may be obtained by writing to:

    Shareholder Relations
    AirTouch Communications
    425 Market Street, 36th floor
    San Francisco, CA 94105






                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of PacTel Corporation:

We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheets of PacTel Corporation and Subsidiaries ("PacTel") as of December 31, 1993 and 1992 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1993, appearing in PacTel's Annual Report on Form 10-K (not presented herein). As discussed in Notes A and H to the consolidated financial statements, in 1992 PacTel adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." As discussed in Notes A and J, in 1993 PacTel adopted the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." We did not audit the 1993 and 1992 financial statements of Mannesmann Mobilfunk GmbH ("MMO"), an equity investee of PacTel, which statements reflect total assets of $1,221,135,000 and $850,661,000 as of December 31, 1993 and 1992, respectively, and total net loss of $67,655,000 and $52,983,000 for the years ended December 31, 1993 and 1992, respectively. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for MMO, is based solely on the reports of the other auditors.

In our report dated March 3, 1994, also appearing in PacTel's Form 10-K, based on our audits and the reports of other auditors, we expressed an unqualified opinion on PacTel's consolidated financial statements.

In our opinion, the information set forth in the accompanying condensed consolidated financial statements is fairly presented, in all material respects, in relation to the consolidated financial statements from which it has been derived.


Coopers & Lybrand

San Francisco, California
March 3, 1994

                             REPORT OF MANAGEMENT

To the Shareholders of PacTel Corporation:

The condensed consolidated financial statements in this supplement to the Pacific Telesis Group proxy statement were derived from the consolidated financial statements that appear in the 1993 PacTel Corporation Form 10-K. Management is responsible for preparing the condensed financial statements and for maintaining and monitoring PacTel's system of internal accounting controls. A description of these controls, along with management's opinion about the overall effectiveness, is contained in the Report of Management included in the PacTel Corporation Form 10-K. The consolidated financial statements were audited by Coopers & Lybrand, independent accountants, whose report on the condensed consolidated financial statements appears on the previous page.

Sam Ginn                                   Lydell L. Christensen
Chairman and Chief Executive Officer       Executive Vice President and
                                             Chief Financial Officer
March 3, 1994

                     PACTEL CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                             For the Year Ended December 31,
                                             -------------------------------
($ millions, except per share amounts)           1993     1992(a)   1991(a)
                                               --------  --------  --------
OPERATING REVENUES
Wireless services and other revenues..........  $987.3    $834.8    $749.5
Cellular and paging equipment sales...........    70.4      45.4      31.6
Cost of cellular and paging equipment sales...   (69.7)    (41.7)    (27.9)
                                               --------  --------  --------
NET OPERATING REVENUES........................   988.0     838.5     753.2
                                               --------  --------  --------
OPERATING EXPENSES
Cost of revenues..............................   144.0     132.7     110.5
Selling, general, administrative,
  and other expenses..........................   541.6     466.5     376.1
Depreciation and amortization.................   174.2     143.4     130.0
                                               --------  --------  --------
TOTAL OPERATING EXPENSES......................   859.8     742.6     616.6
                                               --------  --------  --------
OPERATING INCOME..............................   128.2      95.9     136.6

Interest expense..............................   (22.1)    (52.9)    (37.6)
Minority interests in net income of
  consolidated partnerships and
  corporations................................   (46.4)    (45.5)    (45.2)
Equity in net income (loss) of unconsolidated
  partnerships and corporations:
    Domestic..................................    70.4      41.1      15.5
    International.............................   (37.5)    (38.5)    (21.4)
Interest income...............................    12.0      13.3      13.8
Gain on sale of telecommunications
  interests...................................     3.8        -       26.0
Miscellaneous income (expense)................    (0.5)      1.0       5.2
                                               --------  --------  --------
INCOME BEFORE INCOME TAXES, EXTRAORDINARY
  ITEM, AND CUMULATIVE EFFECTS OF ACCOUNTING
  CHANGES.....................................   107.9      14.4      92.9

Income taxes..................................    67.8      24.5      49.8
                                               --------  --------  --------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM AND
  CUMULATIVE EFFECTS OF ACCOUNTING CHANGES....    40.1     (10.1)     43.1
Extraordinary item-loss from retirement
  of debt (net of income taxes of $5.1).......      -       (7.6)       -
Cumulative effect of accounting change
  for income taxes ...........................      -       27.9        -
Cumulative effect of accounting change for
  other postretirement benefits (net of income
  taxes of $3.5) .............................    (5.6)       -         -
                                               --------  --------  --------
NET INCOME....................................  $ 34.5    $ 10.2    $ 43.1
                                               ========  ========  ========
(Continued on next page)

                      PACTEL CORPORATION AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Continued)

                                           For the Year Ended December 31,
                                           ------------------------------
                                             1993       1992      1991
                                            --------  --------  --------
PER SHARE AMOUNTS
  Income (loss) before extraordinary item
    and cumulative effect of the changes
    in accounting for other post-
    retirement benefits in 1993 and
    income taxes in 1992.................    $ 0.09    $(0.02)    $0.10

  Extraordinary item.....................       -       (0.02)      -

  Cumulative effect of the changes in
    accounting for other postretirement
    benefits in 1993 and income taxes in
    1992.................................     (0.01)     0.06       -
                                            --------  --------  --------
  NET INCOME.............................    $ 0.08    $ 0.02     $0.10
                                            ========  ========  ========
  Weighted average shares outstanding
    (in millions)........................     429.6     424.0     424.0
                                            ========  ========  ========

(a) Prior periods have been revised to agree with 1993 presentation format. Cellular and paging equipment sales and the related cost of sales are now both presented in the revenue section of the income statements.

                      PACTEL CORPORATION AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                            December 31,
                                                       --------------------
($ millions)                                              1993       1992
                                                       ---------  ---------
ASSETS
Cash and cash equivalents............................  $  646.7   $   17.1
Accounts receivable-net of allowance for
  uncollectibles of $9.2 and $10.0, in 1993 and
  1992, respectively ................................     132.7      121.6
Short-term investments...............................     814.0         -
Other receivables....................................      15.1       24.9
Due from affiliates..................................       7.0      246.9
Other current assets.................................      45.3       28.6
                                                       ---------  ---------
Total current assets.................................   1,660.8      439.1

Property, plant, and equipment.......................   1,175.5    1,098.8
Less: accumulated depreciation.......................     433.4      373.1
                                                       ---------  ---------
Property, plant, and equipment-net...................     742.1      725.7
Investments in unconsolidated
  partnerships and corporations......................   1,154.5      935.4
Intangible assets-net................................     413.2      225.0
Deferred charges and other noncurrent assets.........     106.1       45.9
                                                       ---------  ---------
TOTAL ASSETS.........................................  $4,076.7   $2,371.1
                                                       =========  =========

(Continued next page)

                      PACTEL CORPORATION AND SUBSIDIARIES
               CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)

                                                           December 31,
                                                       --------------------
($ millions, except per share amounts)                    1993       1992
                                                       ---------  ---------
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable.....................................  $  149.2   $  141.8
Due to affiliates within one year....................      40.7      906.7
Other current liabilities............................     124.1       89.0
                                                       ---------  ---------
Total current liabilities............................     314.0    1,137.5

Due to non-affiliates................................      68.6       22.4
Due to affiliates....................................        -       134.5
Deferred income taxes................................     197.6      180.4
Deferred credits.....................................      54.1       17.6
                                                       ---------  ---------
TOTAL LIABILITIES....................................     634.3    1,492.4

Commitments and contingencies.

Minority interests in consolidated
  partnerships and corporations......................     105.1      126.6

Preferred stock ($.01 par value;  50,000,000 shares
  authorized; no shares issued or outstanding).......        -          -
Common stock ($.01 par value; 1,100,000,000 shares
  authorized; 492,622,960 shares issued and
  492,500,000 shares outstanding at December 31,
  1993; 424,122,960 shares issued and 424,000,000
  shares outstanding at December 31, 1992)...........       4.9        4.2
Additional paid-in capital ..........................   3,719.5    1,051.2
Accumulated deficit..................................    (387.9)    (308.8)
Currency translation adjustment......................       0.8        5.5
                                                       ---------  ---------
TOTAL SHAREHOLDERS' EQUITY...........................   3,337.3      752.1
                                                       ---------  ---------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...........  $4,076.7   $2,371.1
                                                       =========  =========

                     PACTEL CORPORATION AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                             For the Year Ended December 31,
                                             -------------------------------
($ millions)                                     1993      1992      1991
                                              --------- --------- ---------
PREFERRED STOCK
  Balance at beginning of period............        -         -         -
                                              --------- --------- ---------
  Balance at end of period..................        -         -         -
                                              --------- --------- ---------
COMMON STOCK
  Balance at beginning of period............  $    4.2  $    4.2    $  4.2
  Shares issued during the period...........       0.7        -         -
                                              --------- --------- ---------
  Balance at end of period..................       4.9       4.2       4.2
                                              --------- --------- ---------
ADDITIONAL PAID-IN CAPITAL
  Balance at beginning of period ...........   1,051.2     839.0     767.6
  Equity infusion by parent.................   1,179.8     212.2      71.4
  Net proceeds from stock offering..........   1,488.5        -         -
                                              --------- --------- ---------
  Balance at end of period..................   3,719.5   1,051.2     839.0
                                              --------- --------- ---------
ACCUMULATED DEFICIT
  Balance at beginning of period............    (308.8)   (210.7)   (128.5)
  Net income................................      34.5      10.2      43.1
  Dividends paid to parent..................    (113.6)   (108.3)   (125.3)
                                              --------- --------- ---------
  Balance at end of period..................    (387.9)   (308.8)   (210.7)
                                              --------- --------- ---------
CURRENCY TRANSLATION ADJUSTMENT
  Balance at beginning of period............       5.5       2.7       1.3
  Gains (losses)............................      (4.7)      2.8       1.4
                                              --------- --------- ---------
  Balance at end of period..................       0.8       5.5       2.7
                                              --------- --------- ---------
TOTAL SHAREHOLDERS' EQUITY..................  $3,337.3  $  752.1   $ 635.2
                                              ========= ========= =========
COMMON SHARES OUTSTANDING (in millions)
  Balance at beginning of period............     424.0     424.0     424.0
  Shares issued during the period...........      68.5        -         -
                                              --------- --------- ---------
  Balance at end of period..................     492.5     424.0     424.0
                                              ========= ========= =========

                     PACTEL CORPORATION AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    For the Year Ended
                                                       December 31,
                                                 --------------------------
($ millions)                                       1993     1992     1991
                                                 -------- -------- --------
CASH FROM (USED FOR) OPERATING ACTIVITIES:
Net income ....................................  $  34.5   $ 10.2     $ 43.1
Adjustments to reconcile net income for items
  currently not affecting operating cash flows:
  Depreciation and amortization ...............    174.2    143.4      130.0
  Deferred income taxes .......................     15.5     36.0       33.5
  Minority interests in net income of consol-
    idated partnerships and corporations ......     46.4     45.5       45.2
  Equity in net (income) loss of unconsolidated
    partnerships and corporations .............    (32.9)    (2.6)       5.9
  Gain on sale of telecommunications interests.     (3.8)      -       (26.0)
  Distributions received from equity investments    42.2     17.0         -
  Loss on sale of property, plant, and equipment     7.2      3.9        4.1
  Loss from retirement of debt ................       -      12.7         -
  Cumulative effect of accounting change
    for income taxes ..........................       -     (27.9)        -
  Cumulative effect of accounting change for
    postretirement costs ......................      9.1       -          -
  Changes in assets and liabilities:
    Accounts receivable-net ...................    (30.3)   (21.8)     (21.1)
    Other current assets and receivables ......    131.8   (126.8)     (10.8)
    Deferred charges and other noncurrent
      assets ..................................      3.1     47.7      (49.4)
    Accounts payable and other current
      liabilities .............................     18.0     62.4       17.8
    Deferred credits and other liabilities ....     24.7     (0.8)      (3.2)
                                                 -------- --------   --------
CASH FROM OPERATING ACTIVITIES.................    439.7    198.9      169.1
                                                 -------- --------   --------
CASH FROM (USED FOR) INVESTING ACTIVITIES:
Additions to property, plant, and equipment ...   (226.3)  (233.0)    (234.8)
Proceeds from sale of property, plant,
  and equipment ...............................      9.5      7.6       20.3
Proceeds from sale of telecommunications
  interests ...................................      4.3      8.1       37.4
Capital contributions to unconsolidated
  partnerships and corporations ...............   (123.8)  (135.0)     (93.8)
Cost of acquiring telecommunications interests:
  Cellular Communications, Inc ................     (9.9)   (92.2)     (89.7)
  Wichita and Topeka Cellular .................   (100.0)      -          -
  NordicTel Holdings AB........................   (153.0)      -          -
  Other .......................................     (0.2)    (6.6)     (36.5)
Purchase of short-term investments.............   (814.0)      -          -
Other investing activities ....................    (28.0)   (40.8)     (33.1)
                                                 -------- --------   --------
CASH USED FOR INVESTING ACTIVITIES ............ (1,441.4)  (491.9)    (430.2)
                                                 -------- --------   --------
(Continued on next page)

                     PACTEL CORPORATION AND SUBSIDIARIES
          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)


                                                     For the Year Ended
                                                        December 31,
                                               ----------------------------
($ millions)                                      1993      1992      1991
                                               --------- --------- ---------
CASH FROM (USED FOR) FINANCING ACTIVITIES:
Retirement of notes and obligations payable...    (1.0)   (100.7)     (0.8)
Retirement of long-term debt from affiliate...  (234.5)       -          -
Distributions to minority interests in
  consolidated partnerships and corporations..   (30.3)    (41.5)     (28.1)
Contributions from minority interests in
  consolidated partnerships and corporations..     2.8       3.3       10.2
Dividends paid to parent......................  (113.6)   (108.3)    (125.3)
Increase (decrease) in short-term borrowings
  from affiliates.............................  (773.1)    275.5      351.3
Proceeds from non-current affiliate borrowings      -       85.0       40.0
Proceeds from issuing long-term debt..........    13.8       1.2       11.3
Proceeds from stock offering.................. 1,489.2        -          -
Equity infusion by parent..................... 1,179.8     212.2       71.4
Issuance of loan to affiliate.................    (6.8)    (30.0)     (79.4)
Loan repayments from affiliate................   106.5       5.5        4.2
Other financing activities....................    (1.5)     (9.1)      (0.2)
                                               --------- --------- ---------
CASH FROM FINANCING ACTIVITIES................ 1,631.3     293.1      254.6
                                               --------- --------- ---------
INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS............................   629.6       0.1       (6.5)
BEGINNING CASH AND CASH EQUIVALENTS...........    17.1      17.0       23.5
                                               --------- --------- ---------
ENDING CASH AND CASH EQUIVALENTS..............$  646.7    $ 17.1     $ 17.0
                                               ========= ========= =========

Investments in Unconsolidated Partnerships and Corporations
- -----------------------------------------------------------

Interests  owned   in  cellular   and  other  telecommunications   systems  of
unconsolidated partnerships and corporations are as follows:

                                                        December 31,
                                                    --------------------
($ millions)                                           1993       1992
                                                    ---------  ---------
Investments at equity.............................. $1,127.2     $913.6
Investments at cost................................     27.3       21.8
                                                    ---------  ---------
                                                    $1,154.5     $935.4
                                                    =========  =========
At equity:
Centel Cellular Company of Nevada
  Limited Partnership (Las Vegas, Nevada)..........      28%        28%
Metroplex Telephone Company (Dallas/Fort Worth,
  Texas)...........................................       -         34%
Tucson Cellular Telephone Company (Tucson, Arizona)       6%         6%
New Par (Ohio and Michigan)........................      50%        50%
Telecel Comunicacoes Pessoais, S.A. (Portugal).....      23%        23%
Mannesmann Mobilfunk GmbH (Germany)................      29%        28%
Tokyo Digital Phone Co. (Japan)....................      15%        15%
Kansai Digital Phone Co. (Japan)...................      13%        13%
Central Japan Digital Phone Co. (Japan)............      13%        13%
Telechamada-Servico de Chamada de Pessoas,
  S.A. (Portugal)..................................      23%        23%
Sistelcom, S.A. (Spain)............................      18%        25%
Cellular Communications, Inc. (Ohio and Michigan)..      12%        12%
Nevada RSA2 Ltd. Partnership (Lander, Nevada)......      33%        50%
Muskegon Cellular Partnership (Muskegon, Michigan).      41%        41%
CMT Partners (California, Texas, Missouri and
  Kansas)..........................................      50%         -
Omnicom, S.A. (France).............................      19%         -

In May 1993, PacTel purchased an additional 0.75% interest in Mannesmann Mobilfunk GmbH ("MMO").

Cellular Communications, Inc. ("CCI") represents the only equity method investment for which a quoted market price is available. At December 31, 1993, the market value of this investment was $235.8 million, compared to PacTel's recorded net investment of $174.2 million. PacTel has the right to purchase the remainder of CCI at a price reflecting private market value.

CMT Partners was formed in September 1993 and the Metroplex Telephone Company was one of the investments contributed by PacTel in the formation of this partnership.

- -----------------------------------------------------------------------


                                                         December 31,

                                                    --------------------
                                                       1993       1992
                                                    ---------  ---------
At cost:
Fresno MSA Limited Partnership (Fresno, California).      1%         1%
GTE Mobilnet of California Limited Partnership
  (Salinas, Santa Cruz, and Santa Rosa, California).      -          3%
GTE Mobilnet of Santa Barbara Limited Partnership
  (Santa Barbara, California).......................     10%        10%
Cal-One Cellular Limited Partnership (Eureka, Calif)      6%         6%
IDC (Japan).........................................     10%        10%
Qualcomm (San Diego, California)....................      1%         1%


Qualcomm represents the only cost method investment for which a quoted market price is available. At December 31, 1993, the market value of this investment was $10.6 million compared to PacTel's recorded net investment of $2.0 million.

Condensed   unaudited  combined   financial  information   for  unconsolidated
partnerships and corporations accounted for under the equity method, is summarized as follows:

- -----------------------------------------------------------------------


                                 For the Year Ended December 31,

                       -----------------------------------------------------
                              1993              1992             1991
                       ----------------- ----------------- -----------------
                                Inter-            Inter-            Inter-
($ millions)           Domestic national Domestic national Domestic national
                       -------- -------- -------- -------- -------- --------
Net operating
  revenues ..........  $ 697.5  $ 527.7   $501.6  $ 75.9    $338.8  $  2.2
Cost of revenues ....    223.0    194.7    154.6    97.8     125.2    32.0
                       -------- -------- -------- -------- -------- --------
Gross profit (loss)      474.5    333.0    347.0   (21.9)    213.6   (29.8)
Selling, general,
  administrative,
  and other
  expenses,net ......    277.3    555.8    226.2   244.7     178.1    53.9
Interest expense
  (income) ..........     10.8     10.7     11.8   (20.3)     11.7   (10.8)
Income tax expense
  (benefit) .........      6.5    (93.3)     2.2  (114.0)       -       -
                       -------- -------- -------- -------- -------- --------
Income (loss) before
  accounting change      179.9   (140.2)   106.8  (132.3)     23.8   (72.9)
Cumulative effect of
  accounting changes.      8.5       -        -     51.4        -       -
                       -------- -------- -------- -------- -------- --------
Net income (loss) ...  $ 188.4  $(140.2)  $106.8  $(80.9)   $ 23.8  $(72.9)
                       ======== ======== ======== ======== ======== ========
Net income (loss) ...  $ 188.4  $(140.2)  $106.8  $(80.9)   $ 23.8  $(72.9)
Other partners' and
  shareholders'
  share of net
  income (loss) .....    110.4   (103.5)    60.0   (56.6)      5.2   (51.8)
                       -------- -------- -------- -------- -------- --------
PacTel share of
  net income (loss)..     78.0    (36.7)    46.8   (24.3)     18.6   (21.1)
Cumulative effect
  of accounting
  change for income
  taxes recorded by
  PacTel.............       -        -        -    (13.7)       -       -
Amortization of
  goodwill and other
  intangible items ..     (7.6)    (0.8)    (5.7)   (0.5)     (3.1)   (0.3)
                       -------- -------- -------- -------- -------- --------
Equity in net
  income (loss) of
  unconsolidated
  partnerships and
  corporations ......  $  70.4  $ (37.5)  $ 41.1  $(38.5)   $ 15.5  $(21.4)
                       ======== ======== ======== ======== ======== ========

- -----------------------------------------------------------------------


Goodwill and other intangible items are amortized primarily over forty years. Commitments for future international capital calls are $140.7 million at December 31, 1993.

CCI adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," ("SFAS 109"), effective January 1, 1993. PacTel's portion of the increase to CCI's net income from adoption was approximately $1.0 million.

New Par and MMO meet the conditions prescribed by the SEC as "significant." These holdings are recorded as equity investments at December 31, 1993 and 1992. Selected financial information follows:

                                          For the Year Ended December 31,
                                     ---------------------------------------
                                             1993              1992
                                     ------------------- -------------------
($ millions)                          New Par     MMO     New Par     MMO
                                     --------- --------- --------- ---------
Total operating revenues ..........    $435.8  $  518.5    $340.3   $  84.8
Total operating expenses ..........    $343.7  $  623.3    $270.4   $ 296.3
Depreciation and amortization......    $ 81.2
                                               $  118.6    $ 63.0   $  65.4
Income (loss) before extraordinary
   item and cumulative effects of
   accounting changes..............    $ 92.6  $  (67.7)   $ 69.3   $(102.4)
Net income (loss) .................    $ 92.6
                                               $  (67.7)   $ 69.3   $ (53.0)
Working capital (deficit) .........    $ 16.2
                                               $ (103.4)   $(15.9)  $ (79.8)
Total assets ......................    $790.4
                                               $1,221.1    $691.4   $ 850.7
Long-term obligations .............        -
                                               $  253.1        -          -
Total equity ......................    $702.0
                                               $  717.5    $615.4   $ 666.4

Joint Ventures and Acquisitions
- -------------------------------

Cellular Communications, Inc.

On August 1, 1991, PacTel and CCI combined their cellular telephone interests in Ohio and Michigan by forming an equally owned joint venture ("New Par"). PacTel also purchased an initial ownership interest in CCI of approximately 5% for $39 per share, or approximately $90.0 million including related acquisition costs. During 1992, PacTel increased its holding in CCI to approximately 12% through open market purchases of stock. Both PacTel's joint venture interest in New Par and its purchase of CCI shares are accounted for under the equity method. The investment in net assets contributed by PacTel to the joint venture has been recorded at the same net book value reflected in PacTel's consolidated accounts prior to closing.

PacTel and CCI have entered into an agreement (the "Merger Agreement") under which CCI will, in October 1995, offer to redeem up to 10.04 million shares of its redeemable stock at $60 per share (the "MRO"). PacTel is obligated to purchase from CCI at such price a number of newly issued shares of stock equal to the number of shares purchased by CCI in the MRO. At the same time, PacTel is obligated to purchase from CCI shares or stock options representing in the aggregate approximately 2.4 million shares at a price of $60 per share, less the exercise price in the case of stock options. Pursuant to the Merger Agreement, PacTel acquired approximately 5% of CCI and obtained the right to acquire all of CCI's remaining equity in stages over the next several years.

Beginning in August 1996, PacTel has the right, by causing CCI to redeem all of its redeemable stock not held by PacTel (the "Redemption"), to acquire CCI, including its interests in New Par and such other CCI assets and related liabilities as PacTel and CCI may agree upon, at a price per share that reflects the appraised private market value of New Par (and such other CCI assets and related liabilities as PacTel and CCI agree shall be retained) determined in accordance with an appraisal process set forth in the Merger Agreement.

PacTel has the opportunity to evaluate up to three different appraisal values during the 18-month period beginning in August 1996, prior to determining whether to cause the Redemption. PacTel will finance the Redemption by providing to CCI any necessary funds.

In the event that PacTel does not exercise its right to cause the Redemption, CCI is obligated to promptly commence a process to sell itself (and, if directed by PacTel, PacTel's interest in New Par). In the event that PacTel does not direct CCI to sell its interest in New Par such partnership dissolves and the assets are returned to the contributing partner. CCI may, in the alternative, purchase PacTel's interest in CCI or CCI and New Par, as the case may be, at a price based upon their appraised values determined in accordance with the Merger Agreement. If CCI or its interest in New Par is sold within certain specified time periods not to exceed two years for a price less than the appraised private market value, PacTel is obligated to pay to each other CCI stockholder a specified percentage of such shortfall.

- -------------------------------------------

In connection with the CCI transaction, Pacific Telesis Group delivered a letter of responsibility in which it agreed, among other things, to continue to own a controlling interest in PacTel. Pacific Telesis Group and CCI have agreed to the termination of such letter of responsibility at the time that Pacific Telesis Group no longer has a controlling interest in PacTel in exchange for the provision by PacTel of substitute credit assurance, consisting of a $600.0 million letter of credit and a pledge of up to 15% of CCI's shares on a fully diluted basis, for PacTel's obligations in connection with the MRO and for the payment of any make-whole obligation, respectively.

McCaw Cellular Communications, Inc.

In September 1993, PacTel and McCaw Cellular Communications, Inc. ("McCaw") contributed their respective cellular operations in San Francisco, San Jose, Dallas, Kansas City (Missouri/Kansas) and certain adjoining areas to a joint venture with equal ownership by each company. The new venture ("CMT Partners") manages two large cellular regional networks covering an estimated population of 9.2 million people. (PacTel previously had operations covering an estimated population of 4.5 million people in the joint venture service area.) In a related transaction, PacTel purchased McCaw's Wichita and Topeka systems for $100.0 million.

PacTel Teletrac

PacTel Teletrac ("Teletrac"), a start-up company offering vehicle location services in six markets in the United States, is 51% owned by PacTel, and thus its operations are consolidated with PacTel. Effective March 31, 1992, Teletrac exercised its option to acquire all of the assets of International Teletrac Systems ("ITS"). The acquisition price was $9.5 million to be paid over two years and the creation of a $69.7 million "preferred capital account" for the benefit of ITS, which Teletrac accounted for as long-term debt. This amount was netted with a $20.2 million receivable from ITS and was reflected as $49.5 million long-term debt in the Consolidated Balance Sheet at December 31, 1992. This $49.5 million debt has since been retired. Additionally, PacTel's 49% partner in Teletrac provided ITS with a 24% ownership interest in Teletrac, and, as a part of the purchase agreement, Teletrac credited ITS' capital account $2.5 million.

Prior to the March 31, 1992 acquisition of ITS' assets, Teletrac had no ownership interest in ITS. However, PacTel had an obligation through Teletrac to ITS' lender, who had funded the substantial operating losses of ITS. Because of this obligation, Teletrac has consolidated ITS for all periods presented.

As of December 31, 1993, PacTel had advanced Teletrac $170.5 million for ongoing operating expenses. Teletrac pays interest quarterly at Wells Fargo's prime rate plus 2%. Advances issued prior to May 29, 1992 have a three-year term with an option to extend for up to an additional five years. Advances issued after May 29, 1992 have a six-year term. PacTel can convert the advances into additional equity interests in Teletrac or Teletrac's corporate successor. The conversion rate may be based on an appraised price or a percentage of the price of stock issued in an initial public offering for Teletrac's corporate successor. Such initial public offering, which may be

- -------------------------------------------

solely elected by the shareholders of the minority partner of Teletrac, must generally occur prior to March 31, 1995.

Teletrac (including ITS) reported pre-tax losses of $41.6 million, $49.1 million, and $36.8 million during 1993, 1992 and 1991, respectively. PacTel does not expect Teletrac's operations to be profitable for several years. PacTel intends to take actions to reduce Teletrac's operating losses and does not intend to expand Teletrac's operations significantly until its services achieve a higher level of commercial acceptance. In February 1994, PacTel reduced Teletrac's staff by 30% to approximately 200 employees. PacTel is continuously evaluating and considering other commercial applications of its technology and radio location spectrum.

NordicTel Holdings AB

In October 1993, PacTel acquired a 51% interest in NordicTel Holdings AB ("NordicTel"), one of three providers of global digital cellular services in Sweden, for $153.0 million. PacTel also contributed $5.4 million to NordicTel's equity capital. PacTel also holds an option exercisable between July 1 and September 30, 1994, to purchase an additional 6.75% of NordicTel's equity for approximately $20.0 million.

Pro Forma Results

The unaudited pro forma data for significant acquisitions occurring in 1993 include the results of PacTel, Wichita and Topeka, and PacTel's share of the results of CMT Partners and NordicTel. The results listed below reflect purchase price accounting adjustments assuming the acquisitions occurred at the beginning of each year presented. The unaudited pro forma results are not necessarily indicative of what actually would have occurred if the acquisitions had been in effect for the entire periods and are not necessarily indicative of the results of future operations.

                                                      For the Year ended
                                                        December 31,
                                                      ------------------
($ millions, except per share amounts)                   1993     1992
                                                      --------- --------
Net operating revenues................................  $844.3   $645.6
Income (loss) before extraordinary item
   and cumulative effects of accounting changes.......  $ 15.4   $(33.9)
Net income (loss).....................................  $  9.8   $(13.6)
Net income (loss) before extraordinary item and
   cumulative effects of accounting changes per
   share..............................................  $ 0.04   $(0.08)

Commitments and Contingencies
- -----------------------------

Cellular Plus Inc.

A complaint has been filed in San Diego against PacTel's wholly owned subsidiary, PacTel Cellular ("Cellular"), and another regional telephone company (Cellular's competitor in San Diego), alleging on behalf of agents and dealers that Cellular engaged in price fixing of wholesale and retail cellular service.

The outcome of this action is uncertain. Accordingly, no accrual for a contingency has been made. PacTel intends to defend itself vigorously in this action and does not expect that any unfavorable outcome will have a material impact on its results of operations or financial condition.

Garabedian dba Western Mobile Telephone Company v. LASMSA Limited Partnership, et al.
- -- --

A class action complaint has been filed naming as defendants, among others, Los Angeles Cellular Telephone Company (LACTC) and PacTel, as general partner for Los Angeles SMSA Limited Partnership. The plaintiff alleges that LACTC and PacTel conspired to fix the price of wholesale and retail cellular service in the Los Angeles market. The plaintiff alleges damages for the class "in a sum in excess of $100 million."

On January 31, 1994, PacTel filed a demurrer to the complaint. No discovery has been undertaken as of March 3, 1994. PacTel intends to defend itself vigorously. PacTel does not anticipate this proceeding will have a material adverse effect on PacTel's financial position.

Other

PacTel is party to various other legal proceedings in the ordinary course of business. Although the ultimate resolution of these proceedings cannot be ascertained, management does not believe they will have a materially adverse effect on the results of operations or financial condition of PacTel.

PacTel  has no material long-term  capital lease obligations.   Rental expense
for the years ended December 31, 1993, 1992 and 1991 was $33.3 million, $31.9 million and $26.6 million, respectively.

PacTel and the Pacific Telesis holding company have various letters of responsibility and letters of support for performance guarantees, refundable security deposits and credit facilities of certain subsidiaries and affiliates. These letters of responsibility and letters of support do not provide for recourse to either Pacific Telesis or to PacTel. Separately, as of December 31, 1993 PacTel guaranteed approximately $10.4 million owed by a third party. PacTel believes that the likelihood of having to pay under the guarantee is remote.

A subsidiary of PacTel guarantees the liabilities of a third party, for which the subsidiary is indemnified by minority shareholders unaffiliated with PacTel. PacTel believes it is remote that it will be required to pay under this guarantee.

Additionally, in August 1993, PacTel provided a letter supporting the commercial paper program entered into by Telecel Comunicacoes Pessoais, S.A. in which PacTel may be liable for its proportionate share of the loans issued under the program if certain loan covenants are not met. As of December 31, 1993, the potential liability is approximately $6.5 million. PacTel believes that the likelihood of having to pay under the letter is remote. (See also Note L "Acquisition and Joint Venture Contingencies - Spin-off Operations" on page F-57.)

Stock Options and Stock Appreciation Rights
- -------------------------------------------

Compensation to Employees

Certain key PacTel employees are eligible for the grant of options to purchase shares of Pacific Telesis Group common stock and stock appreciation rights ("SARs") under the Pacific Telesis Group Stock Option and Stock Appreciation Rights Plan (the "Plan"). The Plan was adopted by Pacific Telesis Group on January 1, 1984.

Following the spin-off, it is expected that outstanding awards under the Plan as of the record date for the spin-off will be replaced by PacTel awards (the "Replacement Awards"). For stock options and SARs, it is expected that the Replacement Awards will have the same aggregate exercise prices, cover the same aggregate fair market values of stock and continue the vesting schedules and other conditions for exercise of the Pacific Telesis Group options or SARs they replace. The formula to determine the total number of Replacement Awards to be issued to PacTel employees is dependent on the respective market values of the Pacific Telesis Group and PacTel Common Stock in the 10 trading days prior to the record date associated with the spin-off. As such, PacTel cannot accurately determine the number of Replacement Awards that will be outstanding after the spin-off date. The formula is a fraction, with the pre-spin-off market value of Pacific Telesis Group common shares as the numerator and the pre-spin-off market value of PacTel's Common Stock as the denominator, multiplied by the number of Pacific Telesis Group options held by PacTel employees. At December 31, 1993, PacTel employees held approximately
1.3 million options on Pacific Telesis Group common stock.

Compensation to Investment Advisers

Pacific Telesis Group and PacTel have agreed to the terms of compensation to be paid to Sterling Payot Company, an investment firm that advised Pacific Telesis Group and PacTel. The terms require Pacific Telesis Group and PacTel to each issue 350,000 stock appreciation rights to Sterling Payot on the spin-off date. The exercise price for one-half of the Pacific Telesis Group and one-half of PacTel SARs is $30 per share and $20 per share, respectively, and the exercise price for the remaining one-half is $36 per share and $24 per share, respectively. The agreement provides that once SARs with an aggregate value of $6 million have been exercised, any remaining SARs expire and may not be exercised. The stock appreciation rights are exercisable for three years from the date of issuance.

International Operations
- ------------------------

PacTel's subsidiary, Pacific Telesis International ("PTI"), provides paging services through two companies in Thailand. PacTel assets in that nation totalled $34.9 million at December 31, 1993, and 1993 revenues and net loss totalled $26.6 million and $2.6 million, respectively.

PTI also has substantial investments in consortia that do business in other countries. These consortia, for the most part, are start-up businesses that are either in the process of constructing networks or are just beginning operations. One consortium, Mannesmann Mobilfunk GmbH, operates the world's largest digital cellular network. At the end of 1993, PacTel had a net investment in this German consortium of $234.2 million. PacTel's share of consortium revenues and net loss for 1993 totalled $125.8 million and $20.6 million, respectively.

In Japan, PacTel owns an interest in three ventures that will provide cellular services to various metropolitan areas, including Tokyo and Osaka. At December 31, 1993, PacTel's net investment in these consortia totalled $29.8 million. No revenues were recognized for 1993, and PacTel's share of the year's net loss was $4.2 million.

Another consortium, Telecel Comunicacoes Pessoais, S.A., operates a national digital cellular system in Portugal. PacTel's net investment in this consortium at the end of 1993 totalled $26.9 million. PacTel's share of 1993 revenues and net loss was $14.2 million and $6.3 million, respectively.

In Sweden, PacTel owns a 51% interest in NordicTel, one of three providers of global digital cellular services in Sweden. PacTel's assets in NordicTel totalled $77.9 million at December 31, 1993, and 1993 revenues and net loss totalled $1.2 million and $4.2 million, respectively.

While PacTel has chosen not to do business in nations with highly inflationary economies, it continues to try to mitigate the effects of foreign currency fluctuations through the use of hedges and local banking accounts.

Subsequent Events
- -----------------

In January 1994, PacTel's cellular services subsidiary signed a definitive agreement to purchase digital cellular network equipment for use in the greater Los Angeles area. The contract is initially valued at approximately $77 million but could reach $130 million by the year 2000 depending upon final system design specifications.

In February 1994, PacTel signed a commitment letter authorizing a major financial institution to proceed with arranging and syndicating a $600 million revolving credit facility. The proposed credit facility, which is subject to the negotiation and execution of a definitive bank loan agreement, would provide PacTel with funding for general corporate purposes and with standby letters of credit to support its obligations to purchase additional shares in CCI under the Mandatory Redemption Obligation. The new credit facility is anticipated to close on or before the spin-off and would replace an existing letter of responsibility issued by Pacific Telesis Group.

In February  1994 PacTel announced a  new corporate name and  identity it will
use after  completion of  the spin-off.   The new  corporate name  is AirTouch
Communications.

In March 1994, the Pacific Telesis Group Board of Directors announced its final decision to spin off PacTel's operations effective April 1, 1994.

Additional Financial Information
- --------------------------------

                                                 For the Year Ended
                                                     December 31,
                                            ----------------------------
($ millions)                                  1993      1992      1991
                                            --------  --------  --------
Wireless services and other revenues:
   Cellular service........................  $787.0    $681.7    $625.4
   Paging service..........................   148.7     117.9      98.0
   Vehicle location service................     4.0       2.4       0.7
   Other revenues..........................    47.6      32.8      25.4
                                            --------  --------  --------
   TOTAL...................................  $987.3    $834.8    $749.5
                                            ========  ========  ========

Miscellaneous income (expense):
   Foreign currency transaction gain (loss) $ (3.4) $ 2.2 $ (1.4) Defined benefit plan settlement gain,
     net...................................     3.0        -         -
   Loss on sale of equipment...............      -         -       (3.3)
   Settlement of litigation................      -         -       12.0
   Other...................................    (0.1)     (1.2)     (2.1)
                                            --------  --------  --------
   TOTAL...................................  $ (0.5)   $  1.0    $  5.2
                                            ========  ========  ========

Capital expenditures, excluding
   acquisitions ...........................  $225.9    $231.0    $230.2
                                            ========  ========  ========

Proportionate Results of Operations
- -----------------------------------

Because significant assets of PacTel are not consolidated and because of the substantial effect of formation of New Par and CMT Partners on the year-to-year comparability of PacTel's consolidated financial results, PacTel believes that proportionate operating data facilitates the understanding and assessment of its consolidated financial statements. Unlike consolidation accounting, proportionate accounting is not in accordance with generally accepted accounting principles for the cellular industry. Proportionate accounting reflects the relative weight of PacTel's ownership interests in its domestic cellular systems.

The following table sets forth, supplemental financial data for PacTel's domestic cellular operations. The table reflects the proportionate share of each entity in which PacTel has or shares operational control and excludes certain minority investments, principally PacTel's investments in cellular systems serving Dallas/Fort Worth, Las Vegas and Tucson, for which PacTel does not receive timely financial and operating data and which in total represented approximately five percent of its proportionate domestic cellular operating income in 1993. This table does not include any data for PacTel's international cellular operations.

            Selected Proportionate Domestic Cellular Operations (1)

                                            Year Ended December 31,
                                          ----------------------------
OPERATING RESULTS ($ millions)              1993     1992(2)   1991(2)
                                          --------  --------  --------

Wireless services and other revenues....   $892.0    $699.4    $564.6
Cellular equipment sales................     40.2      24.8      19.3
Cost of cellular equipment sales........    (42.2)    (23.9)    (18.4)
                                          --------  --------  --------
Net operating revenues..................    890.0     700.3     565.5
                                          --------  --------  --------
Cost of revenues........................    116.3      98.7      80.0
Selling, general, and administrative
   expenses.............................    394.1     322.5     238.6
Depreciation and amortization...........    164.7     124.1      93.7
                                          --------  --------  --------
Total operating expenses................    675.1     545.3     412.3
                                          --------  --------  --------
Operating income........................   $214.9    $155.0    $153.2
                                          ========  ========  ========
Operating cash flow(3)..................   $379.6    $279.1    $246.9
                                          ========  ========  ========
Capital expenditures,
  excluding acquisitions................   $198.4    $199.8    $159.6
                                          ========  ========  ========

- -----------------------------------------------


                                             December 31,
                              ----------------------------------------
OPERATING DATA                   1993           1992           1991
                              ----------     ----------     ----------
POPs in controlled
  markets(4) ...............  33,595,000     32,264,000     30,806,000
Proportionate cellular
  subscribers(4) ...........   1,046,000        744,000        558,000
Penetration(5) .............        3.1%           2.3%           1.8%

(1) The financial and subscriber information presented above is unaudited and reflects PacTel's proportionate domestic cellular interests in its subsidiaries, partnerships and joint ventures, except for certain minority cellular investments which in total represented approximately five percent of PacTel's proportionate domestic cellular operating income in 1993. This proportionate presentation improves the period-to-period comparability of this information but is not in conformity with generally accepted accounting principles.

(2) Prior periods have been revised to agree with 1993 presentation format. Cellular equipment sales and the related cost of sales are now both presented in the revenue section of the income statements.

(3)   Operating  income  plus  depreciation and  amortization.   Proportionate
      operating cash flow represents PacTel's interest in the entities multiplied by the entities' operating cash flow. As such, proportionate operating cash flow does not represent cash available to PacTel.

(4) POPs in controlled markets and cellular subscriber data include only those cellular systems that are included in the Selected Proportionate Domestic Cellular Operating Results shown in the table.

(5)   Proportionate  cellular   subscribers  divided   by  PacTel's   POPs  in
      controlled markets.

                                   APPENDIX
                                   --------

GRAPHIC AND IMAGE MATERIAL


Following is a description of the stock performance chart under the heading "Performance Graph" on page 16, entitled "Comparison of Five-Year Cumulative Total Return for Pacific Telesis Group, the Six Other Regional Holding
Companies and the S&P 500 Index." This information is depicted in a line graph, and the left vertical axis indicates the dollar range. The lowest value for this range is $100.00, and it increases in $20 increments to the top listed value of $240.00. The horizontal axis shows the time period beginning with the year 1988, followed by five consecutive year intervals ending in 1993. The S&P 500 Index, represented by a series of dashes, reflects the following approximate values: 1988 - $100; 1989 - $132; 1990 - $127; 1991 -
$166; 1992 - $179; and 1993 - $197. The Six RHCs, represented by a dotted line, reflects the following values: 1988 - $100; 1989 - $154, 1990 - $150;
1991 - $159; 1992 - $179; and 1993 - $208. Pacific Telesis Group, represented by a solid bold line, reflects the following values: 1988 - $100; 1989 - $170; 1990 - $160; 1991 - $165; 1992 - $173; and 1993 - $220.

                                                                Attachment A
                                                                ------------
















                            PACIFIC TELESIS GROUP

                          1994 STOCK INCENTIVE PLAN

                              TABLE OF CONTENTS

                                                                       Page
                                                                       ----

ARTICLE 1.  INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE 2.  ADMINISTRATION  . . . . . . . . . . . . . . . . . . . . . .    1
      2.1   Committee Composition . . . . . . . . . . . . . . . . . . .    1
      2.2   Committee Responsibilities  . . . . . . . . . . . . . . . .    1

ARTICLE 3.  SHARES AVAILABLE FOR GRANTS.  . . . . . . . . . . . . . . .    1
      3.1   Basic Limitation  . . . . . . . . . . . . . . . . . . . . .    1
      3.2   Additional Shares . . . . . . . . . . . . . . . . . . . . .    1
      3.3   Dividend Equivalents  . . . . . . . . . . . . . . . . . . .    2

ARTICLE 4.  ELIGIBILITY . . . . . . . . . . . . . . . . . . . . . . . .    2
      4.1   General Rules . . . . . . . . . . . . . . . . . . . . . . .    2
      4.2   Outside Directors . . . . . . . . . . . . . . . . . . . . .    2
      4.3   Incentive Stock Options . . . . . . . . . . . . . . . . . .    3

ARTICLE 5.  OPTIONS . . . . . . . . . . . . . . . . . . . . . . . . . .    4
      5.1   Stock Option Agreement  . . . . . . . . . . . . . . . . . .    4
      5.2   Number of Shares  . . . . . . . . . . . . . . . . . . . . .    4
      5.3   Exercise Price  . . . . . . . . . . . . . . . . . . . . . .    4
      5.4   Exercisability and Term . . . . . . . . . . . . . . . . . .    4
      5.5   Effect of Change in Control . . . . . . . . . . . . . . . .    4
      5.6   Modification or Assumption of Options.  . . . . . . . . . .    4

ARTICLE 6.  PAYMENT FOR OPTION SHARES . . . . . . . . . . . . . . . . .    5
      6.1   General Rule  . . . . . . . . . . . . . . . . . . . . . . .    5
      6.2   Surrender of Stock  . . . . . . . . . . . . . . . . . . . .    5
      6.3   Exercise/Sale . . . . . . . . . . . . . . . . . . . . . . .    5
      6.4   Exercise/Pledge . . . . . . . . . . . . . . . . . . . . . .    5
      6.5   Promissory Note . . . . . . . . . . . . . . . . . . . . . .    5
      6.6   Other Forms of Payment  . . . . . . . . . . . . . . . . . .    5

ARTICLE 7.  STOCK APPRECIATION RIGHTS . . . . . . . . . . . . . . . . .    6
      7.1   SAR Agreement . . . . . . . . . . . . . . . . . . . . . . .    6
      7.2   Number of Shares  . . . . . . . . . . . . . . . . . . . . .    6
      7.3   Exercise Price  . . . . . . . . . . . . . . . . . . . . . .    6
      7.4   Exercisability and Term . . . . . . . . . . . . . . . . . .    6
      7.5   Effect of Change in Control . . . . . . . . . . . . . . . .    6
      7.6   Exercise of SARs  . . . . . . . . . . . . . . . . . . . . .    6
      7.7   Modification or Assumption of SARs. . . . . . . . . . . . .    7

ARTICLE 8.  RESTRICTED SHARES AND STOCK UNITS . . . . . . . . . . . . .    7
      8.1   Time, Amount and Form of Awards . . . . . . . . . . . . . .    7
      8.2   Payment for Awards  . . . . . . . . . . . . . . . . . . . .    7
      8.3   Vesting Conditions  . . . . . . . . . . . . . . . . . . . .    7
      8.4   Form and Time of Settlement of Stock Units  . . . . . . . .    7
      8.5   Death of Recipient  . . . . . . . . . . . . . . . . . . . .    7
      8.6   Creditors' Rights . . . . . . . . . . . . . . . . . . . . .    8

                                                                        Page
                                                                        ----

ARTICLE 9.  VOTING AND DIVIDEND RIGHTS  . . . . . . . . . . . . . . . .    8
      9.1   Restricted Shares . . . . . . . . . . . . . . . . . . . . .    8
      9.2   Stock Units  . . . . . . . . . . . . . . . . . . . . . . . .   8

ARTICLE 10. PROTECTION AGAINST DILUTION . . . . . . . . . . . . . . . .    8
      10.1  Adjustments . . . . . . . . . . . . . . . . . . . . . . . .    8
      10.2  Reorganizations . . . . . . . . . . . . . . . . . . . . . .    9

ARTICLE 11. AWARDS UNDER OTHER PLANS  . . . . . . . . . . . . . . . . .    9

ARTICLE 12. PAYMENT OF DIRECTOR'S FEES IN SECURITIES  . . . . . . . . .    9
      12.1  Effective Date  . . . . . . . . . . . . . . . . . . . . . .    9
      12.2  Elections to Receive NSOs or Stock Units  . . . . . . . . .    9
      12.3  Number and Terms of NSOs  . . . . . . . . . . . . . . . . .    9
      12.4  Number and Terms of Stock Units . . . . . . . . . . . . . .    9

ARTICLE 13. LIMITATION ON RIGHTS  . . . . . . . . . . . . . . . . . . .   10
      13.1  Retention Rights  . . . . . . . . . . . . . . . . . . . . .   10
      13.2  Shareowners' Rights . . . . . . . . . . . . . . . . . . . .   10
      13.3  Regulatory Requirements . . . . . . . . . . . . . . . . . .   10

ARTICLE 14. LIMITATION ON PAYMENTS  . . . . . . . . . . . . . . . . . .   10
      14.1  Basic Rule  . . . . . . . . . . . . . . . . . . . . . . . .   10
      14.2  Reduction of Payments . . . . . . . . . . . . . . . . . . .   10
      14.3  Overpayments and Underpayments  . . . . . . . . . . . . . .   11
      14.4  Related Corporations  . . . . . . . . . . . . . . . . . . .   11

ARTICLE 15. WITHHOLDING TAXES . . . . . . . . . . . . . . . . . . . . .   11
      15.1  General . . . . . . . . . . . . . . . . . . . . . . . . . .   11
      15.2  Share Withholding . . . . . . . . . . . . . . . . . . . . .   11

ARTICLE 16. ASSIGNMENT OR TRANSFER OF AWARDS  . . . . . . . . . . . . .   12
      16.1  General . . . . . . . . . . . . . . . . . . . . . . . . . .   12
      16.2  Trusts  . . . . . . . . . . . . . . . . . . . . . . . . . .   12

ARTICLE 17. FUTURE OF THE PLAN  . . . . . . . . . . . . . . . . . . . .   12
      17.1  Term of the Plan  . . . . . . . . . . . . . . . . . . . . .   12
      17.2  Amendment or Termination  . . . . . . . . . . . . . . . . .   12

ARTICLE 18. DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . .   13

ARTICLE 19. EXECUTION . . . . . . . . . . . . . . . . . . . . . . . . .   16

                            PACIFIC TELESIS GROUP

                          1994 STOCK INCENTIVE PLAN


ARTICLE 1.  INTRODUCTION.

      The purpose of the Plan is to promote the long-term success of the Company and the creation of shareowner value by (a) encouraging Key Employees to focus on critical long-range objectives, (b) encouraging the attraction and retention of Key Employees with exceptional qualifications and (c) linking Key Employees directly to shareowner interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Restricted Shares, Stock Units, Options (which may constitute incentive stock options or nonstatutory stock options) or stock appreciation rights.

      The Plan shall be governed by, and construed in accordance with, the laws of the State of California (except their choice-of-law provisions).

ARTICLE 2.  ADMINISTRATION.

      2.1 Committee Composition. The Plan shall be administered by the Committee. The Committee shall consist of two or more disinterested directors of the Company, who shall be appointed by the Board. A member of the Board shall be deemed to be "disinterested" only if he or she satisfies such requirements as the Securities and Exchange Commission may establish for disinterested administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act. An Outside Director shall not fail to be "disinterested" solely because he or she receives the NSO grants or the Restricted Share grants described in
Section 4.2 or makes an election under Article 12. The Board may also appoint one or more separate committees of the Board, each composed of one or more directors of the Company who need not be disinterested, who may administer the Plan with respect to Key Employees who are not officers or directors of the Company, may grant Awards under the Plan to such Key Employees and may determine all terms of such Awards.

      2.2 Committee Responsibilities. The Committee shall (a) select the Key Employees who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards, (c) interpret the Plan and (d) make all other decisions relating to the operation of the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee's determinations under the Plan shall be final and binding on all persons.


ARTICLE 3.  SHARES AVAILABLE FOR GRANTS.

      3.1 Basic Limitation. Common Shares issued pursuant to the Plan shall be authorized but unissued shares or treasury shares. The aggregate number of Restricted Shares, Stock Units, Options and SARs awarded under the Plan shall not exceed 21,000,000. The limitation of this Section 3.1 shall be subject to adjustment pursuant to Article 10.

      3.2 Additional Shares. If Stock Units, Options or SARs are forfeited or if Options or SARs terminate for any other reason before being exercised, then such Stock Units, Options or SARs shall again become available for Awards under the Plan. If SARs are exercised, then only the number of Common Shares (if any) actually issued in settlement of such SARs shall reduce the number available under Section 3.1 and the balance shall again become available for Awards under the Plan. If Restricted Shares are forfeited before any dividends have been paid with respect to such Restricted Shares, then such Restricted Shares shall again become available for Awards under the Plan.

      3.3 Dividend Equivalents. Any dividend equivalents distributed under the Plan shall not be applied against the number of Restricted Shares, Stock Units, Options or SARs available for Awards, whether or not such dividend equivalents are converted into Stock Units.


ARTICLE 4.  ELIGIBILITY.

      4.1 General Rules. Only Key Employees (including, without limitation, independent contractors who are not members of the Board) shall be eligible for designation as Participants by the Committee. Key Employees who are Outside Directors shall only be eligible for the grant of the NSOs and Restricted Shares described in Section 4.2 and for making an election described in Article 12.

      4.2   Outside   Directors.     Any   other  provision   of  the   Plan
notwithstanding, the participation of Outside Directors in the Plan shall be subject to the following restrictions:

            (a) Outside Directors shall receive no Awards except as described in this Section 4.2 and in Article 12.

            (b) Upon the conclusion of each regular annual meeting of the Company's shareowners, each Outside Director who will continue serving as a member of the Board thereafter shall receive an NSO covering 2,000 Common Shares if such meeting occurs after the Distribution Date or 1,000 Common Shares if such meeting occurs before the Distribution Date (subject to adjustment under Article 10). Such NSO shall become exercisable in full on the first anniversary of the date of grant.

            (c)   All  NSOs  granted  to  an  Outside  Director  under  this
      Section 4.2 shall also become exercisable in full in the event of (i) the termination of such Outside Director's service because of death or total and permanent disability or (ii) a Change in Control with respect to the Company.

            (d) The Exercise Price under all NSOs granted to an Outside Director under this Section 4.2 shall be equal to 100% of the Fair Market Value of a Common Share on the date of grant, payable in one of the forms described in Sections 6.1, 6.2, 6.3 and 6.4.

            (e)   All  NSOs  granted  to  an  Outside  Director  under  this
      Section 4.2 shall terminate on the earliest of (i) the 10th anniversary of the date of grant, (ii) the date three months after the termination of such Outside Director's service for any reason other than death, total and permanent disability or Retirement, (iii) the date 12 months after the termination of such Outside Director's service because of death or (iv) the date 36 months after the termination of such Outside Director's service because of total and permanent disability or Retirement.

            (f) Upon the conclusion of the annual meeting of the shareowners of the Company to be held in 1994, each Outside Director who was appointed or first elected to the Board on or after February 1, 1991, but before January 1, 1994, shall receive a grant of 400 Restricted Shares if such meeting occurs after the Distribution Date or 250 Restricted Shares if such meeting occurs before the Distribution Date (subject to adjustment under Article 10). Restricted Shares granted in accordance with this Subsection (f) shall be 100% vested on the date of grant.

            (g) Upon the later to occur of the conclusion of the annual meeting of the shareowners of the Company to be held in 1994 or his or her appointment or first election to the Board, each Outside Director who was appointed or first elected to the Board on or after January 1, 1994, shall receive a grant of 400 Restricted Shares if such event occurs after the Distribution Date or 250 Restricted Shares if such event occurs before the Distribution Date (subject to adjustment under Article 10). Restricted Shares granted in accordance with this Subsection (g) shall be 100% vested on the date of grant.

            (h)   Upon the  conclusion of  the first  annual meeting of  the
      Company's shareowners after the calendar year in which the grant to an Outside Director referred to in Subsection (g) above takes place, such Outside Director shall receive an additional grant of 400 Restricted Shares if such meeting occurs after the Distribution Date or
      250 Restricted Shares if such meeting occurs before the Distribution Date (subject to adjustment under Article 10). Restricted Shares granted in accordance with this Subsection (h) shall be 100% vested on the date of grant.

            (i) Upon the conclusion of the second annual meeting of the Company's shareowners after the calendar year in which the grant to on Outside Director referred to in Subsection (g) above takes place, such Outside Director shall receive a final grant of 400 Restricted Shares if such meeting occurs after the Distribution Date or 250 Restricted Shares if such meeting occurs before the Distribution Date (subject to adjustment under Article 10). Restricted Shares granted in accordance with this Subsection (i) shall be 100% vested on the date of grant.

      4.3 Incentive Stock Options. Only Key Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, a Key Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the requirements set forth in section 422(c)(6) of the Code are satisfied.

ARTICLE 5.  OPTIONS.

      5.1 Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. Options may be granted in consideration of a cash payment or in consideration of a reduction in the Optionee's other compensation. A Stock Option Agreement may provide that new Options will be granted automatically to the Optionee when he or she exercises the prior Options.

      5.2 Number of Shares. Each Stock Option Agreement shall specify the number of Common Shares subject to the Option and shall provide for the adjustment of such number in accordance with Article 10. Options granted to any Optionee in a single calendar year shall in no event cover more than 500,000 Common Shares, subject to adjustment in accordance with Article 10.

      5.3 Exercise Price. Each Stock Option Agreement shall specify the Exercise Price, provided that the Exercise Price under an ISO shall in no event be less than 100% of the Fair Market Value of a Common Share on the effective date of the grant (which may be later than the date when the Committee resolves to make such grant). In the case of an NSO, a Stock Option Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the NSO is outstanding.

      5.4 Exercisability and Term. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an ISO shall in no event exceed 10 years from the date of grant. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee's death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee's service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited. NSOs may also be awarded in combination with Restricted Shares or Stock Units, and such an Award may provide that the NSOs will not be exercisable unless the related Restricted Shares or Stock Units are forfeited.

      5.5 Effect of Change in Control. The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become fully exercisable as to all Common Shares subject to such Option in the event that a Change in Control occurs with respect to the Company. If the Committee finds that there is a reasonable possibility that, within the succeeding six months, a Change in Control will occur with respect to the Company, then the Committee at its sole discretion may determine that any or all outstanding Options shall become fully exercisable as to all Common Shares subject to such Options.

      5.6 Modification or Assumption of Options. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding options or may accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new options for the same or a different number of shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such Option.


ARTICLE 6.  PAYMENT FOR OPTION SHARES.

      6.1 General Rule. The entire Exercise Price of Common Shares issued upon exercise of Options shall be payable in cash at the time when such Common Shares are purchased, except as follows:

            (a) In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this Article 6.

            (b) In the case of an NSO, the Committee may at any time accept payment in any form(s) described in this Article 6.

      6.2 Surrender of Stock. To the extent that this Section 6.2 is applicable, payment for all or any part of the Exercise Price may be made with Common Shares which have already been owned by the Optionee for more than six months. Such Common Shares shall be valued at their Fair Market Value on the date when the new Common Shares are purchased under the Plan.

      6.3 Exercise/Sale. To the extent that this Section 6.3 is applicable, payment may be made by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Common Shares and to deliver all or part of the sales proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

      6.4 Exercise/Pledge. To the extent that this Section 6.4 is applicable, payment may be made by the delivery (on a form prescribed by the Company) of an irrevocable direction to pledge Common Shares to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

      6.5   Promissory  Note.    To  the  extent  that  this Section 6.5  is
applicable, payment for all or any part of the Exercise Price may be made with a full-recourse promissory note.

      6.6 Other Forms of Payment. To the extent that this Section 6.6 is applicable, payment may be made in any other form that is consistent with applicable laws, regulations and rules.

ARTICLE 7.  STOCK APPRECIATION RIGHTS.

      7.1 SAR Agreement. Each grant of an SAR under the Plan shall be evidenced by an SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Optionee's other compensation.

      7.2 Number of Shares. Each SAR Agreement shall specify the number of Common Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Article 10. SARs granted to any Optionee in a single calendar year shall in no event pertain to more than 500,000 Common Shares, subject to adjustment in accordance with
Article 10.

      7.3   Exercise Price.   Each SAR Agreement shall  specify the Exercise
Price.    An SAR  Agreement may  specify an  Exercise  Price that  varies in accordance with a predetermined formula while the SAR is outstanding.

      7.4 Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR. An SAR Agreement may provide for accelerated exercisability in the event of the Optionee's death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee's service. SARs may also be awarded in combination with Options, Restricted Shares or Stock Units, and such an Award may provide that the SARs will not be exercisable unless the related Options, Restricted Shares or Stock Units are forfeited. An SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or at any subsequent time, but not later than six months before the expiration of such NSO. An SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

      7.5 Effect of Change in Control. The Committee may determine, at the time of granting an SAR or thereafter, that such SAR shall become fully exercisable as to all Common Shares subject to such SAR in the event that a Change in Control occurs with respect to the Company. If the Committee finds that there is a reasonable possibility that, within the succeeding six months, a Change in Control will occur with respect to the Company, then the Committee at its sole discretion may determine that any or all outstanding SARs shall become fully exercisable as to all Common Shares subject to such SARs.

      7.6 Exercise of SARs. The exercise of an SAR shall be subject to the restrictions imposed by Rule 16b-3 (or its successor) under the Exchange Act, if applicable. If, on the date when an SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion. Upon exercise of an SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) Common Shares, (b) cash or (c) a combination of Common Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Common Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Common Shares subject to the SARs exceeds the Exercise Price.

      7.7 Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (whether granted by the Company or by another issuer) in return for the grant of new SARs for the same or a different number of shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of an SAR shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such SAR.


ARTICLE 8.  RESTRICTED SHARES AND STOCK UNITS.

      8.1 Time, Amount and Form of Awards. Awards under the Plan may be granted in the form of Restricted Shares, in the form of Stock Units, or in any combination of both. Restricted Shares or Stock Units may also be awarded in combination with NSOs or SARs, and such an Award may provide that the Restricted Shares or Stock Units will be forfeited in the event that the related NSOs or SARs are exercised.

      8.2 Payment for Awards. No cash consideration shall be required of the recipients of Awards under this Article 8.

      8.3 Vesting Conditions. Each Award of Restricted Shares or Stock Units shall become vested, in full or in installments, upon satisfaction of the conditions specified in the Stock Award Agreement. A Stock Award
Agreement   may  provide  for  accelerated  vesting  in  the  event  of  the
Participant's death, disability or retirement or other events. The Committee may determine, at the time of making an Award or thereafter, that such Award shall become fully vested in the event that a Change in Control occurs with respect to the Company.

      8.4 Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Common Shares or
(c) any combination of both. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Common Shares over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Article 10.

      8.5 Death of Recipient. Any Stock Units Award that becomes payable after the recipient's death shall be distributed to the recipient's beneficiary or beneficiaries. Each recipient of a Stock Units Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Award recipient's death. If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Stock Units Award that becomes payable after the recipient's death shall be distributed to the recipient's estate.

      8.6 Creditors' Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Award Agreement.


ARTICLE 9.  VOTING AND DIVIDEND RIGHTS.

      9.1 Restricted Shares. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company's other shareowners. A Stock Award Agreement, however, may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid. Such additional Restricted Shares shall not reduce the number of Common Shares available under Article 3.

      9.2 Stock Units. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee's discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Common Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Common Shares, or in a combination of both. Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions as the Stock Units to which they attach.


ARTICLE 10.  PROTECTION AGAINST DILUTION.

      10.1 Adjustments. In the event of a subdivision of the outstanding Common Shares, a declaration of a dividend payable in Common Shares, a declaration of a dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares, a recapitalization, a spinoff or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of (a) the number of Options, SARs, Restricted Shares and Stock Units available for future Awards under Article 3, (b) the limitations set forth in Sections 5.2 and 7.2, (c) the number of NSOs and Restricted Shares to be granted to Outside Directors under Section 4.2, (d) the number of Stock Units included in any prior Award which has not yet been settled,
(e) the number of Common Shares covered by each outstanding Option and SAR, or (f) the Exercise Price under each outstanding Option and SAR. Except as provided in this Article 10, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

      10.2 Reorganizations. In the event that the Company is a party to a merger or other reorganization, outstanding Options, SARs, Restricted Shares and Stock Units shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the assumption of outstanding Awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting and accelerated expiration, or for settlement in cash.


ARTICLE 11.  AWARDS UNDER OTHER PLANS.

      The Company may grant awards under other plans or programs. Such awards may be settled in the form of Common Shares issued under this Plan. Such Common Shares shall be treated for all purposes under the Plan like Common Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Common Shares available under Article 3.


ARTICLE 12.  PAYMENT OF DIRECTOR'S FEES IN SECURITIES.

      12.1  Effective  Date.   No  provision  of  this  Article 12 shall  be
effective unless and until the Board has determined to implement such provision.

      12.2 Elections to Receive NSOs or Stock Units. An Outside Director may elect to receive his or her annual retainer payments and meeting fees from the Company in the form of cash, NSOs, Stock Units, or a combination thereof. Such NSOs and Stock Units shall be issued under the Plan. An election under this Article 12 shall be filed with the Company on the prescribed form. The election shall apply only to annual retainers and meeting fees payable at least six months after such form has been received by the Company. The election may be amended or canceled by filing a new form with the Company, but the new form shall apply only to annual retainers payable and meeting fees at least six months after it has been received by the Company.

      12.3 Number and Terms of NSOs. The number of NSOs to be granted to Outside Directors in lieu of annual retainers and meeting fees that would otherwise be paid in cash shall be calculated in a manner determined by the Board. The terms of such NSOs shall also be determined by the Board.

      12.4 Number and Terms of Stock Units. The number of Stock Units to be granted to outside Directors shall be calculated by dividing the amount of the annual retainer or meeting fee that would otherwise be paid in cash by the arithmetic mean of the Fair Market Values of a Common Share on the 10 consecutive trading days ending with the date when such retainer or meeting fee is payable. The terms of such Stock Units shall be determined by the Board.

ARTICLE 13.  LIMITATION ON RIGHTS

      13.1 Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an employee, consultant or director of the Company, a Parent, a Subsidiary or an Affiliate. The Company and its Parents and Subsidiaries reserve the right to terminate the service of any employee, consultant or director at any time, with or without cause, subject to applicable laws, the Company's certificate of incorporation and by-laws and a written employment agreement (if any).

      13.2 Shareholders' Rights. A Participant shall have no dividend rights, voting rights or other rights as a shareholder with respect to any Common Shares covered by his or her Award prior to the issuance of a stock certificate for such Common Shares. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date when such certificate is issued, except as expressly provided in Articles 8, 9 and 10.

      13.3 Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Common Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.


ARTICLE 14.  LIMITATION ON PAYMENTS.

      14.1 Basic Rule. Any provision of the Plan to the contrary notwithstanding, in the event that the independent auditors most recently selected by the Board (the "Auditors") determine that any payment or transfer by the Company to or for the benefit of a Participant, whether paid or payable (or transferred or transferable) pursuant to the terms of this Plan or otherwise (a "Payment"), would be nondeductible by the Company for federal income tax purposes because of the provisions concerning "excess parachute payments" in section 280G of the Code, then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount; provided that the Committee, at the time of making an Award under this Plan or at any time thereafter, may specify in writing that such Award shall not be so reduced and shall not be subject to this Article 14. For purposes of this Article 14, the "Reduced Amount" shall be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of section 280G of the Code.

      14.2 Reduction of Payments. If the Auditors determine that any Payment would be nondeductible by the Company because of section 280G of the Code, then the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and the Participant may then elect, in his or her sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall advise the Company in writing of his or her election within 10 days of receipt of notice. If no such election is made by the Participant within such 10-day period, then the Company may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify the Participant promptly of such election. For purposes of this Article 14, present value shall be determined in accordance with section 280G(d)(4) of the Code. All determinations made by the Auditors under this Article 14 shall be binding upon the Company and the Participant and shall be made within 60 days of the date when a payment becomes payable or transferable. As promptly as practicable following such determination and the elections hereunder, the Company shall pay or transfer to or for the benefit of the Participant such amounts as are then due to him or her under the Plan and shall promptly pay or transfer to or for the benefit of the Participant in the future such amounts as become due to him or her under the Plan.

      14.3 Overpayments and Underpayments. As a result of uncertainty in the application of section 280G of the Code at the time of an initial determination by the Auditors hereunder, it is possible that Payments will have been made by the Company which should not have been made (an "Overpayment") or that additional Payments which will not have been made by the Company could have been made (an "Underpayment"), consistent in each case with the calculation of the Reduced Amount hereunder. In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant which the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Participant which he or she shall repay to the Company, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Participant to the Company if and to the extent that such payment would not reduce the amount which is subject to taxation under section 4999 of the Code. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Participant, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code.

      14.4 Related Corporations. For purposes of this Article 14, the term "Company" shall include affiliated corporations to the extent determined by the Auditors in accordance with section 280G(d)(5) of the Code.


ARTICLE 15.  WITHHOLDING TAXES.

      15.1. General. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Common Shares or make any cash payment under the Plan until such obligations are satisfied.

      15.2 Share Withholding. The Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Common Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Common Shares that he or she previously acquired. Such Common Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. Any payment of taxes by assigning Common Shares to the Company may be subject to restrictions, including any restrictions required by rules of the Securities and Exchange Commission.


ARTICLE 16.  ASSIGNMENT OR TRANSFER OF AWARDS.

      16.1  General.   Except  as provided in  Article 15, an  Award granted
under the Plan shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor's process, whether voluntarily, involuntarily or by operation of law. An Option or SAR may be exercised during the lifetime of the Optionee only by him or her or by his or her guardian or legal representative. Any act in violation of this
Article 16 shall be void. However, this Article 16 shall not preclude a Participant from designating a beneficiary who will receive any outstanding Awards in the event of the Participant's death, nor shall it preclude a transfer of Awards by will or by the laws of descent and distribution.

      16.2 Trusts. Neither this Article 16 nor any other provision of the Plan shall preclude a Participant from transferring or assigning Restricted Shares to (a) the trustee of a trust that is revocable by such Participant alone, both at the time of the transfer or assignment and at all times thereafter prior to such Participant's death, or (b) the trustee of any other trust to the extent approved in advance by the Committee in writing. A transfer or assignment of Restricted Shares from such trustee to any person other than such Participant shall be permitted only to the extent approved in advance by the Committee in writing, and Restricted Shares held by such trustee shall be subject to all of the conditions and restrictions set forth in the Plan and in the applicable Stock Award Agreement, as if such trustee were a party to such Agreement.


ARTICLE 17.  FUTURE OF THE PLAN.

      17.1 Term of the Plan. The Plan, as set forth herein, shall become effective on January 1, 1994; provided that all awards under the Plan shall be contingent on shareholder approval of the Plan on or before December 31, 1994 and absent such approval the Plan and all awards granted thereunder shall be null and void. The Plan shall remain in effect until it is terminated under Section 17.2, except that no ISOs shall be granted after December 31, 2003.

      17.2 Amendment or Termination. The Board may, at any time and for any reason, amend or terminate the Plan, except that the provisions of
Section 4.2 relating to the amount, price and timing of Option grants to Outside Directors shall not be amended more than once in any six-month period after the Plan becomes effective. An amendment of the Plan shall be subject to the approval of the Company's shareholders only to the extent required by applicable laws, regulations or rules. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan.

ARTICLE 18.   DEFINITIONS.

      18.1. "Affiliate" means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

      18.2 "Award" means any award of an Option, an SAR, a Restricted Share or a Stock Unit under the Plan.

      18.3 "Board" means the Company's Board of Directors, as constituted from time to time.

      18.4 "Change in Control" means the occurrence of any of the following events:

            (a) Any "person" (as defined below) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the total voting power represented by the Company's then outstanding voting securities; or

            (b) A change in the composition of the Board occurs, as a result of which fewer than two-thirds of the incumbent directors are directors who either (i) had been directors of the Company on the "look-back date" (as defined below) or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors who had been directors of the Company on the "look-back date" and who were still in office at the time of the election or nomination; or

            (c) The shareowners of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

            (d) The shareowners of the Company approve (i) a plan of complete liquidation of the Company or (ii) an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

      For purposes of Subsection (a) above, the term "person" shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act, but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Parent or Subsidiary, and
(ii) a corporation owned directly or indirectly by the shareowners of the Company in substantially the same proportions as their ownership of the common stock of the Company.

      For purposes of Subsection (b) above, the term "look-back date" shall mean the date 24 months prior to the change in the composition of the Board.

      Any other provision of this Section 18.4 notwithstanding, the term "Change in Control" shall not include either of the following events, if undertaken at the election of the Company:

                 (i) A transaction, the sole purpose of which is to change the state of the Company's incorporation; or

                (ii) A transaction, the result of which is to sell all or substantially all of the assets of the Company to another corporation (the "surviving corporation"); provided that the surviving corporation is owned directly or indirectly by the shareowners of the Company immediately following such transaction in substantially the same proportions as their ownership of the Company's common stock immediately preceding such transaction; and provided, further, that the surviving corporation expressly assumes this Plan and all outstanding Awards.

      18.5  "Code" means the Internal Revenue Code of 1986, as amended.

      18.6  "Committee" means  a committee  of  the Board,  as described  in
Article 2.

      18.7 "Common Share" means one share of the common stock of the Company.

      18.8  "Company" means Pacific Telesis Group, a Nevada  corporation.

      18.9 "Distribution Date" means the record date for the distribution of the common stock of PacTel Corporation to the Company's shareowners.

      18.10 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      18.11 "Exercise Price," in the case of an Option, means the amount for which one Common Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. "Exercise Price," in the case of an SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Common Share in determining the amount payable upon exercise of such SAR.

      18.12 "Fair Market Value" means the market price of Common Shares, determined by the Committee as follows:

            (a) If the Common Shares were traded over-the-counter on the date in question but were not classified as a national market issue, then the Fair Market Value shall be equal to the mean between the last reported representative bid and asked prices quoted by the NASDAQ system for such date;

            (b) If the Common Shares were traded over-the-counter on the date in question and were classified as a national market issue, then the Fair Market Value shall be equal to the last-transaction price quoted by the NASDAQ system for such date;

            (c) If the Common Shares were traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite transactions report for such date; and

            (d) If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in the Western Edition of THE WALL STREET JOURNAL. Such determination shall be conclusive and binding on all persons.

      18.13 "ISO" means an incentive stock option described in section 422(b) of the Code.

      18.14 "Key Employee" means (a) a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate, (b) an Outside Director and (c) a consultant or adviser who provides services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor. Service as an Outside Director or as an independent contractor shall be considered employment for all purposes of the Plan, except as provided in Sections 4.2 and 4.3.

      18.15 "NSO" means an employee stock option not described in sections 422 or 423 of the Code.

      18.6 "Option" means an ISO or NSO granted under the Plan and entitling the holder to purchase one Common Share.

      18.17 "Optionee" means an individual or estate who holds an Option or SAR.

      18.18 "Outside Director" shall mean a member of the Board who is not a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

      18.19 "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

      18.20  "Participant" means an individual or estate who holds an Award.

      18.21 "Plan" means this Pacific Telesis Group Stock Incentive Plan, as it may be amended from time to time.

      18.22 "Restricted Share" means a Common Share awarded under the Plan.

      18.23 "Retirement" means that an Outside Director's service terminates after he or she has served for three or more years as a member of the Board.

      18.24 "SAR" means a stock appreciation right granted under the Plan.

      18.25 "SAR Agreement" means  the agreement between the Company  and an

Optionee which contains the terms, conditions and restrictions pertaining to his or her SAR.

      18.26 "Stock Award Agreement" means the agreement between the Company and the recipient of a Restricted Share or Stock Unit which contains the terms, conditions and restrictions pertaining to such Restricted Share or Stock Unit.

      18.27 "Stock Option Agreement" means the agreement between the Company and an Optionee which contains the terms, conditions and restrictions pertaining to his or her Option.

      18.28  "Stock  Unit"  means   a  bookkeeping  entry  representing  the
equivalent of one Common Share, as awarded under the Plan.

      18.29 "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corpo-ration that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.


ARTICLE 19.  EXECUTION.

      To record the adoption of the Plan by the Board effective January 1, 1994, the Company has caused its duly authorized officer to affix the corporate name and seal hereto.



                           PACIFIC TELESIS GROUP




                           By _____________________________